Exhibit 10.8

Execution Version

BRIDGE LOAN CREDIT AGREEMENT

among

Severin Holdings, LLC,

as Holdings,

Severin Acquisition, LLC,

as the Top Borrower,

PeopleAdmin, Inc., Promachos Holding, Inc. and Performance Matters LLC,

also as Borrowers,

certain other Restricted Subsidiaries from time to time designated hereunder as Co-Borrowers,

the several Lenders from time to time party hereto,

and

Barclays Bank PLC,

as Administrative Agent

Dated as of March 3, 2021

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Interpretive Provisions	70
1.3	Accounting	71
1.4	Limited Condition Transactions	72
1.5	Financial Ratio Calculations	73
1.6	Currency Equivalents Generally	73
1.7	Treatment of Subsidiaries Prior to Joinder	74
1.8	Interest Rates; LIBOR Notification	74

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS		76

2.1	Commitments	76
2.2	Procedure for Borrowing Loans	76
2.3	Repayment of Loans	77
2.4	[Reserved]	77
2.5	[Reserved]	77
2.6	[Reserved]	77
2.7	[Reserved]	77
2.8	Fees	77
2.9	[Reserved]	77
2.10	Optional Prepayments	77
2.11	Mandatory Prepayments and Commitment Reductions; Change of Control Put Right	78
2.12	Conversion and Continuation Options	81
2.13	Limitations on Eurocurrency Tranches	82
2.14	Interest Rates and Payment Dates	82
2.15	Computation of Interest and Fees	83
2.16	Inability to Determine Interest Rate; Illegality	83
2.17	Pro Rata Treatment and Payments	84
2.18	Requirements of Law	85
2.19	Taxes	86
2.20	[Reserved]	91
2.21	Indemnity	91
2.22	Change of Lending Office	92
2.23	Replacement of Lenders	92
2.24	Notes	93
2.25	Erroneous Distributions	93
2.26	[Reserved]	94
2.27	Defaulting Lenders	94

SECTION 3. [RESERVED]		95

SECTION 4. REPRESENTATIONS AND WARRANTIES		95

4.1	Financial Condition	95
4.2	No Change	95
4.3	Existence; Compliance with Law	95
4.4	Power; Authorization; Enforceable Obligations	95

4.5	No Legal Bar	96
4.6	Litigation	96
4.7	Ownership of Property; Liens	96
4.8	Intellectual Property	96
4.9	Taxes	97
4.10	Federal Regulations	97
4.11	Employee Benefit Plans	97
4.12	[Reserved]	97
4.13	Investment Company Act	98
4.14	Environmental Matters	98
4.15	Accuracy of Information, etc.	98
4.16	Security Documents	99
4.17	Solvency	99
4.18	Patriot Act; FCPA; OFAC; Sanctions Laws	99
4.19	Status as Senior Indebtedness	100
4.20	Use of Proceeds	100

SECTION 5. CONDITIONS PRECEDENT		100

5.1	Conditions to Closing Date	100

SECTION 6. AFFIRMATIVE COVENANTS		103

6.1	Financial Statements	103
6.2	Certificates; Other Information	104
6.3	Payment of Taxes	106
6.4	Maintenance of Existence; Compliance with Law	106
6.5	Maintenance of Property; Insurance	106
6.6	Inspection of Property; Books and Records; Discussions	106
6.7	Notices	107
6.8	Environmental Laws	107
6.9	Additional Collateral, etc.	108
6.10	[Reserved]	109
6.11	Further Assurances	109
6.12	Designation of Unrestricted Subsidiaries	110
6.13	Employee Benefit Plans	110
6.14	Use of Proceeds	110
6.15	Post-Closing Matters	110
6.16	FCPA; OFAC	111

SECTION 7. NEGATIVE COVENANTS		111

7.1	[Reserved]	111
7.2	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	111
7.3	Limitation on Restricted Payments	118
7.4	Dividend and Other Payment Restrictions Affecting Subsidiaries	127
7.5	Asset Sales	129
7.6	Transactions with Affiliates	130
7.7	Liens	133
7.8	Fundamental Changes	133

-ii-

7.9	[Reserved]	135
7.10	Changes in Fiscal Periods	135
7.11	Negative Pledge Clauses	135
7.12	Lines of Business; Holding Company	135
7.13	Amendments to Organizational Documents	136

SECTION 8. GUARANTEE		137

8.1	The Guarantee	137
8.2	Obligations Unconditional	137
8.3	Reinstatement	138
8.4	No Subrogation	138
8.5	Remedies	138
8.6	[Reserved]	139
8.7	Continuing Guarantee	139
8.8	General Limitation on Guarantor Obligations	139
8.9	Release of Subsidiary Guarantors	139
8.10	Right of Contribution	140

SECTION 9. EVENTS OF DEFAULT		140

9.1	Events of Default	140
9.2	Action in Event of Default	143
9.3	[Reserved]	143
9.4	Application of Proceeds	143

SECTION 10. ADMINISTRATIVE AGENT		144

10.1	Appointment and Authority	144
10.2	Rights as a Lender	145
10.3	Exculpatory Provisions	145
10.4	Reliance by Administrative Agent	146
10.5	Delegation of Duties	146
10.6	Resignation and Removal of Administrative Agent	146
10.7	Non-Reliance on Administrative Agent and Other Lenders; ERISA Status	147
10.8	No Other Duties, Etc.	149
10.9	Administrative Agent May File Proofs of Claim; Credit Bidding	149
10.10	Collateral and Guaranty Matters	151
10.11	Intercreditor Agreements	152
10.12	Withholding Tax Indemnity	153
10.13	Indemnification	153

SECTION 11. MISCELLANEOUS		153

11.1	Amendments and Waivers	153
11.2	Notices	156
11.3	No Waiver; Cumulative Remedies	158
11.4	Survival of Representations and Warranties	158
11.5	Payment of Expenses/Indemnity	158
11.6	Successors and Assigns; Participations and Assignments	160
11.7	[Reserved]	167

-iii-

11.8	Adjustments; Set-off	167
11.9	[Reserved]	168
11.10	Counterparts; Electronic Execution	168
11.11	Severability	168
11.12	Integration	168
11.13	Governing Law	168
11.14	Submission To Jurisdiction; Waivers	169
11.15	Acknowledgements	169
11.16	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	169
11.17	Confidentiality	170
11.18	Waivers Of Jury Trial	171
11.19	USA Patriot Act Notification	171
11.20	Maximum Amount	171
11.21	Lender Action	172
11.22	No Fiduciary Duty	172
11.23	Electronic Execution of Assignment and Certain Other Documents	172
11.24	Intercreditor Agreement	172

SECTION 12. CO-BORROWER ARRANGEMENTS AND BORROWER REPRESENTATIVE		173

12.1	Addition of Co-Borrowers	173
12.2	Status of Co-Borrowers	174
12.3	Resignation of Borrowers	174
12.4	Appointment of Borrower Representative; Nature of Relationship	174
12.5	Powers	175
12.6	Execution of Loan Documents	175

-iv-

SCHEDULES:

1.1A	Commitments
1.1E	Permitted Investments
5.1(g)	Local Counsel Opinions
6.15	Post-Closing Undertakings
7.2	Permitted Indebtedness
11.2	Notice Addresses for Administrative Agent and Collateral Agent

EXHIBITS:

A	Form of Security Agreement
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
C-1	Form of Exemption Certificate
C-2	Form of Exemption Certificate
C-3	Form of Exemption Certificate
C-4	Form of Exemption Certificate
D	Form of Pari Passu Intercreditor Agreement
E	Form of Prepayment Notice
F	Form of Note
G	Form of Guarantor Joinder Agreement
H	Form of Borrowing and Conversion/Continuation Request
I	Form of Solvency Certificate
J	Form of Amended and Restated Global Intercompany Note
K	Form of Co-Borrower Joinder
L	Form of Borrower Assignment

-v-

BRIDGE LOAN CREDIT AGREEMENT (this “Agreement”), dated as of March 3, 2021, among Severin Holdings, LLC, a Delaware limited liability company (“Holdings”), Severin Acquisition, LLC, a Delaware limited liability company (the “Top Borrower”), PeopleAdmin, Inc., a Delaware corporation (the “PA Borrower”), Promachos Holding, Inc., a Delaware corporation (“PeopleAdmin”) and Performance Matters LLC, a Utah limited liability company (“Performance Matters”), certain other Restricted Subsidiaries (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) from time to time designated hereunder as Co-Borrowers (together with the Top Borrower, the PA Borrower, PeopleAdmin and Performance Matters, each a “Borrower” and, collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party hereto (including through delivery of a Guarantor Joinder Agreement in accordance with the terms of this Agreement), the several banks, financial institutions, institutional investors and other entities from time to time party hereto as lenders (the “Lenders”) and Barclays Bank PLC, as Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of February 18, 2021 (such agreement, together with all schedules and exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner that would not result in a failure of the condition precedent set forth in Section 5.1(b), the “Acquisition Agreement”), by and between PeopleAdmin, Inc., a Delaware limited liability company (the “Buyer”), DMGT US, Inc., a Delaware corporation (the “Seller”), Hobsons, Inc., a Delaware Corporation (the “Target”), as guarantor, and PowerSchool Group LLC, a Delaware limited liability company, the Buyer, directly or indirectly, will acquire (the “Acquisition”) from the Seller all of the outstanding equity interests of the Target and its sole subsidiary Naviance, Inc., as set forth in the Acquisition Agreement;

WHEREAS, to finance a portion of the Acquisition and for other purposes described herein, the Lenders agreed to extend a bridge loan facility consisting of Loans made available to the Borrowers in an aggregate principal amount of $320,000,000;

WHEREAS, each Borrower has agreed to guarantee the obligations of each other Borrower (subject to certain limitations set forth in the Loan Documents);

WHEREAS, each Borrower agreed to secure all of its respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject to certain limitations set forth in the Loan Documents); and

WHEREAS, each Guarantor has agreed to guarantee the Obligations of each Borrower and to secure its respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject, in each case, to certain limitations set forth in the Loan Documents).

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.

DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate, and (c) the Eurocurrency Rate with an Interest Period of one month plus 1.0%.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Price”: as defined in the definition of “Dutch Auction.”

“Acquired Indebtedness”: with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Acquisition”: as defined in the recitals hereto.

“Acquisition Agreement”: as defined in the recitals hereto.

“Acquisition Agreement Representations”: such of the representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Buyer has the right to terminate its obligations, or decline to consummate the Acquisition, under the Acquisition Agreement as a result of a breach of such representations and warranties.

“Administrative Agent”: Barclays Bank PLC as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate”: with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Lender”: the Sponsors, any Debt Fund Affiliate or any Non-Debt Fund Affiliate.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“ALTA”: the American Land Title Association.

“Anti-Corruption Laws”: Laws relating to anti-bribery or anti-corruption, including Laws that prohibit the corrupt payment, offer, promise, receipt, request or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and any other Law that relates to anti-bribery or anti-corruption.

“Applicable Discount”: as defined in the definition of “Dutch Auction.”

“Applicable Margin”: with respect to any Initial Loan, the rate per annum set forth below opposite the corresponding period in effect at such time:

Period	Eurocurrency Loans	ABR Loans
On or prior to 90 days after the Closing Date	3.00%	2.00%
91 days after the Closing Date through 180 days after the Closing Date	3.50%	2.50%
181 days after the Closing Date through 270 days after the Closing Date	4.00%	3.00%
271 days after the Closing Date and thereafter	4.50%	3.50%

“Applicable Requirements”: in respect of any Indebtedness, Indebtedness that satisfies the following requirements:

(a) other than Customary Bridge Financings and Permitted Early Maturity Indebtedness, such Indebtedness (x) does not mature prior to the then Latest Maturity Date applicable to outstanding Loans and is not subject to mandatory redemption or prepayment (except, in each case, (i) customary asset sale or change of control provisions or (ii) other mandatory redemptions that are also made or offered, on a pro rata basis, to holders of outstanding Loans that are First Lien Obligations) and (y) does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of any then outstanding Loans;

(b) if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to (i) an Intercreditor Agreement (or any Intercreditor Agreement has been amended or replaced in a manner reasonably acceptable to the Administrative Agent), which results in such Senior Representative having rights to share in the Collateral on a pari passu or junior basis, as applicable, (ii) the First Lien/Second Lien Intercreditor Agreement and/or (iii) the Pari Passu Intercreditor Agreement;

(c) to the extent such Indebtedness is secured, it is not secured by any property or assets of any Loan Party or any other Restricted Subsidiary (other than the Collateral except for exclusions with respect to cash collateral customary for pre-funded (and similar) letter of credit facilities, as applicable) (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be Incurred by Non-Guarantor Subsidiaries pursuant to Section 7.2 may be secured by assets of Non-Guarantor Subsidiaries;

(d) if such Indebtedness is Incurred by (i) any Non-Guarantor Subsidiary, such Indebtedness shall not be guaranteed by any Loan Party and (ii) any Borrower or any Guarantor, such Indebtedness shall not be guaranteed by any Person other than the Borrowers or Guarantors; and

(e) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, discounts, premiums, optional prepayment or optional redemption provisions and financial covenants) are (i) taken as a whole, not materially less favorable to the Borrowers of such Indebtedness than those set forth in the Loan Documents (when taken as a whole), (ii) terms that are conformed (or added) to the Loan Documents for the benefit of the Lenders pursuant to an amendment between the Administrative Agent and the applicable Borrowers (which amendment, for the avoidance of doubt, shall not require the consent of any other party hereto), (iii) customary market terms at the time of Incurrence (it being agreed that such Indebtedness may be in the form of notes or a credit agreement), except in each case for covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date or (iv) covenants or other provisions that are reasonably acceptable to the Administrative Agent;

provided that if an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days (or a shorter period acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirements of this definition, and the Required Lenders shall not have notified the Borrower Representative and the Administrative Agent that they disagree with such determination within such five (5) Business Day period (including a statement of the basis upon which each such Lender disagrees), then such certificate shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition.

“Applicable Tax Laws”: the Code and any other applicable Requirement of Law relating to Taxes, as in effect from time to time.

“Approved Electronic Communications”: as defined in Section 11.2.

“Approved Fund”: as defined in Section 11.6.

“Asset Sale”:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale Leaseback Transaction) of the Top Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than (x) directors’ qualifying shares or shares or interests required to be held by non-U.S. nationals or other third parties to the extent required by applicable law or (y) Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued in compliance with Section 7.2), other than by any Restricted Subsidiary to the Top Borrower or another Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case other than:

(a) a sale, exchange, transfer or other disposition of Cash Equivalents or Investment Grade Securities or uneconomical, obsolete, damaged, unnecessary, surplus, unsuitable or worn out equipment or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Top Borrower and its Restricted Subsidiaries (on a consolidated basis) in a manner pursuant to Section 7.8;

(c) any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under Section 7.3;

(d) any disposition of assets of the Top Borrower or any Restricted Subsidiary, or the issuance or sale of Equity Interests of any Restricted Subsidiary, with an aggregate Fair Market Value of less than the greater of $20,000,000 and 13.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;

(e) (i) any transfer or disposition of property or assets by a Restricted Subsidiary to the Top Borrower or (ii) by the Top Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(f) sales of assets received by the Top Borrower or any Restricted Subsidiary upon the foreclosure on a Lien;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the unwinding of any Hedging Obligations;

(i) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale, lease, assignment, license or sublease in the ordinary course of business or the conversion of accounts receivable into a notes receivable;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases;

(k) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m) any financing transaction with respect to property owned, built or acquired by the Top Borrower or any Restricted Subsidiary, including Sale Leaseback Transactions permitted under this Agreement;

(n) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Top Borrower and the Restricted Subsidiaries, as a whole, as determined in good faith by the Borrower Representative;

(o) the grant of any license or sub-license of patents, trademarks, know-how and any other intellectual property in the ordinary course of business or which do not materially interfere with the ordinary conduct of the business of the Top Borrower or any Restricted Subsidiary;

(p) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement or the Loan Documents;

(q) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(r) foreclosures, condemnations or any similar action on assets;

(s) sales of any non-core assets to obtain the approval of an anti-trust authority to a Permitted Acquisition or other permitted Investment;

(t) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(u) transfers of property pursuant to a Recovery Event;

(v) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower Representative are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Top Borrower and the Restricted Subsidiaries taken as a whole; and

(w) Permitted Reorganizations and IPO Reorganization Transactions.

For purposes of determining compliance with Section 7.5, in the event that any disposition (or any portion thereof) meets the criteria of more than one of the above categories or of the categories under Section 7.5 (including in part of one category and in part of another category), the Borrower Representative shall, in its sole discretion, at the time of making such disposition, divide and/or classify, or at any later time redivide and/or reclassify such disposition (or any portion thereof) in one or more of the above categories or in any category under Section 7.5 (including in part in one category and in part in another category).

“Asset Sale Percentage”: 100%; provided that the Asset Sale Percentage shall be reduced to (i) 50% if the Total First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently completed Test Period, is less than or equal to 4.50 to 1.00 but greater than 4.00 to 1.00 and (ii) 0% if the Total First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently completed Test Period, is less than or equal to 4.00 to 1.00.

“Assignee”: as defined in Section 11.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B, or such other form acceptable to the Administrative Agent.

“Auction Purchase”: a purchase of Loans or Commitments pursuant to a Dutch Auction (x) in the case of a Permitted Auction Purchaser, in accordance with the provisions of Section 11.6(b)(iii) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 11.6(b)(iv).

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.16.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: means (a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law, regulation or requirement for such EEA Member Country as described in the EU Bail-In Legislation Schedule from time to time, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereinafter in effect, or any successor statute.

“Basel III”: the Basel Committee on Banking Supervision’s (the “Committee”) revised rules relating to capital requirements set out in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Guidance for national authorities operating the countercyclical capital buffer” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” published by the Committee in December 2010, “Revisions to the Basel II market risk framework” published by the Committee in February 2011, the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Committee in November 2011, as amended, supplemented or restated, and any further guidance or standards published by the Committee in connection with these rules.

“Benchmark”: initially, LIBOR Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.16.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent (in consultation with the Borrower Representative) for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided, that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be reasonably determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (with the consent of the Borrower Representative) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Borrower Representative decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower Representative pursuant to Section 2.16(c); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders and the Borrower Representative, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders and the Borrower Representative, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders or the Borrower Representative.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(5) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(6) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(7) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F. R. § 1010.230. “Beneficially Own”: as defined within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; “Beneficial Ownership” shall have a correlative meaning.

“Benefit Plan”: means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in Section 11.8(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: as to any Person, the board of directors or managers, sole member, managing member or other governing body, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower” or “Borrowers”: as defined in the preamble hereto; provided that the term “Borrower” shall include any Co-Borrower.

“Borrower Representative”: as defined in Section 12.4.

“Borrowing”: a borrowing consisting of simultaneous Loans of the same Type.

“Borrowing Date”: any Business Day specified by any Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit H.

“Business”: as defined in Section 4.14(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Buyer”: as defined in the recitals hereto.

“Calculation Date”: (i) with respect to the determination of “Asset Sale Percentage”, the last day of the applicable Test Period and (ii) otherwise, the applicable date with respect to which the Fixed Charge Coverage Ratio, Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio or Total Net Leverage Ratio is tested.

“Cancellation” or “Cancelled”: the cancellation, termination and forgiveness by Permitted Auction Purchaser of all Loans, Commitments and related Obligations acquired in connection with an Auction Purchase or other acquisition of Loans, which cancellation shall be consummated as described in Section 11.6(b)(iii)(C) and the definition of “Eligible Assignee.”

“Capital Stock”: (1) in the case of a corporation, corporate stock or share capital; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of an exempted company, shares; (4) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (5) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. For the avoidance of doubt, “Capitalized Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Original Acquisition Closing Date.

“Captive Insurance Subsidiary”: any direct or indirect Subsidiary of the Top Borrower that bears financial risk or exposure relating to insurance or reinsurance activities and any segregated accounts associated with any such Person.

“Cash-Capped Incremental Amount”: as defined in the First Lien Bank Credit Agreement as in effect on the date hereof.

“Cash-Capped Incremental Facility”: as defined in the First Lien Bank Credit Agreement.

“Cash Contribution Amount”: the aggregate amount of cash contributions made to the capital of the Top Borrower or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”

“Cash Equivalents”:

(1) Dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union and other local currencies held by Holdings, the Top Borrower and the Restricted Subsidiaries from time to time in the ordinary course of business in connection with any business conducted by such Person in such jurisdiction;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, any country that is a member of the European Union, Switzerland or the United Kingdom or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000, in the case of U.S. banks, and $100,000,000 (or the foreign currency equivalent thereof), in the case of non-U.S. banks, and whose long-term debt is rated with an Investment Grade Rating by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of Holdings) rated at least “P-1/A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state or commonwealth of the United States of America, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or any political subdivision of the foregoing having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness or Preferred Stock issued by Persons (other than the Sponsors or any of their respective Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8) [reserved];

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10) instruments equivalent to those referred to in clauses (1) through (8) above denominated in Canadian dollars, pound sterling or euro or any other currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made.

“CFC”: any “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”: the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, for the avoidance of doubt, (x) the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, the European Capital Requirements Directive IV and in each case all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, in each case solely to the extent adopted, issued, promulgated or implemented after the Closing Date and otherwise satisfying the requirements of clauses (a), (b) and (c) above.

“Change of Control”: at any time, (a) the Borrower Representative becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Holdings, or any direct or indirect parent of Holdings that holds directly or indirectly an amount of Voting Stock of Holdings such that Holdings is a Subsidiary of such holding company, unless the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings (or any direct or indirect parent of Holdings that holds directly or indirectly an amount of Voting Stock of Holdings such that Holdings is a Subsidiary of such holding company), (b) Holdings shall fail to Beneficially Own, directly or indirectly, Capital Stock of the Top Borrower representing 100% of the total voting power represented by the issued and outstanding Capital Stock of the Top Borrower, or (c) a “change of control” or similar event shall occur with respect to any agreement governing Indebtedness of any Group Member incurred pursuant to Section 7.2(a), 7.2(b)(ii), 7.2(b)(iv), 7.2(b)(v), 7.2(b)(vi), or 7.2(b)(xxii) or any Refinancing Indebtedness in respect of the foregoing, in each case the outstanding principal amount of which exceeds, in the aggregate at the time of determination, the greater of $35,000,000 and 23.0% of Consolidated EBITDA on a Pro Forma Basis for the most recently ended Test Period.

“Change of Control Offer”: as defined in Section 2.11(i).

“Class”: (a) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions and (b) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date”: March 3, 2021.

“Co-Borrower Joinder”: a joinder agreement, in substantially the form of Exhibit K hereto or otherwise reasonably acceptable to the Administrative Agent, pursuant to which a Co-Borrower agrees to become an obligor in respect of Borrowings under this Agreement.

“Co-Borrowers”: Wholly Owned Restricted Subsidiaries organized in the United States, any state thereof or the District of Columbia from time to time designated by the Borrower Representative to the Administrative Agent as “borrowers” with respect to Borrowings in accordance with Section 12, and “Co-Borrower” means any one of them.

“Code”: the Internal Revenue Code of 1986, as amended from time to time (except as indicated otherwise with respect to the definition of FATCA).

“Collateral”: all of the assets and property of the Loan Parties and any other Person, now owned or hereafter acquired, whether real, personal or mixed, upon which a Lien is purported to be created by any Security Document; provided, however, that the Collateral shall not include any Excluded Assets.

“Collateral Agent”: Barclays Bank PLC, as the sole and exclusive collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrowers in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate principal amount of the Commitments on the Closing Date is $320,000,000.

“Commitment Letter”: the commitment letter, dated as of February 18, 2021, among Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA and the Top Borrower.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings or any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or any Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Consolidated EBITDA”: the Consolidated Net Income of Holdings, the Top Borrower and the Restricted Subsidiaries for such period:

(1) increased (without duplication) by:

(a) provision for Taxes based on income or profits or capital (or Taxes based on revenue in lieu of Taxes based on income or profits or capital), including federal, foreign, state, local, franchise, unitary, property, excise, value added and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income and payroll taxes related to stock compensation costs, including (i) an amount equal to the amount of distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 7.3(b)(xii) which shall be included as though such amounts had been paid as income Taxes directly by such Person and (ii) penalties and interest related to such taxes or arising from any tax examinations; plus

(b) consolidated Fixed Charges for such period (including (x) bank fees and (y) costs of surety bonds in connection with financing activities and surety bonds outstanding, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(r) through (1)(z) thereof, in each case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Non-Cash Charges for such period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses (including legal and professional expenses) or charges (other than depreciation or amortization expense) related to any Equity Offering, Investment, acquisition, disposition, dividend, distribution, return of capital, recapitalization or the Incurrence of Indebtedness, including a refinancing thereof, and any amendment or modification to the terms of any such transaction (in each case, (i) including any such transactions consummated prior to the Closing Date, (ii) whether or not such transaction is undertaken but not completed, (iii) whether or not such transaction is permitted by this Agreement and (iv) including any such transaction incurred by any direct or indirect parent company of Holdings), including such fees, expenses or charges related to the Transactions, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charges, accruals or reserves and business optimization expense deducted (and not added back) in such period in computing Consolidated Net Income, including any such costs Incurred in connection with acquisitions before or after the Closing Date (including entry into new market/channels and new service or product offerings) and costs related to the closure, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing; plus

(f) any other non-cash charges, impairment charges (including bad debt expense), any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary of Holdings deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting, advisory, refinancing, subsequent transaction and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsors and Management Equityholders and directors’ fees and expenses, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(i) the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies that are expected in good faith to be realized as a result of actions with respect to which substantial steps have been, will be, or are expected in good faith to be, taken within 36 months after the date of any acquisition, disposition, divestiture, restructuring, other operational changes or the implementation of a cost savings or other similar initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions or substantial steps have been, will be, or are expected in good faith to be, taken within 36 months after (x) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring or initiative is initiated on or prior to the Closing Date, the Closing Date or (y) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring, other operational changes or initiative is initiated after the Closing Date, the date on which such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring, other operational changes or initiative is initiated and (B) no cost savings, operating expense reductions, restructuring charges and expenses or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies related to the Transactions projected by the Borrower Representative in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrower Representative) within 36 months after the Closing Date, calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions and which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”; plus

(k) the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Financing, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(l) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement or any accelerated vesting of awards in anticipation of the Transactions, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 7.3(a)(3) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(m) [reserved]; plus

(n) the Tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4), (7), (8) and (17) of the definition thereof; plus

(o) to the extent not already otherwise included herein, amounts included on Schedule 1.1H to the First Lien Bank Credit Agreement, to the extent such amounts, or amounts of similar type and nature to those listed on Schedule 1.1H to the First Lien Bank Credit Agreement, without duplication, continue to be applicable during such period; plus

(p) earn-out obligations and adjustments thereof incurred in connection with any acquisition or other Investment permitted hereunder and paid or accrued during such period; plus

(q) the amount of revenue representing amounts invoiced during such period in respect of subscriptions, software and related services which has been deferred under GAAP minus the amount of such deferred revenues (when recognized under GAAP), to the extent such revenues were recognized in a prior period; plus

(r) unbilled amounts executed in connection with ‘6-months free’ promotional contracts (or any similar promotional contract for a period of six months or less) during such 6-month (or lesser) period; plus

(s) all charges attributable to, and payments of, legal settlements, fines, judgments or orders;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

(3) increased (by losses) or decreased (by gains) by (without duplication) the application of FASB Interpretation No. 45 (Guarantees).

“Consolidated Interest Expense”: with respect to Holdings, the Top Borrower and the Restricted Subsidiaries for any period, the sum, without duplication, of

(1) consolidated interest expense for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (r) any prepayment premium or penalty, (s) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to Taxes, (v) any “additional interest” or “penalty interest”

with respect to any securities, (w) any accretion or accrued interest of discounted liabilities, (x) amortization of deferred financing fees, amendment or consent fees, debt issuance costs, commissions, discounts, fees and expenses, (y) any expensing of bridge, commitment and other financing fees, cost of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing); plus

(2) consolidated capitalized interest for such period, whether paid or accrued; less

(3) interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower Representative to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income”: for any period, the Net Income of Holdings, the Top Borrower and the Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) any after-Tax effect of infrequent, non-recurring, non-operating or unusual gains, losses, income or expenses (including all fees and expenses relating thereto) (including costs and expenses relating to the Transactions), severance, relocation costs, contract termination costs, system establishment charges, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses or payments and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies, whether or not effected through a cumulative effect adjustment or a retroactive application or otherwise in each case in accordance with GAAP, shall be excluded,

(3) any net after-Tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-Tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any net after-Tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower Representative, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be excluded; provided that the Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period or a prior period to the extent not previously included,

(6) solely for the purpose of determining the amount available for Restricted Payments under Section 7.3(a)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than any Loan Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to Holdings, the Top Borrower or any of the Restricted Subsidiaries (to the extent not subject to any such restriction) in respect of such period or a prior period, to the extent not previously included,

(7) effects of adjustments (including the effects of such adjustments pushed down to Holdings, the Top Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements (including, but not limited to, any step-ups or reductions with respect to re-valuing assets and liabilities) pursuant to GAAP and related authoritative pronouncements resulting from the application in accordance with GAAP of purchase accounting in relation to the Transactions or any investment, acquisition, merger or consolidation (or reorganization or restructuring) that is consummated after the Closing Date or the depreciation, amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any net after-Tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9) any impairment charge or expense, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulations, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of Holdings or any of its direct or indirect parent companies in connection with the Transactions, including any expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded, provided that any subsequent settlement in cash shall reduce Consolidated Net Income for the period in which such payment occurs,

(11) any fees and expenses or other charges (including any make-whole premium or penalties) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Indebtedness, Equity Offering, refinancing transaction or amendment or modification of any debt instrument (in each case, (i) including any such transactions consummated prior to the Closing Date, (ii) whether or not such transaction is undertaken but not completed, (iii) whether or not such transaction is permitted by this Agreement and (iv) including any such transaction incurred by any direct or indirect parent company of Holdings) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established and not reversed within 12 months after the Closing Date that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,

(13) [reserved],

(14) any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded,

(15) non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded,

(16) any non-cash rent, non-cash interest expense and non-cash interest income shall be excluded; provided that, if any such non-cash item represents an accrual or reserve for potential cash item in any future period, (i) the Borrower Representative may elect not to exclude such non-cash item in the current period and (ii) to the extent the Borrower Representative elects to exclude such non-cash item, the cash payment in respect thereof in such future period shall reduce or increase, as applicable, Consolidated Net Income in such future period to the extent paid,

(17) the net after-Tax effect of carve-out related items (including audit and legal expenses, elimination of duplicative costs (including with respect to software licensing expenses and fees with respect to transaction services agreements) and costs and expenses related to information and technology systems establishment or modification), in each case in connection with the performance of the rights and obligations under any transitions services agreement, shall be excluded,

(18) any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures or tax asset valuation allowances shall be excluded; and

(19) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging”; and

(b) any net foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of Holdings, the Top Borrower and the Restricted Subsidiaries (in each case, including any net loss or gain resulting from hedge arrangements for currency exchange risk) and any net foreign exchange gains or losses (whether or not realized) from the impact of foreign currency changes on intercompany accounts and in any event including any foreign exchange translation or transaction gains or losses.

Solely for purposes of calculating Consolidated EBITDA, the Net Income of Holdings, the Top Borrower and the Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.

In addition, to the extent not already accounted for in the Consolidated Net Income of Holdings, the Top Borrower and the Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Borrower Representative has determined that there is a reasonable basis that it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements of any expenses and charges that are covered by indemnification, reimbursement, guaranty, purchase price adjustment or other similar provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 7.3 only (other than clauses (a)(iv)(3)(E) and (a)(3)(F) therein), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings, the Top Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings, the Top Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings, the Top Borrower or any of the Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (a)(3)(E) and (a)(3)(F) therein.

“Consolidated Non-Cash Charges”: for any period, the aggregate depreciation, amortization (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of outstanding Indebtedness and commissions, discounts, yield and other fees and charges but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation, non-cash rent and other non-cash expenses reducing Consolidated Net Income for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid.

“Consolidated Total Indebtedness”: as of any date of determination, the aggregate principal amount of Indebtedness of Holdings, the Top Borrower and the Restricted Subsidiaries described in clauses (a)(i), (a)(ii) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) and (solely with respect to the definition of “Total Net Leverage Ratio”) (a)(iv) of the definition of “Indebtedness”, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Loans, the First Lien Bank Loans and the Second Lien Loans; provided, that the amount of revolving Indebtedness under the First Lien Bank Credit Agreement and any other revolving credit facility shall be computed based upon the period-ending value of such Indebtedness during the applicable period; provided, further, that Consolidated Total Indebtedness shall not include (x) Indebtedness in respect of any Qualified Receivables Financing permitted pursuant to Section 7.2(b)(xxi) or (y) obligations in respect of letters of credit (including letters of credit issued under the First Lien Bank Facilities), except to the extent of unreimbursed amounts thereunder.

“Contingent Obligations”: with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness”: Indebtedness of the Top Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (including such contributions in exchange for Equity Interests in Top Borrower) (other than Excluded Contributions or any such cash contributions that have been used to make a Restricted Payment) made to the equity capital of the Top Borrower after the Original Closing Date, in each case to the extent not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt of availability of such amount.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Collateral Agent”: the meaning ascribed to “Applicable Collateral Agent” in the Pari Passu Intercreditor Agreement.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cure Amount”: as defined in the First Lien Bank Credit Agreement.

“Customary Bridge Financings”: bridge financing having a final maturity date (including after giving effect to automatic rollovers and extensions) no later than one year following the date of issuance or incurrence thereof (without giving effect to any amendments, waivers or extensions) and otherwise on customary market terms for bridge financings in connection with the issuance of “high yield” securities at the relevant time.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being reasonably established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion (after consultation with the Borrower Representative).

“Debt Fund Affiliate”: an Affiliate of the Sponsors (other than Holdings and any of its Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business with respect to which the Sponsors and their Affiliates (other than Debt Fund Affiliates) do not directly or indirectly possess the power to direct or cause the direction of the investment policies of such entity.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds”: as defined in Section 2.11(f).

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has refused (whether verbally or in writing) to fund (and has not retracted such refusal), or has failed to fund, any portion of the Loans required to be funded by it hereunder (collectively, its “Funding Obligations”) within one Business Day of the date required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), (b) has notified the Administrative Agent or the Borrower Representative in writing that it does not intend to (or will not be able to) satisfy such Funding Obligations or has made a public statement to that effect with respect to its Funding Obligations or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (d) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its Funding Obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s receipt of such confirmation, or (e) has, or has a direct or indirect parent company that has, (i) admitted in writing that it is insolvent or pay its debts as they become due, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a substantial part of its assets or a custodian appointed for it, (iv) is or becomes subject to a forced liquidation, (v) makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its assets to be insolvent or bankrupt, (vi) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or action or (vii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender under this clause (e) solely by virtue of the ownership or acquisition of any equity interest in that Lender or the existence of an Undisclosed Administration in respect of that Lender (or, in such any case, any direct or indirect parent company thereof) by a Governmental Authority so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by the Top Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is determined by the Borrower Representative to be Designated Non-cash Consideration, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock”: Preferred Stock of the Top Borrower or any direct or indirect parent of the Top Borrower, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Top Borrower or any of the Subsidiaries or an employee stock ownership plan or trust established by the Top Borrower or any of its Subsidiaries) and is so determined by the Borrower Representative to be Designated Preferred Stock, the cash proceeds of which are excluded from the calculation set forth in Section 7.3(a)(3)(B) and (C).

“Discharge of First Lien Bank Credit Agreement Obligations”: the meaning ascribed to “Discharge of Credit Agreement” in the Pari Passu Intercreditor Agreement.

“Disposition”: with respect to any property (including Capital Stock of the Top Borrower or any Restricted Subsidiary), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof (including by allocation of assets by division, merger or consolidation or amalgamation, or allocation of assets to any series of a limited liability company and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of any Restricted Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender”: (i) each bank, financial institution, other institutional lenders and investors and other entities identified on a list made available to the Administrative Agent on or prior to the date of the Commitment Letter, (ii) each competitor of the Top Borrower or any of its Subsidiaries that is in the same or a similar line of business as the Top Borrower and its Subsidiaries (after giving effect to the consummation of the Transactions) identified by name and designated in writing from time to time to the Administrative Agent, (iii) any persons that are engaged as principals primarily in private equity, mezzanine financing (other than persons approved by Borrower Representative in writing) or venture capital identified on a list made available to the Administrative Agent on or prior to the date of the Commitment Letter (in case of clause (ii) or (iii) above, excluding any entity that is primarily engaged in, or that advises bona fide debt funds, or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course)    and (iv) as to any entity referenced in clauses (i) and/or (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s Affiliates readily identifiable as such by name, but excluding any Affiliate that is primarily engaged in, or that advises bona fide debt funds, or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course; provided that any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Closing Date or at the time it became a Lender) shall be deemed to not be a Disqualified Lender hereunder. Upon an inquiry by any Lender to the Administrative Agent as to whether a specific potential Assignee or prospective Participant is a Disqualified Lender, the Administrative Agent is permitted to disclose to such inquiring Lender whether such specific potential Assignee or prospective Participant is on the list of Disqualified Lenders.

“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the then Latest Maturity Date in respect of the Facilities (other than as a result of a change of control or asset sale to the extent permitted under clause (1) above); provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Top Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Top Borrower or any Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations; provided, further, however, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members), of the Top Borrower, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Top Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower Representative (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Top Borrower or any Restricted Subsidiary; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Dutch Auction”: one or more purchases (each, a “Purchase”) by a Permitted Auction Purchaser or an Affiliated Lender (either, a “Purchaser”) of Loans; provided that, each such Purchase is made on the following basis:

(a) (i) the Purchaser will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Lender with respect to any Class of Loans on an individual tranche basis Loans, in an aggregate principal amount as is specified by such Purchaser (the “Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Loans to be purchased (it being understood that different Offer Prices and/or

Loan Purchase Amounts, as applicable, may be offered with respect to different tranches of Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and (ii) the Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 in the aggregate;

(b) such Purchaser will allow each Lender holding the Class of Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Loans at which such Lender is willing to permit a purchase of all or a portion of its Loans to occur at each such Acceptable Price (the “Reply Amount”);

(c) based on the Acceptable Prices and Reply Amounts of the Loans as are specified by the Lenders, such Purchaser will determine the applicable discount (the “Applicable Discount”), which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Loan Purchase Amount, the highest Acceptable Price that is less than or equal to the Offer Price;

(d) such Purchaser shall purchase Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount at the Applicable Discount (such Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;

(e) such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

(f) the Purchase shall be consummated pursuant to and in accordance with Section 11.6(b) and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of clause (g) of this definition, such Purchase shall be required to be consummated no later than ten (10) Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);

(g) upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 11.6(b) and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and

(h) purchases by a Permitted Auction Purchaser of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.

“Early Opt-in Election”: if the then-current Benchmark is LIBOR Rate the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower Representative to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower Representative to trigger a fallback from LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution”: means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: means anybody which has authority to exercise any Write-down and Conversion Powers.

“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys commercial loans in the ordinary course; provided that “Eligible Assignee” (x) shall include (i) Debt Fund Affiliates and Affiliated Lenders, subject to the provisions of Section 11.6(b)(iv) and (ii) Permitted Auction Purchasers, subject to the provisions of Section 11.6(b)(iii), and solely to the extent that such Permitted Auction Purchasers purchase or acquire Loans pursuant to a Dutch Auction or in open market purchases and effect a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent and (y) shall not include any Disqualified Lender or any natural person.

“EMU Legislation”: the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment as now or may at any time hereafter be in effect.

“Equity Contribution”: as defined in the First Lien Bank Credit Agreement.

“Equity Holder”: any direct or indirect equity holder of Holdings.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) and with respect to Holdings and Top Borrower, shareholder loans to the extent issued as Permitted Cure Securities or pursuant to Section 7.2(b)(xi) shall be treated as Equity Interests of the Top Borrower or Holdings, as applicable, for all purposes hereunder (and, for the avoidance of doubt, any payments made with respect to such shareholder loans shall be treated as payments with respect to Equity Interests for all purposes hereunder, including Section 7.3, and not as payments with respect to Indebtedness).

“Equity Offering”: any public or private sale after the Closing Date of common stock or Preferred Stock of the Top Borrower or any direct or indirect parent of the Top Borrower, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to such Person’s common stock registered on Form S-8; and

(2) an issuance to any Restricted Subsidiary.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Erroneous Distribution”: as defined in Section 2.25.

“EU Bail-In Legislation Schedule”: means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Loans”: Loans that bear interest at a rate based on the definition of Eurocurrency Rate, other than any ABR Loan.

“Eurocurrency Rate” means:

(a) for any Interest Period, with respect to any Eurocurrency Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in such case, the “LIBOR Rate”), at or about 11:00 a.m. (London time), two (2) Business Days prior to the commencement of such Interest Period;

(b) for any interest rate calculation with respect to an ABR Loan on any date, the rate per annum equal to the LIBOR Rate, provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR Rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR Rate available) as an authorized vendor for the purpose of displaying such rates);

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Assets”: with respect to any Loan Party, (i) (1) any fee-owned real property not constituting Material Property, (2) any real property not subject to preceding clause (i) that contains improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” and (3) all leasehold or subleasehold property (and, for the avoidance of doubt, in no event shall landlord lien waivers, estoppels and collateral access letters be required to be delivered with respect to any such leasehold property), (ii) any vehicles and other assets subject to certificates of title (other than to the extent perfection of the security interest in such assets is accomplished solely by the filing of UCC financing statement), (iii) chattel paper, letter of credit rights and commercial tort claims, in each case, with a face value of less than $7,500,000 (other than to the extent perfection of the security interest therein is accomplished solely by the filing of UCC financing statement), (iv) any assets the granting of a security interest in which (1) is prohibited or restricted by law (including restrictions in respect of Margin Stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or contract (solely with respect to those assets in which the applicable Borrower or Guarantor has acquired rights as a result of the relevant contract), (2) requires government or third-party consents (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the granting or assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding any applicable prohibition) or (3) results in material adverse accounting, regulatory or U.S. Tax consequences as reasonably determined in good faith by the Borrower Representative in consultation with the Administrative Agent, (v) (A) any Margin Stock and (B) Equity Interests in an Excluded Subsidiary (other than a CFC or a FSHCO) (but the Capital Stock of any Excluded Subsidiary referred to in clause (i) of the definition thereof shall be an “Excluded Asset” only in the event and to the extent the pledge of such Capital Stock is prohibited or restricted by the terms of its Organizational Documents or joint venture documents) or an Immaterial Subsidiary, (vi) any assets where the cost of obtaining a security interest in, or perfection of a security interest in, such assets exceeds the practical benefit to the Secured Parties afforded thereby (as reasonably determined in good faith by the Borrower Representative), (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby, (viii) any lease, license, agreement or similar arrangement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Loan Parties) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (ix) any Cash Equivalents (other than proceeds of Collateral as to which perfection of the security interest in such proceeds is accomplished solely by the filing of UCC financing statement), deposit and securities accounts (including securities entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (other than in respect of certificated equity interests in the Borrowers and material Wholly Owned Restricted

Subsidiaries thereof otherwise required to be pledged), (x) any intent-to-use trademark application prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application, or any registration issuing therefrom, under applicable federal law, (xi) any assets of any Excluded Subsidiary or any Immaterial Subsidiary, (xii) any property subject to a capital lease, purchase money security interest or, in the case of property of a Loan Party acquired after the Closing Date, pre-existing secured indebtedness not Incurred in anticipation of the acquisition by the applicable Loan Party, to the extent that the granting of a security interest in such property would be prohibited under the terms of such capital lease, purchase money financing or secured indebtedness, (xiii) any Equity Interests of any Unrestricted Subsidiary, any Captive Insurance Subsidiary, (xiv) any Equity Interests of a CFC or of a FSHCO, other than 65% of the total outstanding voting Equity Interests and 100% of the total outstanding non-voting Equity Interests of such CFC or FSHCO that, in each case, are directly owned by a Loan Party, (xv) receivables and related assets (A) sold to any Receivables Subsidiary or (B) otherwise pledged in connection with any Qualified Receivables Financing, (xvi) any assets which are subject to a security interest in respect of Acquired Indebtedness and such security interest constitutes a Permitted Lien and (xvii) to the extent used exclusively to hold funds in trust for the benefit of third parties, (1) payroll, healthcare and other employee wage and benefit accounts, (2) tax accounts, including sales tax accounts, (3) escrow, defeasance and redemption accounts and (4) fiduciary or trust accounts and, in the case of clauses (xvii)(1) through (xvii)(4), the funds or other property held in or maintained in any such account.

“Excluded Contributions”: the net cash proceeds and Cash Equivalents or Fair Market Value of assets or property received by or contributed to the Top Borrower or any Restricted Subsidiary after the Original Acquisition Closing Date (other than (i) such amounts provided by or contributed to the Top Borrower or any Restricted Subsidiary from or by any Restricted Subsidiary and (ii) Permitted Cure Securities) from:

(a) contributions to its common or preferred equity capital, and

(b) the sale (other than to the Top Borrower or a Restricted Subsidiary or management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) of the Top Borrower or any direct or indirect parent;

in each case of clauses (a) and (b) designated by the Borrower Representative as an Excluded Contribution, the proceeds of which are excluded from the calculation set forth in Section 7.3(a)(3)(C).

“Excluded Subsidiary”: any Subsidiary of Holdings that is, at any time of determination, (i) not a Wholly Owned Subsidiary, provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary, (ii) a special purpose securitization vehicle (or similar entity), including any Receivables Subsidiary created pursuant to a transaction permitted under this Agreement, (iii) a joint venture, (iv) a not-for-profit Subsidiary, (v) a Captive Insurance Subsidiary, (vi) a CFC, (vii) a FSHCO, (viii) a Subsidiary of a CFC, (ix) an Unrestricted Subsidiary, (x) any Foreign Subsidiary, (xi) any Immaterial Subsidiary (provided that, in the absence of any other applicable limitation, such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer an Immaterial Subsidiary), (xii) for which the granting of a pledge or security interest would be prohibited or restricted by applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), whether on the Closing Date or thereafter or by contract existing on the Closing Date, or, if such Subsidiary is acquired after the Closing Date, by contract existing when such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition), including any requirement to obtain the consent of any Governmental Authority or third party (unless such consent has been obtained), (xiii) to the extent any Indebtedness Incurred by a Restricted Subsidiary prior to becoming a Restricted Subsidiary (and not Incurred in contemplation of such Restricted Subsidiary becoming a Restricted Subsidiary) prohibits such Restricted Subsidiary (and any Subsidiary thereof) from becoming a Guarantor, (xiv) for which the cost of providing a Guarantee is excessive in relation to the value afforded thereby (as reasonably determined in good faith by the Borrower Representative and the Administrative Agent) or (xv) any Subsidiary for which the provision of a guarantee could reasonably be expected to result in material adverse Tax consequences as reasonably determined in good faith by the Borrower Representative in consultation with the Administrative Agent; provided that, notwithstanding the foregoing, the Borrower Representative may in its sole discretion designate any Excluded Subsidiary as a Subsidiary Guarantor and in connection therewith shall comply with the provisions of Section 6.9(c) and may, thereafter, re-designate such Subsidiary as an Excluded Subsidiary (so long as such Subsidiary otherwise then qualified as an Excluded Subsidiary), upon which re-designation such Subsidiary shall automatically be released from its Guarantee in accordance with Section 8.9.

“Facility”: any Class of Loans, as the context may require.

“Fair Market Value”: with respect to any Investment, asset, property or transaction, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower Representative).

“FATCA”: as defined in Section 2.19(a).

“Federal Funds Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Barclays Bank PLC on such day on such transactions as determined by the Administrative Agent, provided, further, that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letter”: the Fee Letter, dated February 18, 2021, among Barclays Bank PLC, Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA and the Top Borrower, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“Financial Definitions”: the definitions of Consolidated Interest Expense, Consolidated Net Income, Total First Lien Net Leverage Ratio, Total Net Leverage Ratio, Total Secured Net Leverage Ratio, Consolidated Total Indebtedness, Consolidated EBITDA, Fixed Charge Coverage Ratio, Fixed Charges and Net Income, and any defined term or section reference included in such definitions.

“First Lien Bank Agent”: the “Administrative Agent” as defined in the First Lien Bank Credit Agreement.

“First Lien Bank Credit Agreement”: (i) the First Lien Credit Agreement, dated as of August 1, 2018, among Holdings, the Top Borrower, the other borrowers and guarantors party thereto, the lenders from time to time party thereto and the First Lien Bank Agent, as amended, restated, refinanced, supplemented or otherwise modified from time to time in accordance with this Agreement, the First Lien/Second Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement or (ii) one or more credit agreements among Holdings, any Borrower, and other parties from time to time party thereto pursuant to which the Indebtedness under the credit agreement referenced in clause (i) above or indebtedness under a subsequent credit agreement referenced in this clause (ii) has been Refinanced in whole or in part in a Refinancing that is permitted in accordance with this Agreement, the First Lien/Second Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement, with Indebtedness that is secured by Liens on the Collateral which are pari passu to the Liens on the Collateral in favor of the Secured Parties pursuant to the Pari Passu Intercreditor Agreement.

“First Lien Bank Documents”: the First Lien Bank Credit Agreement, and each other “Loan Document” (as defined in the First Lien Bank Credit Agreement (as it may be Refinanced in a Refinancing that is permitted in accordance with the provisions herein)).

“First Lien Bank Facilities”: the commitments and the extensions of credit made under the First Lien Bank Documents.

“First Lien Bank Loans”: the loans under the First Lien Bank Facilities.

“First Lien Bank Security Documents”: the meaning ascribed to “Security Documents” in the First Lien Bank Credit Agreement.

“First Lien Obligations”: the Loans, the First Lien Bank Loans and any other Indebtedness that is permitted hereunder to be secured on a pari passu basis with the Liens that secure the Initial Loans (or any refinancing thereof with loans having the same Lien priority as the Initial Loans prior to such refinancing), including the obligations under the First Lien Bank Loans.

“First Lien/Second Lien Intercreditor Agreement”: the First Lien/Second Lien Intercreditor Agreement, dated as of August 1, 2018, by and among the First Lien Bank Agent, the Second Lien Agent, the Borrowers and the Guarantors, as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms.

“First Priority Refinancing Term Facility”: as defined in the definition of “Permitted First Priority Refinancing Debt.”

“Fixed Amounts”: as defined in Section 1.5.

“Fixed Charge Coverage Ratio”: for any period, the ratio of Consolidated EBITDA for such period to the Fixed Charges for such period. In the event that Holdings, the Top Borrower or any of the Restricted Subsidiaries Incurs, assumes, guarantees, redeems (or gives irrevocable notice of redemption for), retires or extinguishes any Indebtedness (other than in the case of revolving advances under any Qualified Receivables Financing in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems (or gives irrevocable notice of redemption for) Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption (including as contemplated by any such irrevocable notice of redemption), retirement or extinguishment of Indebtedness, or such issuance or redemption (including as contemplated by any such irrevocable notice of redemption) of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments (including any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary), acquisitions, dispositions, mergers (including the Transactions), consolidations and disposed or discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and Operational Changes that Holdings, the Top Borrower or any of the Restricted Subsidiaries has both determined to make and made after the Closing Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or substantially simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations, Operational Changes and discontinued operations (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings, the Top Borrower or any Restricted Subsidiary since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or Operational Changes that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or Operational Changes had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower Representative to the extent identifiable and supportable. Any such pro forma calculation may include, without duplication, (1) adjustments appropriate to reflect cost savings, operating expense reductions, restructuring charges and expenses and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “Consolidated EBITDA” and (2) all adjustments of the nature set forth on Schedule 1.1H to the First Lien Bank Credit Agreement to the extent such adjustments, without duplication, continue to be applicable to the reference period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower Representative to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower Representative may designate. In connection with any Limited Condition Transaction, the Borrower Representative may determine baskets and ratios in accordance with Section 1.4.

“Fixed Charges”: with respect to Holdings, the Top Borrower and the Restricted Subsidiaries for any period, the sum of:

(1) Consolidated Interest Expense paid in cash during such period; and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of Holdings, the Top Borrower and the Restricted Subsidiaries;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Fixed GAAP Date”: January 1, 2020; provided that at any time after the Closing Date, the Borrower Representative may by written notice to the Administrative Agent elect to change the Fixed GAAP Date and upon such notice, the Fixed GAAP Date shall be, at the election of the Borrower Representative, either the first day of the fiscal quarter in which such notice is delivered or the first day of the first fiscal quarter beginning after delivery of such notice, and for all periods thereafter.

“Fixed GAAP Terms”: (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Total First Lien Net Leverage Ratio,” “Total Net Leverage Ratio,” “Total Secured Net Leverage Ratio,” “Consolidated Total Indebtedness,” “Consolidated EBITDA” and “Indebtedness,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement that, at the Borrower Representative’s election, may be specified by the Borrower Representative by written notice to the Administrative Agent from time to time.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR Rate.

“Foreign Benefit Plan Event”: with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law or the terms of the Foreign Plan, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, (d) the incurrence of any liability by a Loan Party or any of Subsidiary of a Loan Party on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, (e) the occurrence of any transaction that could result in a Loan Party or any Subsidiary of a Loan Party incurring, or the imposition on a Loan Party or any Subsidiary of a Loan Party of, any fine, excise tax or penalty resulting from any noncompliance with applicable law or (f) any other event or condition with respect to a Foreign Plan that is not in compliance with applicable law that could result in liability of a Loan Party or any Subsidiary of a Loan Party.

“Foreign Plan”: any pension plan, benefit plan, fund or other similar program established, maintained or contributed to by a Loan Party or any Subsidiary of a Loan Party primarily for the benefit of individuals residing outside the United States (other than plans, funds or similar programs that are maintained exclusively by a Governmental Authority), and which is not subject to ERISA or the Code.

“Foreign Subsidiary”: any Subsidiary of Holdings that is not a US Subsidiary.

“Forms”: as defined in Section 2.19(j).

“FSHCO”: any Subsidiary of Holdings that has no material assets other than (a) Capital Stock (or Capital Stock and Indebtedness) of one or more direct or indirect Foreign Subsidiaries that are CFCs or (b) Capital Stock (or Capital Stock and Indebtedness) of a Subsidiary that holds no material assets other than those described in clause (a) above.

“Funding Default”: as defined in Section 2.17(d).

“GAAP”: generally accepted accounting principles in the United States of America that are in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement); provided, that at any date after the Closing Date the Borrower Representative may make an irrevocable election to establish that GAAP shall mean GAAP as in effect on a date that is on or prior to the date of such election.

“Global Intercompany Note”: a note substantially in the form of Exhibit J.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, administrative tribunal or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies exercising such powers or functions, such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group Members”: the collective reference to Holdings, the Borrowers and their Restricted Subsidiaries.

“guarantee”: as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.

“Guarantee”: as defined in Section 8.2.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated

or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

“Guarantor Joinder Agreement”: an agreement substantially in the form of Exhibit G.

“Guarantor Obligations”: as defined in Section 8.1.

“Guarantors”: the collective reference to Holdings, each Borrower (except with respect to its own Obligations) and the Subsidiary Guarantors (in each case, except to the extent released in accordance with this Agreement).

“Hedging Obligations”: with respect to any Person, the obligations of such Person under Swap Agreements.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”: each Subsidiary which, as of the most recently ended Test Period, contributed 5% or less of Consolidated EBITDA for such period; provided that, if, as of the most recently ended Test Period, the aggregate amount of Consolidated EBITDA attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds 20% of Consolidated EBITDA for any such period, the Borrower Representative (or, in the event the Borrower Representative has failed to do so within 30 days, the Administrative Agent) shall designate sufficient Subsidiaries to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Incur”: with respect to any Indebtedness, issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Incurrence-Based Amounts”: as defined in Section 1.5.

“Indebtedness”: with respect to any Person:

(a) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, asset or business, except (x) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor and (y) any acquisition earn-out obligations, (iv) in respect of Capitalized Lease Obligations or purchase money debt or (v) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, provided that Indebtedness of any direct or indirect parent of Holdings appearing upon the balance sheet of Holdings solely by reason of push-down accounting under GAAP shall be excluded;

(b) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations described in clause (a) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c) to the extent not otherwise included, obligations described in clause (a) of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations Incurred in the ordinary course of business, (b) obligations under or in respect of Receivables Financings, (c) Obligations associated with other post-employment benefits and pension plans, workers’ compensation claims, deferred compensation or employee or director equity plans, social security or wage taxes, (d) any operating leases as such an instrument would be determined in accordance with GAAP on the Original Acquisition Closing Date, (e) in connection with the purchase by Holdings, the Top Borrower or any Restricted Subsidiary of any business, post-closing payment adjustments to which the seller may be entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing until 30 days after any such obligation becomes contractually due and payable, (f) deferred or prepaid revenues, (g) any Capital Stock (other than Disqualified Stock), (h) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (i) premiums payable to, and advance commissions or claims payments from, insurance companies, (j) earn-out or similar obligations, (k) intercompany indebtedness made in the ordinary course of business and having a term not exceeding 364 days, (l) deferred compensation to employees of the Borrower Representative and its Subsidiaries incurred in the ordinary course of business, and (m) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that have been defeased or satisfied and discharged pursuant to the terms of such agreement shall in each case not constitute Indebtedness.

“Indemnitee”: as defined in Section 11.5.

“Indemnified Liabilities”: as defined in Section 11.5.

“Independent Financial Advisor”: an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower Representative or its direct or indirect parent, qualified to perform the task for which it has been engaged.

“Initial Loan”: a Loan made on the Closing Date pursuant to Section 2.1.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property Security Agreements”: collectively, (a) each of the intellectual property security agreements among the Loan Parties party thereto and the Collateral Agent, in each case substantially in a form reasonably acceptable to the Collateral Agent and (b) each other intellectual property security agreement or intellectual property security agreement supplement executed and delivered pursuant to Section 6.9, Section 6.11, or Section 6.15, in each case as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms.

“Intercreditor Agreement”: (i) the First Lien/Second Lien Intercreditor Agreement, (ii) the Pari Passu Intercreditor Agreement and (iii) an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, (which intercreditor agreement will be deemed approved by each Lender who has not objected within five (5) Business Days following the posting thereof by the Administrative Agent to the Lenders (or such other time as reasonably agreed by the Administrative Agent and the Borrower Representative)), in each case as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December (commencing on June 30, 2021) and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurocurrency Loan (except in the case of the repayment or prepayment of all Loans), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurocurrency Loan, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending (i) one, two, three or six (in each case, subject to availability) months thereafter or (ii) if approved by all Lenders under the relevant Facility, twelve months thereafter, one week thereafter or such other period as all relevant Lenders shall agree, in each case as selected by the Borrower Representative in its irrevocable notice of borrowing, continuation or conversion, substantially in the form of Exhibit H, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrowers may not select an Interest Period under the Facilities beyond the date final payment is due on the Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) if the Borrower Representative shall fail to specify the Interest Period in any notice of borrowing of, conversion to, or continuation of, Eurocurrency Loans, the Borrower Representative shall be deemed to have selected an Interest Period of one month.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities”:

(1) securities issued or directly and fully guaranteed or insured by the government or any agency or instrumentality thereof (other than Cash Equivalents) of the U.S., Canada, any country that is a member of the European Union, or the United Kingdom;

(2) securities that have an Investment Grade Rating;

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments”: with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances or extensions of credit to customers and vendors, commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.3:

(1) “Investments” shall include the portion (proportionate to the Top Borrower’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Top Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Top Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Top Borrower’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Top Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

For the avoidance of doubt, a guarantee by the Top Borrower or a Restricted Subsidiary of the obligations of another Person (the “primary obligor”) shall not be deemed to be an Investment by the Top Borrower or such Restricted Subsidiary in the primary obligor to the extent that such obligations of the primary obligor are in favor of the Top Borrower or any Restricted Subsidiary, and in no event shall (x) a guarantee of an operating lease or other business contract of the Top Borrower or any Restricted Subsidiary or (y) intercompany indebtedness among the Top Borrower and the Restricted Subsidiaries made in the ordinary course of business and having a term not exceeding 364 days be deemed an Investment.

“IPO Reorganization Transactions”: transactions taken in connection with and reasonably related to consummating a Public Offering, in each case, whether or not consummated.

“IRS”: as defined in Section 11.6(c)(i).

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Junior Indebtedness”: collectively, (i) Subordinated Indebtedness and (ii) Junior Lien Obligations.

“Junior Lien Obligations”: any Indebtedness that is secured on a junior basis to the Obligations, including the Second Lien Loans and the other obligations under the Second Lien Documents.

“Junior Priority Refinancing Term Facility”: as defined in the definition of “Permitted Junior Priority Refinancing Debt.”

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Laws”: collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Reservations”: the principle that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

“Lenders”: as defined in the preamble hereto.

“LIBOR”: as defined in the definition of “Eurocurrency Rate”.

“LIBOR Rate”: as defined in the definition of “Eurocurrency Rate”.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction”: (a) any acquisition or other Investment permitted hereunder, including by way of merger, amalgamation or consolidation, by the Top Borrower or one or more of the Restricted Subsidiaries, whose consummation is not conditioned upon the availability of, or on obtaining, third party financing (or, if such a condition does exist, the Top Borrower or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained) or (b) any redemption, satisfaction and discharge or repayment of Indebtedness or Preferred Stock requiring irrevocable notice in advance of such redemption, satisfaction and discharge or repayment; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Transaction, shall not include any Consolidated Net Income of, or attributable to, the target company or assets associated with any such Limited Condition Transaction unless and until the closing of such Limited Condition Transaction shall have actually occurred.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the First Lien/Second Lien Intercreditor Agreement, the Pari Passu Intercreditor Agreement, the Notes, the Security Documents, any Co-Borrower Joinder and any other document designated as a “Loan Document” by the Administrative Agent and the Borrower Representative from time to time.

“Loan Parties”: the collective reference to the Borrowers and the Guarantors.

“Loan Purchase Amount”: as defined in the definition of “Dutch Auction.”

“Management Agreement”: one or more management services or consulting services agreements, between Top Borrower or any direct or indirect parent company or any Restricted Subsidiary and the Sponsors and any other beneficial owner in the equity in the Borrower Representative or any direct or indirect parent company of the Borrower Representative, which shall become effective on the fifth Business Day after the Administrative Agent shall have posted such proposed agreement to all Lenders, unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such agreement as may be amended, supplemented or otherwise modified from time to time; provided that such amendments, supplements or modifications are not materially adverse to the Lenders as determined in good faith by the Borrower Representative.

“Management Equityholder”: an Equity Holder that is a present or former employee, director, consultant or otherwise a member of management of Holdings, its Subsidiaries or any of Holdings’ direct or indirect parent companies (or any entity controlled by any of the foregoing Persons), but excluding any Person that holds its equity through a Sponsor-controlled entity.

“Margin Stock”: as set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization”: an amount equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Top Borrower, Holdings or any direct or indirect parent company thereof on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.3(b)(viii) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such shares of common Capital Stock are traded for the thirty (30) consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect”: (i) on the Closing Date, a Material Adverse Effect (as defined in the Acquisition Agreement) and (ii) after the Closing Date, a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or operating results of Holdings, the Top Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or thereunder.

“Material Property”: any individual fee owned real property located in the United States with a Fair Market Value equal to or greater than $15,000,000 (such Fair Market Value to be determined (x) in the case of any real property owned on the Closing Date, as of the Closing Date, and (y) in the case of any real property acquired after the Closing Date, as of the date of acquisition thereof).

“Materials of Environmental Concern”: any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, urea-formaldehyde insulation, toxic molds, fungi and mycotoxins, and radioactive materials that are regulated pursuant to Environmental Law or may have an adverse effect on human health or the environment.

“Maturity Date”: the date that is 364 days after the Closing Date.

“Maximum Amount”: as defined in Section 11.20(a).

“Moody’s”: Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage”: any deed of trust, mortgage or deed to secure debt in respect of Material Property in the U.S. made by a Loan Party in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.9(b) or otherwise, the Collateral Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets the proceeds thereof actually received in the form of Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien not prohibited hereunder on any asset that is the subject of such Asset Sale, Recovery Event or other sale of assets (other than any Lien pursuant to a Security Document), (iii) Taxes paid and the Borrower Representative’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes required to be paid by any Group Member or any Equity Holder in connection with such Asset Sale, Recovery Event or other sale of assets, (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale, Recovery Event or other sale of assets owing by any Group Member in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to any Group Member from the sale price for such Asset Sale, Recovery Event or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation, (vii) in the case of any Asset Sale or any Recovery Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion (calculated without regard to this clause (vii)) attributable to minority interests and not available for distribution to or for the account of the Borrower Representative or a Wholly Owned Restricted Subsidiary and (viii) other customary fees and expenses actually incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account the reduction in Tax liability resulting from any available operating losses and net operating loss carryovers, Tax credits, and Tax credit carry forwards, and similar Tax attributes or deductions and any Tax sharing arrangements), and (b) in connection with any issuance or sale of Capital Stock or any incurrence or issuance of Indebtedness, the proceeds thereof received in the form of Cash Equivalents from any such issuance, sale or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.

“Net Income”: with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Debt Fund Affiliate”: any Affiliate of Holdings other than (i) Holdings, the Borrowers or any Subsidiary of Holdings or the Borrowers, (ii) any Debt Fund Affiliate and (iii) any natural person.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-Guarantor Subsidiary”: any Subsidiary that is not a Subsidiary Guarantor.

“Non-U.S. Lender”: as defined in Section 2.19(j).

“Note”: a promissory note substantially in the form of Exhibit F, as it may be amended, supplemented or otherwise modified from time to time.

“Notice of Change of Control”: as defined in Section 2.11(i).

“NYFRB”: the Federal Reserve Bank of New York.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of any Borrower or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, or any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower or any Guarantor pursuant to any Loan Document), Guarantee Obligations or otherwise.

“OFAC”: the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offer Price”: as defined in the definition of “Dutch Auction.”

“Officer’s Certificate”: a certificate signed on behalf of the Borrower Representative or any other Group Member by any Responsible Officer thereof.

“OID”: with respect to any Loan (or repricing thereof), the amount of any original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by a Borrower, but excluding (i) any arrangement, structuring, syndication, commitment, ticking, unused line or other fees payable in connection therewith that are not shared with all Lenders in the primary syndication thereof (and excluding any bona fide arranger, structuring, syndication, commitment, ticking, unused line or similar fees paid to a Lender or an Affiliate of a Lender in its capacity as a commitment party or arranger and regardless of whether such Indebtedness is syndicated to third parties) and (ii) customary consent fees for any amendment paid generally to consenting lenders, in each case, which excluded fees shall not be included and equated to the interest rate.

“Operational Changes” means any cost savings initiative, business optimization expense, operating expense reduction, restructuring charge or similar charges, in each case, consistent with the type specified in the definition of Consolidated EBITDA.

“Organizational Document”: (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation or registration and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document), (v) relative to each Person that is an exempted limited partnership, its exempted limited partnership agreement, (vi) relative to each Person that is an exempted company, its memorandum and articles of association and (vii) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Original Acquisition Closing Date”: August 1, 2018.

“Other Applicable Indebtedness”: as defined in Section 2.11(c).

“Other Obligations”: any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Other Obligations with respect to the Loans shall not include fees or indemnification in favor of third parties other than the Secured Parties.

“Other Taxes”: any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (including any penalties, interest and additional amounts with respect thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount”: on any date, the aggregate outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“PA Borrower”: as defined in the preamble hereto.

“Parent Holding Company”: any direct or indirect parent entity of Holdings which holds directly or indirectly 100% of the Equity Interest of Holdings and which does not hold Equity Interests in any other Person (except for any other Parent Holding Company).

“Pari Passu Intercreditor Agreement”: the Pari Passu Intercreditor Agreement, dated as of the Closing Date, substantially in the form of Exhibit D, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Participant”: as defined in Section 11.6(c).

“Participant Register”: as defined in Section 11.6(c).

“Patriot Act”: USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009), as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PeopleAdmin”: as defined in the preamble hereto.

“Perfection Requirements”: the making or procuring of appropriate registrations, filings, endorsements or stampings, in each case, in accordance with local laws and/or notifications of the Security Documents and/or the Liens created thereunder.

“Performance Matters”: as defined in the preamble hereto.

“Permitted Acquisition”: as defined in clause (23) of the definition of “Permitted Investments.”

“Permitted Asset Swap”: the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Top Borrower or any of the Restricted Subsidiaries and another Person.

“Permitted Auction Purchaser”: the Top Borrower or Holdings or any of their Restricted Subsidiaries.

“Permitted Credit Agreement Refinancing Debt”: (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, Incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or Refinance, in whole or part, existing Loans hereunder (including any successive Permitted Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or Refinanced Loans, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount and underwriting discounts), and (ii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, Incurred or obtained.

“Permitted Cure Securities”: as defined in the First Lien Bank Credit Agreement.

“Permitted Early Maturity Indebtedness”: any Indebtedness in an aggregate outstanding principal amount not to exceed $115,000,000.

“Permitted First Priority Refinancing Debt”: any secured Indebtedness Incurred by any Borrower in the form of one or more series of senior secured notes or senior secured term loans (each, a “First Priority Refinancing Term Facility”); provided that (i) such Indebtedness consists of First Lien Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Loans (including portions of Classes of Loans) and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that an Officer’s Certificate signed on behalf of the Borrower

Representative delivered to the Administrative Agent at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower Representative within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders”: (i) the Sponsors, (ii) the Management Equityholders, (iii) any Person that has no material assets other than the Capital Stock of Holdings (and/or any direct or indirect Parent Holding Company) and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of Holdings or any direct or indirect Parent Holding Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clauses (i) and/or (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof, (iv) any other beneficial owner in the equity in Holdings or any direct or indirect Parent Holding Company as of the Closing Date and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clauses (i), (ii) or (iv) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of Holdings or any direct or indirect Parent Holding Company or of a Permitted Holder specified in clause (iii) above (a “Permitted Holder Group”), so long as no Person or other “group” (other than a Permitted Holder specified in clauses (i) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.

“Permitted Investments”:

(1) any Investment in the Top Borrower or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) (x) any Investment in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Top Borrower or a Restricted Subsidiary and (y) any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets, including earnouts, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 7.5 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (x) existing on the Closing Date and, with respect to any such Investment in excess of $7,500,000 in aggregate amount, set forth on Schedule 1.1E, (y) made pursuant to binding commitments in effect on the Closing Date and, with respect to any such Investment in excess of $7,500,000 in aggregate amount, set forth on Schedule 1.1E and (z) that replaces, Refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, Refinanced, refunded, renewed or extended except to the extent required by the terms of such Investment on the Closing Date;

(6) loans and advances to, and guarantees of Indebtedness of, employees of the Top Borrower (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess, at the time such Investment is made, taken together with all other Investments made pursuant to this clause (6) that are at the time outstanding, of the greater of $10,000,000 and 6.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period;

(7) any Investment acquired by the Top Borrower or any of the Restricted Subsidiaries (a) in exchange for any other Investment or receivable or other claim held by the Top Borrower or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Top Borrower or such other Investment or receivable, (b) in satisfaction of judgments against other Persons, (c) in good faith settlement of delinquent obligations of, and other disputes with Persons who are not Affiliates or (d) as a result of a foreclosure by the Top Borrower or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 7.2(b)(xii);

(9) Investments by the Top Borrower or any of the Restricted Subsidiaries having an aggregate Fair Market Value, at the time such Investment is made, taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed the greater of $75,000,000 and 49.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period at any one time outstanding, plus any unused amounts available under Section 7.3(b)(xxii) (with a corresponding reduction to that basket); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) loans and advances to (or guarantees of Indebtedness of) future, present or former officers, directors, employees and consultants for business related travel expenses (including entertainment expense), moving and relocation expenses, Tax advances, payroll advances and other similar expenses, or to fund such Person’s purchase or other acquisition for value of Equity Interests of the Top Borrower or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Top Borrower (or any direct or indirect parent company thereof) in good faith;

(11) Investments the payment for which consists of Equity Interests of the Top Borrower (other than Disqualified Stock) or any direct or indirect parent of the Top Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.3(a)(3);

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.6 (except transactions described in clauses (b)(ii), (b)(v), (b)(x)(B, (b)(xxiii) and (b)(xxiv)) therein);

(13) Investments consisting of (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons or (z) any license or sublicense of intellectual property granted in the ordinary course of business or which do not materially interfere with the ordinary conduct of the business of the Top Borrower or any Restricted Subsidiary;

(14) guarantees issued in accordance with Section 7.2 and Section 6.9;

(15) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment (including prepayments to suppliers) or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(16) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(17) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 7.5;

(18) (x) Investments in joint ventures of the Top Borrower or any of its Restricted Subsidiaries existing on the Closing Date, (y) Investments in joint ventures in an aggregate amount not to exceed, at the time such Investment is made, taken together with all other Investments made pursuant to this clause (18)(y) that are at the time outstanding, the greater of $50,000,000 and 32.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period and (z) Investments in Similar Businesses in an aggregate amount not to exceed, at the time such Investment is made, taken together with all other Investments made pursuant to this clause (18)(z) that are at the time outstanding, the greater of $60,000,000 and 39.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period; provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary;

(19) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 7.8 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(20) Investments made in connection with obtaining, maintaining or renewing client contacts and advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, distributors, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(21) the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of the Top Borrower (or any direct or indirect parent of the Top Borrower);

(22) unlimited Investments; provided that both before and after giving effect to such Investment (i) no Event of Default under Section 9.1(a) or 9.1(g) has occurred or is continuing and (ii) the Total Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently ended Test Period, does not exceed 6.50 to 1.00;

(23) acquisitions by the Top Borrower or any Restricted Subsidiary of the majority of the Capital Stock of Persons or of assets constituting a division, business unit or product line of, or all or substantially all of the assets of a Person (each a “Permitted Acquisition”); provided that (i) no Event of Default under Section 9.1(a) or 9.1(g) has occurred or is continuing both before and after giving effect to such Permitted Acquisition, (ii) the line of business of the acquired entity shall be similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by the Top Borrower and the Restricted Subsidiaries, (iii) any Person acquired shall become, and any Person acquiring assets shall be, a Restricted Subsidiary (unless designated as an Unrestricted Subsidiary) and (iv) the Top Borrower or such Restricted Subsidiary, as applicable, shall take, and shall cause such Person to take, all actions required under Section 6.9 in connection therewith;

(24) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary banking arrangements in the ordinary course of business;

(25) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(26) loans and advances to direct and indirect parent companies of the Top Borrower in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such companies in accordance with Section 7.3;

(27) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(28) Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other permitted Investment;

(29) Investments resulting from the exercise of drag-along rights, put-rights, call-rights or similar rights under joint venture or similar documents;

(30) (i) IPO Reorganization Transactions, (ii) [reserved] and (iii) reorganizations and other activities related to tax planning and other reorganizations; provided, in the case of this clause (iii) that, in the reasonable business judgment of the Top Borrower, after giving effect to any such reorganizations and activities, there is no material adverse impact on the value of the (A) Collateral granted (or the security interests granted thereon) to the Collateral Agent for the benefit of the Lenders or (B) Guarantees in favor of the Lenders, in the case of each of clauses (A) and (B), taken as a whole (any reorganizations and activities described in clause (iii) above, “Permitted Reorganizations”); and

(31) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are (A) in the ordinary course of business and (B) funded not more than 120 days in advance of the applicable transfer pricing and cost-sharing payment.

Subject to the immediately following sentence, the amount of any non-cash Investments will be the Fair Market Value thereof at the time made, and the amount of any cash Investment will be the original cost thereof. To the extent any Investment in any Person is made in compliance with Section 7.3(b) in reliance on a category above that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower, any other Loan Party or, to the extent applicable, any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, interest, payment, return of capital, repayment, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would result in the aggregate dollar amount able to be invested in reliance on such category to exceed such Dollar-denominated restriction). To the extent the category subject to a Dollar-denominated restriction is also subject to an equivalent percentage of such Dollar amount which, at the date of determination, produces a numerical restriction that is greater than such Dollar amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar amount in the foregoing sentence for purposes of determining such credit.

“Permitted Junior Priority Refinancing Debt”: any secured Indebtedness Incurred by any Borrower in the form of one or more series of junior lien secured notes or junior lien secured term loans (each, a “Junior Priority Refinancing Term Facility”); provided that (i) such Indebtedness constitutes Junior Lien Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Loans (including portions of Classes of Loans) and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower Representative within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens”: with respect to any Group Member:

(1) pledges or deposits by such Person in connection with (a) worker’s compensation, employment or unemployment insurance and other types of employers’ health tax, social security legislation, retirement and other similar legislation, employee source deductions, goods and services Taxes, sales Taxes, municipal Taxes and pension fund obligations or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Top Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (a), or (c) good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses, sublicenses or similar agreements to which such Person is a party, performance and return of money bonds and other similar obligations incurred in the ordinary course of business, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety, stay, customs or appeal bonds or statutory bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens with respect to outstanding motor vehicle fines and Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’ and mechanics’ and other like Liens, in each case for sums not overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are being maintained in accordance with GAAP;

(3) Liens for Taxes, assessments or other governmental charges and corporate Taxes (i) not overdue for more than 60 days or (ii) which are being contested in good faith by appropriate proceedings if (a) adequate reserves with respect thereto are being maintained on the books of such Person in accordance with GAAP (or, in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction) or (b) they are immaterial to the Top Borrower and its Restricted Subsidiaries taken as a whole or (iii) on property the Borrower Representative or any of its Restricted Subsidiaries has decided to abandon if the sole recourse for such Tax, assessment or governmental charge is to such property;

(4) Liens securing obligations incurred pursuant to Section 7.2(b)(xiii) as well as Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, leases, subleases, encroachments, protrusions, easements or reservations of, or rights of others for, sublicenses, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, and other similar purposes, or zoning, building codes or other restrictions (including defects or irregularities in title and similar encumbrances, including any title exceptions listed on any Title Policy) as to the use of real properties, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which, in each case, do not in the aggregate materially impair their use in the operation of the business of such Person taken as a whole;

(6) Liens Incurred to secure Other Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.2(b)(i), (b)(ii), (b)(iv), (b)(vi), (b)(vii), (b)(xiv), (b)(xv), (b)(xvi), (b)(xix) or (b)(xxix) (in each case, except to the extent required to be unsecured pursuant to the terms thereof); provided that, (A) in the case of Section 7.2(b)(vii), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its Affiliates, (B) in the case of Section 7.2(b)(vi) such Indebtedness complies with the Applicable Requirements, and (C) in the case of Section 7.2(b)(xv), such guarantee may only be subject to Liens to the extent the underlying Indebtedness may be subject to any Liens;

(7) (i) Liens securing the Obligations and (ii) Liens existing on the Closing Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Top Borrower or any Restricted Subsidiary (other than the proceeds or products of such assets, property or shares of stock or improvements thereon);

(9) Liens on assets or on property at the time the Top Borrower or any Restricted Subsidiary acquired such assets or property, including any acquisition by means of a merger or consolidation with or into the Top Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Top Borrower or any Restricted Subsidiary (other than the proceeds or products of such assets or property or shares of stock or improvements thereon);

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Top Borrower or another Restricted Subsidiary permitted to be Incurred pursuant to Section 7.2;

(11) Liens (including Liens on Cash Equivalents) securing Hedging Obligations in an amount not to exceed, at the time such Lien is created or Incurred, taken together with all other Liens Incurred pursuant to this clause (11), the greater of $20,000,000 and 13.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, licenses, subleases and sublicenses of, and the granting of an easement interest in and to, assets (including real property and intellectual property rights) in the ordinary course of business;

(14) Liens arising from UCC financing statement filings (or similar filings in any other jurisdiction) regarding operating leases or consignments or sales of receivables entered into by the Top Borrower and its Restricted Subsidiaries in the ordinary course of business and other Liens arising solely from precautionary UCC financing statements or similar filings;

(15) Liens in favor of the Top Borrower or any Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) pledges and deposits made in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Obligations or other Cash Management Services (each as defined in the First Lien Bank Credit Agreement) not prohibited by Section 7.2, in each case in the ordinary course of business;

(23) Liens on equipment of the Top Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Top Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(24) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15) and (25) of this definition of “Permitted Liens;” provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and (25) of this definition of “Permitted Liens” at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including any premium and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement; provided that with regard to liens incurred under this clause (24) with respect to Liens originally permitted under clauses (11) or (25), clauses (11) and (25) shall continue to be calculated assuming such Lien was incurred under such clauses;

(25) Liens securing obligations which obligations do not exceed, at the time such Lien is created or Incurred, taken together with all other Liens Incurred pursuant to this clause (25), the greater of $70,000,000 and 45.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period;

(26) Liens on the Collateral; provided that the holders of such Liens (or an agent, trustee or representative) have entered into an Intercreditor Agreement providing that such Liens are secured on a junior basis to the First Lien Obligations;

(27) Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;

(28) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Top Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Top Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Top Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(29) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(30) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.3; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(31) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(32) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar investment vehicles;

(33) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Top Borrower or any of its Restricted Subsidiaries;

(34) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(35) Liens not given in connection with the issuance of Indebtedness for borrowed money (i) of a collection bank arising under Section 4-210 of the UCC (or similar filings in any other jurisdiction) on items in the course of collection; (ii) attaching to a pooling, commodity or securities trading account or other commodity or securities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions (including Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts);

(36) (i) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder and (ii) Liens on advances of Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment;

(37) customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case incurred in the ordinary course of business;

(38) Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge, repayment or redemption of Indebtedness; provided that such defeasance, discharge, repayment or redemption is permitted hereunder;

(39) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(40) Liens given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of the Top Borrower or a Restricted Subsidiary thereof; provided that such Liens do not materially interfere with the operations of the Top Borrower and its Restricted Subsidiaries, taken as a whole;

(41) Liens on assets of Non-Guarantor Subsidiaries, provided such Liens secure obligations of Non-Guarantor Subsidiaries that are otherwise permitted hereunder and such Liens only encumber assets of such Non-Guarantor Subsidiaries;

(42) Liens arising out of or deemed to exist in connection with any financing transaction of the type described in clause (m) of the definition of “Asset Sale;”

(43) (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation schemes, payroll Taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Top Borrower or any Restricted Subsidiary;

(44) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(45) [reserved]; and

(46) zoning by-laws and other land use restrictions, including site plan agreements, development agreements and contract zoning agreements.

The Borrower Representative may divide, classify (or later reclassify) any Lien (or any portion thereof) in one or more of the above categories (including in part in one category and in part another category) as set forth in this definition.

“Permitted Refinancing Requirements”: with respect to any Indebtedness Incurred by any Borrower to Refinance, in whole or part, any other Indebtedness (such other Indebtedness, “Refinanced Debt”):

(a) with respect to all such Indebtedness:

(i) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are, taken as a whole, not materially more restrictive on the Group Members than those applicable to the Refinanced Debt, when taken as a whole (except for (x) financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Refinancing, as may be agreed by the Borrower Representative and the providers of such Indebtedness, (y) terms that are conformed (or added) to the Loan Documents for the benefit of the Lenders pursuant to an amendment between the Administrative Agent and the applicable Borrowers or (z) terms that are customary market terms at the time of Incurrence (as determined by the Borrower Representative in good faith) or are approved by the Administrative Agent in its reasonable discretion;

(ii) if such Indebtedness is guaranteed, it is not guaranteed by any Restricted Subsidiary other than the Restricted Subsidiaries that are Loan Parties; and

(iii) the proceeds of such Indebtedness are applied, substantially concurrently with the Incurrence thereof, to the prepayment (or satisfaction and discharge) of the outstanding amount of the Refinanced Debt in accordance with its terms;

provided, that an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent at least five (5) Business Days (or a shorter period acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition, unless the Administrative Agent notifies the Borrower Representative within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(iv) other than Permitted Early Maturity Indebtedness and Customary Bridge Financing, (x) in the case of Refinancing Term Debt Incurred under any First Priority Refinancing Term Facility or any Junior Priority Refinancing Term Facility, such Indebtedness (A) does not mature prior to the maturity date of the Refinanced Debt and (B) does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Refinanced Debt and (y) in the case of Refinancing Term Debt incurred under an Unsecured Refinancing Term Facility, such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except (i) customary asset sale or change of control provisions or (ii) other mandatory redemptions that are also made or offered to holders of outstanding Loans that are First Lien Obligations on at least a pari passu basis), in each case prior to the then Latest Maturity Date at the time such Refinancing Term Debt is incurred;

(v) such Indebtedness shares not greater than ratably in (or, if such Indebtedness constitutes Unsecured Refinancing Term Facility or Junior Priority Refinancing Term Facility, on a junior basis with respect to) any voluntary or mandatory prepayments of any Loans then outstanding; and

(b) if such Indebtedness is secured:

(i) such Indebtedness is not secured by any assets other than the Collateral (it being understood that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be Incurred by Non-Guarantor Subsidiaries pursuant to Section 7.2 may be secured by assets of Non-Guarantor Subsidiaries; and

(ii) a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent), which results in such Senior Representative having rights to share in the Collateral as provided in the definition of Permitted First Priority Refinancing Debt, in the case of a First Priority Refinancing Term Facility, or in the definition of Permitted Junior Priority Refinancing Debt, in the case of a Junior Priority Refinancing Term Facility.

“Permitted Unsecured Refinancing Debt”: any unsecured Indebtedness Incurred by any Borrower in the form of one or more series of senior unsecured notes or term loans (each, an “Unsecured Refinancing Term Facility”); provided that (i) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Loans (including portions of Classes of Loans) and (ii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that if an Officer’s Certificate signed on behalf of the Borrower Representative delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement of this definition, and the Required Lenders shall not have notified the Borrower Representative and the Administrative Agent that they disagree with such determination (including a statement of the basis upon which each such Lender disagrees) within such five (5) Business Day period, then such certificate shall be conclusive evidence that such terms and conditions satisfy such requirement. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: any natural person, corporation, limited partnership, exempted limited partnership, exempted company, general partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which Holdings or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 6.2(a).

“Preferred Stock”: any Equity Interest with preferential right of payment of dividends or redemptions upon liquidation, dissolution, or winding up.

“Prepayment-Based Incremental Amount”: as defined in the First Lien Bank Credit Agreement as in effect on the date hereof.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Lending Rate” in the United States or, if more than one rate is published as the “Prime Lending Rate”, the highest of such rates or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Private Lender Information”: any information and documentation that is not Public Lender Information.

“Pro Forma Basis”: (i) if, during such Reference Period, Holdings, the Top Borrower or any Restricted Subsidiary shall have made any Disposition (or discontinued any operations) of at least a division of a business unit, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definitions, such calculation for such Reference Period shall be given pro forma effect thereto as if such Disposition or discontinuation occurred on the first day of such Reference Period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of Consolidated EBITDA);

(ii) if, during such Reference Period, Holdings, the Top Borrower or any Restricted Subsidiary shall have made an Investment or acquisition of assets, in each case constituting at least a division of a business unit or a product line of, or all or substantially all of the assets of, any Person (whether by way of merger, asset acquisition, acquisition of Capital Stock or otherwise), then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such Reference Period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of Consolidated EBITDA);

(iii) if, during such Reference Period, the Borrower Representative shall have designated any Restricted Subsidiary as an Unrestricted Subsidiary, or designated any Unrestricted Subsidiary as a Restricted Subsidiary, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated after giving pro forma effect thereto as if such designation occurred on the first day of such Reference Period;

(iv) if, during such Reference Period, Holdings, the Top Borrower or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness (other than Indebtedness under any revolving credit facility unless such Indebtedness has been permanently repaid, retired or extinguished (and the commitments thereunder terminated) and not replaced), or issued or redeemed (or gives irrevocable notice of redemption for) any Disqualified Stock or Preferred Stock, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption (including as contemplated by any such irrevocable notice of redemption), as if the same had occurred on the first day of such Reference Period;

(v) if, following the last day of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered and prior to the end of the Reference Period, Holdings, the Top Borrower or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness (other than Indebtedness under any revolving credit facility unless such Indebtedness has been permanently repaid, retired or extinguished (and the commitments thereunder terminated) and not replaced), or issued or redeemed (or gives irrevocable notice or redemption for) any Disqualified Stock or Preferred Stock, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption (including as contemplated by any such irrevocable notice of redemption), as if the same had occurred on the first day of such Reference Period; and

(vi) if, during such Reference Period, Holdings or any Restricted Subsidiary shall have commenced any Operational Changes, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated after giving pro forma effect thereto as if such designation or entry occurred on the first day of such Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower Representative to the extent identifiable and supportable. Any such pro forma calculation shall include, without duplication, adjustments appropriate to reflect cost savings, operating expense reductions, restructuring charges and expenses and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “Consolidated EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

Interest on (x) a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower Representative to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower Representative may designate.

The term “Disposition” in this definition shall not include dispositions of inventory and other ordinary course dispositions of property.

“Pro Rata Share”: with respect to (i) any Facility, and each Lender and such Lender’s share of all Commitments or Loans under such Facility, at any time a fraction (expressed as a percentage), the numerator of which is the amount of the Commitments of such Lender under such Facility at such time and the denominator of which is the amount of the aggregate Commitments under such Facility at such time;

provided that if any Loans are outstanding under such Facility, then the Pro Rata Share of each Lender shall be a fraction (expressed as a percentage), the numerator of which is the amount of the Loans of such Lender under such Facility at such time and the denominator of which is the amount of the aggregate Loans at such time; provided, further, that if all Loans under such Facility have been repaid, then the Pro Rata Share of each Lender under such Facility shall be determined based on the Pro Rata Share of such Lender under such Facility immediately prior to such repayment and (ii) each Lender and all Loans and Outstanding Amounts at any time a fraction (expressed as a percentage), the numerator of which is the Outstanding Amount with respect to Loans and Commitments of such Lender at such time and the denominator of which is the Outstanding Amount (in aggregate); provided that if all Outstanding Amounts have been repaid or terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Properties”: as defined in Section 4.14(a).

“PTE”: means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 6.2(a).

“Public Lender Information”: information and documentation that is (i) of a type that would customarily be publicly available (as reasonably determined by the Borrower Representative) if Holdings and its Subsidiaries were public reporting companies, (ii) publically available (or could be derived from publically available information) or (iii) not material or inside information with respect to Holdings and its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws.

“Public Offering”: an initial underwritten public offering, or a direct listing, of common Capital Stock of Holdings or Holdings’ direct or indirect parent pursuant to an effective registration statement (other than a registration statement on Form S-8 (or equivalent forms applicable to foreign public companies or foreign private issuers in the United States) or any successor form) filed with the SEC in accordance with the Securities Act or pursuant to a prospectus or similar documents filed with securities regulatory authorities outside of the United States.

“Purchase”: as defined in the definition of “Dutch Auction.”

“Purchase Money Note”: a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Top Borrower or any of its Subsidiaries to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Purchase Notice”: as defined in the definition of “Dutch Auction.”

“Purchaser”: as defined in the definition of “Dutch Auction.”

“Qualified Equity Interests”: any Capital Stock that is not Disqualified Stock.

“Qualified Receivables Financing”: any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) the Borrower Representative shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Borrower Representative and the

Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower Representative), and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first introduced (as determined in good faith by the Borrower Representative and it being understood that such terms, covenants, termination events and other provisions may subsequently be modified so long as such modifications are on market terms at the time of any such modification) and may include Standard Securitization Undertakings. The grant of a security interest in any accounts receivable of the Top Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness shall not be deemed a Qualified Receivables Financing.

“Qualified Reporting Subsidiary” as defined in Section 6.1.

“Ratio-Based Incremental Amount”: as defined in the First Lien Bank Credit Agreement as in effect on the date hereof.

“Ratio-Based Incremental Facility”: as defined in the First Lien Bank Credit Agreement.

“Ratio Debt”: as defined in Section 7.2(a).

“Receivables Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing”: any transaction or series of transactions that may be entered into by the Top Borrower or any Subsidiary of the Top Borrower pursuant to which the Top Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Top Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Top Borrower or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Top Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation”: any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary”: a Wholly Owned Restricted Subsidiary of the Top Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Top Borrower or its Restricted Subsidiaries in which the Top Borrower or any Subsidiary of the Top Borrower makes an Investment and to which the Top Borrower or any Subsidiary of the Top Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Top Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower Representative as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Top Borrower or any other Subsidiary of the Top Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Top Borrower or any other Subsidiary of the Top Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Top Borrower or any other Subsidiary of the Top Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Top Borrower nor any other Subsidiary of the Top Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Top Borrower reasonably believe to be no less favorable to the Top Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Top Borrower, and

(c) to which neither the Top Borrower nor any other Subsidiary of the Top Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower Representative shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolutions of the Board of Directors of the Borrower Representative giving effect to such designation and an Officer’s Certificate signed on behalf of the Borrower Representative certifying that such designation complied with the foregoing conditions.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of any Group Member.

“Reference Period”: the period beginning on the first day of the most recently completed Test Period and ending on the Calculation Date.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance”: in respect of any Indebtedness, to refinance, discharge, redeem, replace, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Credit Agreement Debt”: as defined in the definition of “Permitted Credit Agreement Refinancing Debt.”

“Refinanced Debt”: as defined in the definition of “Permitted Refinancing Requirements.”

“Refinancing Term Debt”: Indebtedness under any First Priority Refinancing Term Facility, Junior Priority Refinancing Term Facility or Unsecured Refinancing Term Facility.

“Refunding Capital Stock”: as defined in Section 7.3(b)(ii).

“Register”: as defined in Section 11.6(b)(vi).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933 (or pursuant to similar rules in any jurisdiction outside of the United States), substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC (or any securities regulator outside of the United States).

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party that are not applied to repay the Loans pursuant to Section 2.11(c) on account of the Borrowers’ right to reinvest such proceeds in lieu of applying them to the prepayment of Loans.

“Reinvestment Event”: as defined in Section 2.11(c).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, replace, reconstruct or repair assets useful in the business of the Top Borrower and the Restricted Subsidiaries or in connection with a Permitted Acquisition.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 18 months after such Reinvestment Event (or, if later, 180 days after the date the Top Borrower or a Restricted Subsidiary has entered into a binding commitment to reinvest the Net Cash Proceeds of such Reinvestment Event prior to the expiration of such 18 month period) and (b) the date on which the Borrower Representative shall have notified the Administrative Agent in writing that it intends to prepay Indebtedness pursuant to Section 2.11(c).

“Related Business Assets”: assets (other than Cash Equivalents) used or useful in a Similar Business.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Reply Amount”: as defined in the definition of “Dutch Auction.”

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

“Required Lenders”: at any time, non-Defaulting Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter the aggregate Outstanding Amount of all Loans at such time.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of the Borrower Representative), or other similar officer of a Loan Party (or of its general partner, managing member or sole member, if applicable) of the applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, vice president of finance, controller or comptroller (or other officer or director with equivalent duties), and solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted”: when referring to Cash Equivalents of Holdings, the Top Borrower and the Restricted Subsidiaries, means that such Cash Equivalents appear as “restricted” on the consolidated balance sheet of Holdings, other than on accounts of Liens in favor of (w) the Administrative Agent for the benefit of the Secured Parties, (x) the First Lien Bank Agent for the benefit of the “secured parties” under the First Lien Bank Documents to the extent subject to the Pari Passu Intercreditor Agreement, (y) the Second Lien Agent for the benefit of the “secured parties” under the Second Lien Documents to the extent subject to the First Lien/Second Lien Intercreditor Agreement and (z) other Liens permitted under clauses (3), (10), (13), (15), (22), (24), (25), (30), (33), (35), (38) and (40) of the definition of “Permitted Liens” above, other than consensual Liens on assets which constitute Collateral and rank prior to the Liens in favor of the Administrative Agent (on behalf of the Secured Parties) on the Collateral.

“Restricted Investment”: an Investment other than a Permitted Investment.

“Restricted Payments”: as defined in Section 7.3(a).

“Restricted Subsidiary”: any Subsidiary of the Top Borrower other than any Unrestricted Subsidiary (or, at the option of Holdings, any other Subsidiary of Holdings designated by it as a Restricted Subsidiary); provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retained Asset Sale Proceeds”: an amount equal to the aggregate amount of Net Cash Proceeds received from any Asset Sale or any Recovery Event that are not applied to prepay Loans pursuant to Section 2.11(c) on account of clauses (i) or (ii) of the definition of “Asset Sale Percentage” or on account of the de minimis thresholds set forth in Section 2.11(b) and (c).

“Retained Declined Proceeds”: as defined in Section 2.11(f).

“Retired Capital Stock”: as defined in Section 7.3(b)(ii).

“Return Bid”: as defined in the definition of “Dutch Auction.”

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor to the rating agency business thereof.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions the Top Borrower or any Restricted Subsidiary sells substantially all of its right, title and interest in any property and, in connection therewith, the Top Borrower or a Restricted Subsidiary acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanctioned Person”: (a) any Person listed in any Sanctions Laws-related list of designated persons maintained by OFAC (including the designation as a “specially designated national” or “blocked person”), the U.S. Department of State, the United Nations Security Council, the European Union, the United Kingdom or any EU member state, and (b) any Person 50% or greater owned or controlled by any such Person or Persons.

“Sanctions Laws”: the economic sanctions laws and regulations administered or enforced by the U.S. Government (including OFAC or the U.S. Department of State), the United Nations Security Council, Canada, the European Union and the United Kingdom and any other applicable sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Agent”: the “Administrative Agent” as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement”: (i) the Second Lien Credit Agreement, dated as of August 1, 2018, among Holdings, the borrowers and guarantors party thereto, the lenders from time to time party thereto and the Second Lien Agent, as amended, restated, refinanced, supplemented or otherwise modified from time to time in accordance with this Agreement, the First Lien Bank Credit Agreement and the First Lien/Second Lien Intercreditor Agreement or (ii) one or more loan agreements among Holdings, any Borrower, and other parties from time to time party thereto pursuant to which the Indebtedness under the credit agreement referenced in clause (i) above or indebtedness under a subsequent credit agreement referenced in this clause (ii) has been Refinanced in whole or in part in a Refinancing that is permitted in accordance with this Agreement, with Indebtedness that is secured by Liens on the Collateral which are subordinated to the Liens on the Collateral in favor of the Secured Parties pursuant to the First Lien/Second Lien Intercreditor Agreement.

“Second Lien Documents”: the Second Lien Credit Agreement, and each other “Loan Document” (as defined in the Second Lien Credit Agreement (as it may be Refinanced in a Refinancing that is permitted in accordance with the provisions herein)).

“Second Lien Facilities”: the commitments and the extensions of credit made under the Second Lien Documents.

“Second Lien Incremental Loans”: as defined in the First Lien Bank Credit Agreement.

“Second Lien Loans”: the loans under the Second Lien Credit Agreement.

“Second Lien Security Documents”: the “Security Documents” as defined in the Second Lien Credit Agreement.

“Secured Parties”: the collective reference to the Administrative Agent and the Lenders.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement”: the Pledge and Security Agreement dated as of the Closing Date among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit A.

“Security Agreements”: collectively, the Security Agreement and each other security agreement and security agreement supplement executed and delivered pursuant to Section 5.1(a), Section 6.9, Section 6.11 or Section 6.15, in each case as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms.

“Security Documents”: the collective reference to the Security Agreements, each Intellectual Property Security Agreement, each Mortgage, collateral assignments, security agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 5.1(a), Section 6.9, Section 6.11 or Section 6.15, and each of the other agreements, instruments or documents that creates or purports to create a Lien which in each case, to the extent legally possible, is created in favor of the Administrative Agent for the benefit of the Secured Parties or as trustee of the Secured Parties and/or as creditor under a parallel debt structure for the other Secured Parties, whether entered into on or after the Closing Date.

“Senior Representative”: with respect to any series of Permitted First Priority Refinancing Debt, or Permitted Junior Priority Refinancing Debt or any series of Indebtedness permitted under Section 7.2(b)(ii) or Section 7.2(b)(vi), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Acquisition”: an acquisition, or a series of acquisitions all of which are consummated within a 90 day period, (i) the result of which is that Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period, is equal to or greater than 125.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, but without giving pro forma effect to such acquisition or series of acquisitions (and other transactions related thereto) or (ii) any acquisition not permitted under this Agreement and the other Loan Documents immediately prior to such acquisition.

“Significant Subsidiary”: at any date of determination, each Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under the Securities Act as such rule is in effect on the Closing Date.

“Similar Business”: any business, service or other activity engaged in by the Top Borrower, any of the Restricted Subsidiaries, or any direct or indirect parent on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Top Borrower and the Restricted Subsidiaries are engaged on the Closing Date.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvency Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit I.

“Solvent”: with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) the sum of the fair value of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person does not intend to Incur, or believe or reasonably should believe that it will Incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5.

“Specified Representations”: the representations and warranties set forth in Sections 4.3(a), 4.4(a) (solely as it relates to the Loan Documents), 4.4(c), 4.5(i) (with respect to the First Lien Bank Credit Agreement, the Second Lien Credit Agreement and the Organizational Documents only), 4.10, 4.13, 4.16 (subject to the last paragraph of Section 5.1), 4.17, 4.18(a) (with respect to the Patriot Act only), 4.18(d) (with respect to the U.S. Foreign Corrupt Practices Act of 1977, as amended, and OFAC only) and 4.19 (in each case, only with respect to the Loan Parties).

“Sponsors”: collectively, (i) Onex Corporation, Onex Partners IV LP, Onex Partners Manager LP, Onex Partners Advisor LP and/or one or more other investment funds advised, managed or controlled by Onex Corporation, and (ii) Vista Equity Partners Fund VI, L.P. and Vista Equity Partners Management, LLC and, in each case (whether individually or as a group), their respective Affiliates and any investment funds that have granted to the foregoing control in respect of their investment in Holdings and/or any of the Restricted Subsidiaries of Holdings, but, in any event, excluding any of their respective portfolio companies.

“Standard Securitization Undertakings”: representations, warranties, covenants, indemnities and guarantees of performance entered into by the Top Borrower or any Subsidiary of the Top Borrower which the Borrower Representative has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity Date”: with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness”: (a) with respect to any Borrower, any Indebtedness of any Borrower which is by its terms contractually subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms contractually subordinated in right of payment to its Guarantee.

“Subsidiary”: with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Top Borrower.

“Subsidiary Guarantor”: each Restricted Subsidiary that executes this Agreement as a “Guarantor”, including, for the avoidance of doubt, each Borrower that is a Subsidiary of the Top Borrower.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Top Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Target”: as defined in the recitals hereto.

“Taxes”: as defined in Section 2.19(a).

“Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate Outstanding Amount of such Lender’s Loans at such time constitutes of the aggregate Outstanding Amount of all Loans at such time).

“Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice”: a notification by the Administrative Agent to the Lenders and the Borrower Representative of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event”: the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.16 that is not Term SOFR.

“Test Period” means, subject to Section 1.4, the most recently ended period of four consecutive fiscal quarters of Holdings (taken as one account period) for which financial statements and certificates required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered.

“Title Policy”: an ALTA or equivalent lender’s title insurance policy issued by a title insurer reasonably acceptable to Administrative Agent pursuant to the terms of Section 6.9(b), subject only to those exceptions which are either Permitted Liens (with any Liens on Collateral that are expressly contemplated to be junior to the Liens on the Collateral securing the Obligations to be listed in the applicable Title Policy as subordinate to the Collateral Agent’s lien on the applicable Mortgaged Property) or are otherwise reasonably approved by the Administrative Agent and containing such endorsements as are customary in the jurisdiction in which the applicable Mortgaged Property is located and as the Administrative Agent shall reasonably require.

“Top Borrower”: as defined in the preamble hereto.

“Total First Lien Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Indebtedness on such day that is secured by the Collateral and constitutes First Lien Obligations over (ii) an amount equal to the sum of (x) the Unrestricted Cash Equivalents and (y) Cash Equivalents restricted in favor of any Senior Representative or the Administrative Agent (which may also include Cash Equivalents securing other Indebtedness that are either (A) First Lien Obligations or (B) Junior Lien Obligations subject to the terms of an Intercreditor Agreement, in any such case, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent methods of perfection (unless the Controlling Collateral Agent or the Administrative Agent also has the benefit of a control agreement or other equivalent methods of perfection)), in each case of Holdings, the Top Borrower and the Restricted Subsidiaries on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Total Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Indebtedness on such day over (ii) an amount equal to the sum of (x) the Unrestricted Cash Equivalents and (y) Cash Equivalents restricted in favor of any Senior Representative or the Administrative Agent (which may also include Cash Equivalents securing other Indebtedness that are either (A) First Lien Obligations or (B) Junior Lien Obligations subject to the terms of an Intercreditor Agreement, in any such case, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent methods of perfection (unless the Controlling Collateral Agent or the Administrative Agent also has the benefit of a control agreement or other equivalent methods of perfection)), in each case of Holdings, the Top Borrower and the Restricted Subsidiaries on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Total Secured Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Indebtedness on such day (x) constituting the Obligations or (y) that is otherwise secured by the Collateral over (ii) an amount equal to the sum of (x) the Unrestricted Cash Equivalents and (y) Cash Equivalents restricted in favor of any Senior Representative or the Administrative Agent (which may also include Cash Equivalents securing other Indebtedness that are either (A) First Lien Obligations or (B) Junior Lien Obligations subject to the terms of an Intercreditor Agreement, in any such case, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent methods of perfection (unless the Controlling Collateral Agent or the Administrative Agent also has the benefit of a control agreement or other equivalent methods of perfection)), in each case of Holdings, the Top Borrower and the Restricted Subsidiaries on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Transactions”: (a) the execution and delivery of the Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date, (b) the consummation of the Acquisition and (e) the payment of fees and expenses Incurred in connection with each of the foregoing.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration”: in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States”: the United States of America.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted”: when referring to Cash Equivalents, means that such Cash Equivalents are not Restricted.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Top Borrower designated by the Borrower Representative as an Unrestricted Subsidiary pursuant to Section 6.12 subsequent to the Closing Date, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) each Receivables Subsidiary. For the avoidance of doubt, no Borrower may be designated as an Unrestricted Subsidiary at any time, and no Subsidiary of the Top Borrower that is a Borrower may be designated as an Unrestricted Subsidiary unless it shall have ceased to be a Borrower pursuant to Section 12.3 prior to the effectiveness of such designation as an Unrestricted Subsidiary.

“Unsecured Refinancing Term Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”

“US Subsidiary”: any Subsidiary of the Top Borrower organized under the laws of the United States, any state within the United States or the District of Columbia.

“Voting Stock”: with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary”: any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary”: with respect to any Person, a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers”: means, (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” or “Incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred”, “incurrence”, “Incurred” or “Incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights, (v) the term “consolidated” with respect to any Person refers to such Person consolidated with the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted

Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person, (vi) references to agreements or other Contractual Obligations (including any of the Loan Documents, First Lien Bank Documents or Second Lien Documents) shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, novated, supplemented, restated, extended, amended and restated or otherwise modified from time to time and (vii) a debt instrument includes any equity or hybrid instrument to the extent characterized as indebtedness.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, paragraph, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For the avoidance of doubt, unless otherwise specified herein, each date indicated in any Loan Document to fall on a Business Day, if such date is not a Business Day, shall instead fall on the next succeeding Business Day.

(f) Prior to the first delivery of financial statements under Section 6.1, any ratio or other financial metric that is measured based on the most recent financial statements delivered or required to be delivered pursuant to Section 6.1 (including any such metric measured by reference to a Test Period) shall instead be based on the financial statements referred to in Section 4.1(b).

(g) For the avoidance of doubt, unless otherwise specified or the context indicates otherwise, all Financial Definitions (including any defined term or section reference included therein) referred to in the Loan Documents shall be calculated with reference to Holdings, the Top Borrower and the Restricted Subsidiaries, determined on a consolidated basis.

(h) For the purposes of Sections 7.5 and 7.8, an allocation of assets to a division of a Restricted Subsidiary that is a limited liability company, or an allocation of assets to a series of a Restricted Subsidiary that is a limited liability company, shall be treated as a transfer of assets from one Restricted Subsidiary to another Restricted Subsidiary.

(i) Each reference to any defined term or section of (i) the First Lien Bank Credit Agreement shall be deemed to include any analogous term or section of any Senior Debt Document (as defined in the First Lien/Second Lien Intercreditor Agreement) and (ii) the Second Lien Credit Agreement shall be deemed to include any analogous term or section of any Second Priority Debt Document (as defined in the First Lien/Second Lien Intercreditor Agreement), in each case unless the context otherwise requires.

1.3 Accounting. For purposes of all Financial Definitions and calculations in the Loan Documents, there shall be excluded for any period the effects of purchase accounting (including the effects of such adjustments pushed down to Holdings, the Top Borrower and the Restricted Subsidiaries) in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Top Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisition, or the amortization or write-off of any amounts thereof.

If at any time any change in GAAP or Tax Change (as defined below) would affect the computation of any financial ratio, standard or term set forth in any Loan Document, and the Borrower Representative or the Required Lenders shall so request, the Administrative Agent and the Borrower Representative shall negotiate in good faith to amend such ratio, standard or term to preserve the original intent thereof in light of such change in GAAP or Tax Change (subject to approval by the Borrower Representative); provided that, until so amended, such ratio, standard or term shall continue to be computed in accordance with GAAP immediately prior to such change therein or, in the case of a Tax Change, as if the Applicable Tax Laws immediately prior to such change therein continued to apply; provided, that, to the extent any such change would have a negative impact on the Borrower Representative with respect to any ratio, financial calculation, financial reporting items or requirement computation, the Borrower Representative may (in its sole discretion) elect to compute or report such ratio, financial calculation, financial reporting item or requirement in accordance with GAAP and/or the Applicable Tax Laws, as the case may be, as changed and accordingly, if such an election is made, the Borrower Representative shall not be required to deliver the written statement described in the immediately preceding proviso with respect thereto. “Tax Change” means any change in the Code or any other applicable Requirement of Law that would have the effect of changing the amount of Taxes due and payable by Holdings, the Top Borrower and the Restricted Subsidiaries for any taxable period, as compared to the amount of Taxes that would have been due and payable by Holdings, the Top Borrower the Restricted Subsidiaries for such taxable period under the Code or any other Requirements of Law as in effect immediately prior to such change; provided for avoidance of doubt, that the calculation of a change in Taxes due and payable shall take into account all changes to the Code or any other Requirements of Law. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 or FASB ASC 825 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Top Borrower or any of the Restricted Subsidiaries at “fair value,” as defined therein and (ii) the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123(R) or any other financial accounting standard having a similar result or effect (to the extent that the pronouncements in Financial Accounting Standards No. 123(R) result in recording an equity award as a liability on a consolidated balance sheet of Holdings, the Top Borrower and the Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

1.4 Limited Condition Transactions Notwithstanding anything to the contrary herein, in connection with any action (including any Limited Condition Transaction itself) being taken solely in connection with a Limited Condition Transaction, for purposes of:

(a) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio, Total Net Leverage Ratio and Fixed Charge Coverage Ratio;

(b) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Net Income);

(c) testing the absence of a Default or Event of Default; or

(d) the making of any representations or warranties,

in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under the Loan Documents shall be deemed to be the date the definitive agreements for (or in the case of a Limited Condition Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligations to consummate), or irrevocable notice of, such Limited Condition Transaction are entered into (the “LCT Test

Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recently completed Test Period ending prior to the LCT Test Date, Holdings, the Top Borrower or the Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, basket, test, Default or Event of Default “blocker” or making of representations and warranties, such ratio, basket, test, Default or Event of Default “blocker” or making of representations and warranties shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCT Election and any of the ratios, baskets, tests, Default or Event of Default “blocker” or making of representations and warranties for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket, test, Default or Event of Default “blocker” or making of representations and warranties, including due to fluctuations in Consolidated EBITDA at or prior to the consummation of the relevant transaction or action, such baskets, ratios, tests, Default or Event of Default “blocker” or making of representations and warranties will not be deemed to have been exceeded as a result of such fluctuations.

1.5 Financial Ratio Calculations. For the avoidance of doubt, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio and/or the Total Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under the same covenant that requires compliance with a financial ratio or test (including a test based on the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio and/or the Total Net Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, and (b) except as provided in clause (a), the entire transaction shall be calculated on a Pro Forma Basis. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, liquidations, dissolutions, mergers, consolidations, dividends, or any prepayments of Indebtedness incurred or otherwise effected in reliance on Fixed Amounts may be reclassified at any time, as the Borrower Representative may elect from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrowers together with the Restricted Subsidiaries subsequently meets the applicable ratio for such Incurrence-Based Amounts on a Pro Forma Basis.

1.6 Currency Equivalents Generally.

For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate of exchange between the applicable currency and Dollars (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) in effect on the Business Day immediately preceding the date of such transaction or determination and shall not be affected by subsequent fluctuations in exchange rates and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar amount of such Indebtedness.

1.7 Treatment of Subsidiaries Prior to Joinder.

Each Subsidiary of Holdings that is required to be joined as a Loan Party pursuant to Section 6.9 shall, until the completion of such joinder, be deemed for the purposes of Section 7 of this Agreement to be a Loan Party from and after the Closing Date (or the date of formation or acquisition of such subsidiary).

1.8 Interest Rates; LIBOR Notification.

(a) The interest rate on Eurodollar Rate Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022 or at some point thereafter, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Rate Loans for one or more currencies available for borrowing hereunder. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, this Section 1.8 provides the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower Representative, pursuant to this Section 1.8, of any change to the reference rate upon which the interest rate on Eurocurrency Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the LIBOR or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 1.8(c) or (d), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 1.8(e)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the LIBOR prior to its discontinuance or unavailability.

(b) Subject to clauses (c), (d), (e), (f), (g) and (h) of this Section 1.8, if prior to the commencement of any Interest Period for a Eurocurrency Loan:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate or the LIBOR Rate, as applicable (including because the LIBOR Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request for an interest election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Loan shall be ineffective and (B) if any request for a Borrowing requests a Eurocurrency Rate Borrowing, such Borrowing shall be made as an ABR Loan; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then any other Type of Borrowings shall be permitted.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (d) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(e) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time with the consent of the Borrower Representative and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(f) The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (g) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, the Borrower or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.8.

(g) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(h) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a Eurocurrency Loan of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

SECTION 2.

AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a single Loan to the Borrowers on the Closing Date in Dollars and in an amount not to exceed the amount of the Commitment of such Lender on the Closing Date. The Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower Representative and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The Commitments in effect on the Closing Date shall automatically terminate at 11:59 p.m. (New York City time) on the Closing Date. Once borrowed and repaid, no Loan may be re-borrowed.

2.2 Procedure for Borrowing Loans. The Borrower Representative (on behalf of the Borrowers) shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including (x) any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and (y) by written notice), appropriately completed and signed by a Responsible Officer of the Borrower Representative (which notice must be received by the Administrative Agent no later than 11:00 a.m. (New York City time), one Business Day prior to the anticipated Closing Date, in the case of ABR Loans or Eurocurrency Loans, in each case or such shorter period as the Administrative Agent reasonably shall agree) requesting that the Lenders make the Initial Loans on the Closing Date and specifying (i) the amount to be borrowed, (ii) the Type of Loan, (iii) the applicable Interest Period, and (iv) instructions for remittance of the Loans to be borrowed. Notwithstanding the foregoing, such notices may be conditioned on the occurrence of the Closing Date or, with respect to Loans borrowed after the Closing Date, may be conditioned on the occurrence of any transaction utilizing such Loans. Upon receipt of such notice the

Administrative Agent shall promptly notify each Lender thereof. Not later than 4:00 p.m. (New York City time) on the Closing Date, each such Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Loan or Loans to be made by such Lender. Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting such account or by wire transfer as is designated in writing to the Administrative Agent by the Borrower Representative (or as otherwise directed by the Borrower Representative), with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3 Repayment of Loans.

(a) The principal amount of the Initial Loans of each Lender shall be repaid by the Borrowers on the Maturity Date, in an amount equal to the aggregate Outstanding Amount on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) [Reserved].

(c) The Obligations of the Borrowers in respect of the Loans, whether on account of principal, interest, fees or otherwise, are joint and several.

2.4 [Reserved].

2.5 [Reserved].

2.6 [Reserved].

2.7 [Reserved].

2.8 Fees.

(a) The Borrowers agree to pay to the Administrative Agent and the Lenders (and their respective affiliates) the fees in the amounts and on the dates set forth in any fee agreements (including the Fee Letter) with such Persons and to perform any other obligations contained therein.

(b) The Borrowers agree to pay to the Administrative Agent for the account of each Lender, in accordance with its Term Percentage, a duration fee (the “Duration Fee”) equal to: (i) 0.50% of the aggregate principal amount of the Loans outstanding on the date that is 91 days after the Closing Date, which shall be earned and due and payable on such 91st day (or if such day is not a Business Day, the next Business Day); (ii) 0.50% of the aggregate principal amount of the Loans outstanding on the date that is 181 days after the Closing Date, which shall be earned and due and payable on such 181st day (or if such day is not a Business Day, the next Business Day); and (iii) 0.50% of the aggregate principal amount of the Loans outstanding on the date that is 271 days after the Closing Date, which shall be earned and due and payable on such 271st day (or if such day is not a Business Day, the next Business Day).

2.9 [Reserved].

2.10 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, upon notice, substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative (on behalf of the Borrowers), which notice must be received by the Administrative Agent no later than 2:00 p.m. (New York City time) three (3) Business Days prior to the prepayment date, in the case of Eurocurrency Loans, and no later than 2:00 p.m. (New York City time) on the prepayment date, in the case of ABR Loans; provided that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.21; provided, further, that such notice shall be irrevocable unless such notice of prepayment indicates that such prepayment is conditioned upon one or more conditions precedent, in which case such notice of prepayment may be revoked or automatically terminated if such conditions precedent are not satisfied and any Eurocurrency Loan that was the subject of such notice shall be continued as an ABR Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof or (y) in the case of Eurocurrency Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof.

2.11 Mandatory Prepayments and Commitment Reductions; Change of Control Put Right.

(a) If any Indebtedness shall be Incurred by any Group Member (other than (i) ordinary course Indebtedness permitted to be Incurred by such Person under Section 7.2 and (ii) any Indebtedness permitted under Section 7.2(b)(xiv)), an amount equal to 100% of the Net Cash Proceeds within five (5) Business Days after the receipt of such proceeds, shall be applied on the date of such issuance or Incurrence toward the prepayment of the Loans as set forth in clause (g) of this Section 2.11.

(b) [Reserved].

(c) Subject to clause (d) of this Section 2.11, if, on any date, the Top Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event in excess of $10,000,000 in any fiscal year, then, unless the Borrower Representative has determined in good faith that such Net Cash Proceeds shall be reinvested in its business (a “Reinvestment Event”), an aggregate amount equal to the Asset Sale Percentage (determined on a Pro Forma Basis as of the Test Period most recently ended prior to (x) at the time of the making of such prepayment or, at the Borrower Representative’s option, (y) at the time of receipt of Net Cash Proceeds) of such Net Cash Proceeds shall be applied within five (5) Business Days of such date to prepay (A) outstanding Loans in accordance with this Section 2.11 and (B) at the Borrower Representative’s option, the prepayment of any other outstanding Indebtedness that constitutes First Lien Obligations (including the First Lien Bank Loans) (collectively, “Other Applicable Indebtedness”); provided that, notwithstanding the foregoing, within five (5) Business Days following each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to any Asset Sale or Recovery Event, shall be applied to prepay the outstanding Loans as set forth in Section 2.11(g); provided, further, that the Top Borrower may elect to deem expenditures that would otherwise be permissible reinvestments pursuant to this clause (c) that occur within 90 days prior to the actual receipt of Net Cash Proceeds from any Asset Sale or Recovery Event to have been reinvested in accordance with the provisions hereof so long as such expenditure has been made no earlier that the earliest of (1) notice to the Administrative Agent of such Asset Sale or Recovery Event (it being agreed that the Administrative Agent will not distribute such notice to the lenders until the occurrence of (2) or (3) as follows), (2) the execution of a definitive agreement for such Asset Sale or (3) the consummation of such Asset Sale or the occurrence of such Recovery Event. Any such Net Cash Proceeds may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Asset Sale or Recovery Event is required under the terms of such Other Applicable Indebtedness (with any remaining Net Cash Proceeds applied to prepay outstanding Loans in accordance with the terms hereof), unless such application would result in the holders of Other

Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate Outstanding Amount of Loans and Other Applicable Indebtedness at such time) of such Net Cash Proceeds relative to Lenders, in which case such Net Cash Proceeds may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Loans. Subject to any requirements set forth in the First Lien Bank Documents and the Second Lien Documents, to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Cash Proceeds, the declined amount of such Net Cash Proceeds shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding).

(d) Notwithstanding anything to the contrary in this Agreement (including clauses (a) and (c) above), to the extent that the Borrower Representative has determined in good faith that (i) any of or all the Net Cash Proceeds of any Indebtedness described in clause (a) above or any Asset Sale or Recovery Event by a Subsidiary (or branches of Subsidiaries) are prohibited or delayed by applicable local law from being repatriated to the relevant Borrower(s) (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), (ii) such repatriation would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officers) or (iii) in the case of Foreign Subsidiaries (including repatriation or distributions that would be made through Foreign Subsidiaries), such repatriation or any distribution of the relevant amounts would result in material adverse Tax consequences, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times set forth in this Section 2.11 but may be retained by the applicable Subsidiary or branch (the Borrowers hereby agreeing to cause the applicable Subsidiary or branch to promptly take commercially reasonable actions to permit such repatriation without violating applicable local law or incurring material adverse Tax consequences; (provided, however, that no such commercially reasonable actions shall be required to be taken later than twelve (12) months after the applicable Indebtedness Incurrence, Asset Sale or Recovery Event)) provided, that for a period of 365 days from receipt of such Net Cash Proceeds, if such repatriation of any of such affected Net Cash Proceeds becomes permitted under such applicable local law, would not present a material risk as described in clause (ii) above, or no such material adverse Tax consequences would result from such distribution, such distribution will be promptly affected and such distributed Net Cash Proceeds will be promptly (and in any event not later than ten (10) Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of Loans pursuant to this Section 2.11.

(e) If the Top Borrower or any Restricted Subsidiary receive Net Cash Proceeds from (x) any Public Offering of equity securities (including convertible securities, equity-linked securities and any warrants, rights or options to purchase equity securities) of the Top Borrower, Holdings or any Parent Holding Company (other than any (i) Equity Interests issued to any of the Sponsors or any of their respective Affiliates, (ii) Equity Interests issued pursuant to employee or director stock plans, (iii) issuances of Equity Interests in connection with the conversion of options or warrants, (iv) intercompany share issuances or (v) directors’ qualifying shares or shares or interests held by non-U.S. nationals or other third parties) or (y) a merger of the Top Borrower, Holdings or any Parent Holding Company with and into any “special purpose acquisition company” (or any similar acquisition) that results in the Top Borrower, Holdings or any Parent Holding Company having a class or series of equity securities traded on a recognized securities exchange, then an amount equal to such Net Cash Proceeds shall be applied within five (5) Business Days of receipt of such Net Cash Proceeds toward the prepayment of the Loans as set forth in clause (g) of this Section 2.11.

(f) The Borrower Representative shall deliver to the Administrative Agent notice, substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative (on behalf of the Borrowers), of each prepayment required under this Section 2.11 (other than prepayments pursuant to Section 2.11(a)), which notice must be received by the Administrative Agent not less than three (3) Business Days (or such shorter time as the Administrative Agent shall reasonably agree) prior to the date such prepayment shall be made. The Administrative Agent will promptly notify each applicable Lender of such notice. Each such Lender may reject all of its Pro Rata Share of the prepayment (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower Representative no later than (i) 5:00 p.m., New York City time on the date of such Lender’s receipt of such notice from the Administrative Agent, if such notice is received prior to 11:00 a.m., New York City time, and (ii) 12:00 p.m., New York City time on the date following such Lender’s receipt of such notice from the Administrative Agent, if such notice is received after 11:00 a.m. New York City time. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance of such prepayment. Subject to any requirements of the First Lien Bank Facilities, the Second Lien Facilities or any other Indebtedness, any Declined Proceeds may be retained by the Borrowers (such retained amount, the “Retained Declined Proceeds”). Each notice delivered pursuant to the first sentence of this clause (f) shall, as applicable, set forth in reasonable detail the calculation of the amount of such prepayment (including a calculation of any Asset Sale Percentage).

(g) Amounts to be applied in connection with any prepayments made pursuant to this Section 2.11 shall be applied to the prepayment of the Loans in accordance with Section 2.17(b). The application of any prepayment of Loans pursuant to this Section 2.11 shall be made on a pro rata basis within any Class of Loans regardless of Type. Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(h) Notwithstanding any of the other provisions of this Section 2.11, if any prepayment of Eurocurrency Loans is required to be made under this Section 2.11 other than on the last day of the Interest Period applicable thereto, the applicable Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder with the Administrative Agent, to be held as security for the obligations of the applicable Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such Eurocurrency Loans in accordance with this Section 2.11 (determined as of the date such prepayment was required to be originally made); provided that such unpaid Eurocurrency Loans shall continue to bear interest in accordance with Section 2.15 until such unpaid Eurocurrency Loans have been prepaid. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of the applicable Eurocurrency Loans in accordance with Section 2.11 (determined as of the date such prepayment was required to be originally made). Notwithstanding anything to the contrary contained in this Agreement, any amounts held by the Administrative Agent pursuant to this subsection (h) pending application to any Eurocurrency Loans shall be held and applied to the satisfaction of such Eurocurrency Loans prior to any other application of such amounts as may be provided for herein.

(i) Upon the occurrence of a Change of Control, each Lender will have the right to require the Borrowers to make an offer (a “Change of Control Offer”) to prepay all or any part of such Lender’s Loans at a prepayment price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment. Within 30 days following any Change of Control, the Top Borrower shall deliver to the Administrative Agent (who shall notify the Lenders in accordance with the terms of this Agreement) a certificate of an Authorized Officer of the Top Borrower (the “Notice of

Change of Control”) setting forth: (A) that a Change of Control has occurred and that each Lender has the right to require the Borrowers to prepay such Lender’s Loans at a prepayment price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment; (B) the circumstances and relevant facts regarding such Change of Control; and (C) the prepayment date (which shall be determined by the Top Borrower in its sole discretion, but in any event be no earlier than 30 days nor later than 60 days from the date such notice is delivered). Each prepayment of the Loans pursuant to this Section 2.11(i) shall be paid to the Lenders that elect to accept such offer by written notice thereof delivered to the Borrowers (with a copy to the Administrative Agent) in accordance with their respective Term Percentage (it being understood that any Lender that shall have failed to accept such offer as set forth above at least three (3) Business Days prior to the prepayment date set forth in the Notice of Change of Control shall be deemed to have waived such right). In the event that any Lender shall have exercised such right as set forth above, notwithstanding anything to the contrary herein, the Borrowers shall prepay, without premium or penalty, 100% of the principal outstanding amount of the Loans of such Lender, plus accrued and unpaid interest, if any, to the date of prepayment. Notwithstanding the foregoing provisions of this paragraph, (i) a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, with a prepayment date to occur upon, or within a specified period of time not to exceed 15 days after, the consummation of such Change of Control, and (ii) the Borrowers shall not be required to make a Change of Control Offer upon a Change of Control if (x) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 2.11(i) applicable to a Change of Control Offer made by the Borrowers and (y) such third party repays (or causes to be repaid) all Loans properly submitted for repayment and not withdrawn under such Change of Control Offer.

2.12 Conversion and Continuation Options.

(a) The Borrower Representative (on behalf of the Borrowers) may elect from time to time to convert Eurocurrency Loans to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative (on behalf of the Borrowers), no later than 12:00 p.m. (New York City time), three (3) Business Days prior to the proposed conversion date. The Borrower Representative may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable written notice of such election substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative (on behalf of the Borrowers), no later than 12:00 p.m. (New York City time), on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, further, that if the Borrower Representative wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) three (3) Business Days prior to the requested date of such Borrowing conversion, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is approved by all of them. Not later than 12:00 p.m. (New York City time), two (2) Business Days before the requested date of such Borrowing conversion, the Administrative Agent shall notify the Borrower Representative whether or not the requested Interest Period has been consented to by all the Lenders; provided, further that, no ABR Loan may be converted into a Eurocurrency Loan when a bankruptcy or payment Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If the Borrower Representative fails to give a timely notice requesting any conversion from one Type of Loan to another, then the applicable Loans shall be continued as, or converted to, Eurocurrency Loans with a one-month Interest Period. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative (on behalf of the Borrowers) giving irrevocable written notice to the Administrative Agent, substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative, no later than 2:00 p.m. (New York City time) on the third Business Day preceding the proposed continuation date in the case of Eurocurrency Loans; provided, further that, to the extent the Required Lenders provide written notice thereof to the Borrower Representative, no Eurocurrency Loan may be continued as such when any Event of Default has occurred and is continuing; provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this paragraph, such Loans shall be automatically continued as Eurocurrency Loans with a one-month Interest Period on the last day of such then expiring Interest Period, and if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then-expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and no more than five Eurocurrency Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% and (ii) if all or a portion of (x) any interest payable on any Loan or (y) any Duration Fee or (z) any other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2.0% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans that are Initial Loans plus 2.0%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.14(c) shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the relevant Lenders of the effective date and the amount of each such change in interest rate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a Eurocurrency Loan, the date of conversion of such Eurocurrency Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a Eurocurrency Loan, the date of conversion of such ABR Loan to such Eurocurrency Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative, deliver to the Borrower Representative a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14.

2.16 Inability to Determine Interest Rate; Illegality.

(a) Subject to Section 1.8 (which shall apply solely in the circumstances set forth therein), if prior to the first day of any Interest Period (i) the Administrative Agent or the Required Lenders shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or (ii) the Administrative Agent shall have received notice from the Required Lenders that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give written notice thereof to the Borrower Representative and the relevant Lenders as soon as practicable thereafter. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency component of the ABR, the utilization of the Eurocurrency Rate component in determining the ABR shall be suspended, in each case until such time as the Administrative Agent (upon the approval of the Required Lenders which approval the Administrative Agent agrees to seek promptly once it reasonably believes such condition no longer exists) revokes such notice. Upon receipt of such notice, the Borrower Representative (on behalf of the Borrowers) may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

(b) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Borrower Representative and to the Administrative Agent:

(i) any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR to Eurocurrency Loans shall be suspended, and

(ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the ABR, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the ABR, in each case of clauses (i) and (ii) until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist.

Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay (solely if requirement by a Requirement of Law) or, if applicable, convert all of such Lender’s Eurocurrency Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the ABR) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans. In the event any Lender shall exercise its rights under paragraphs (i) or (ii) of this clause (b), all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans (if applicable) made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans. For purposes of this clause (b), a notice to the Borrower Representative by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases, such notice shall be effective on the date of receipt by the Borrower Representative.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by any Borrower on account of any Duration Fee and any reduction of the Commitments of the Lenders shall be made pro rata to the relevant Lenders of any Class according to the respective Term Percentages of the relevant Lenders of such Class.

(b) Subject to Section 2.11(i), each payment (including each voluntary or mandatory prepayment) on account of principal of and interest on any Class of the Loans shall be made pro rata to the Lenders of such Class according to the respective Outstanding Amount of the Loans then held by the Lenders of such Class. The amount of each optional prepayment of the Loans made pursuant to Section 2.10 shall be applied as directed by the Borrower Representative in the notice described in Section 2.10 and, if no direction is given by the Borrower Representative, to the Loans of each Borrower on a pro rata basis. The amount of each mandatory prepayment of the Loans pursuant to Section 2.11 shall be applied as directed by the Borrower Representative in the notice described in Section 2.11 and to the Loans of each Borrower on a pro rata basis (other than in the case of Permitted Credit Agreement Refinancing Debt, the proceeds of which shall be applied to the applicable Class).

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m. (New York City time) on the due date thereof to the Administrative Agent at its offices at 745 Seventh Avenue, New York, New York 10019, for the account of the Lenders, in Dollars and in immediately available funds. Any payments received after such time shall be deemed to be received on the next Business Day at the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the time of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor (a “Funding Default”), such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with (without duplication of any such amounts ultimately received from such Lender, and any interest thereon) interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrowers. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower Representative prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.18 Requirements of Law.

(a) Subject to clause (c) of this Section 2.18, if any Change in Law shall (i) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (x) any Non-Excluded Taxes or Other Taxes (each of which is provided for in Section 2.19), (y) any Taxes described in clauses (i) through (v) of the second sentence of Section 2.19(a) and (z) any Taxes which would have been compensated for under Section 2.19(a) or Section 2.19(f) but were not so compensated because an exclusion in Section 2.19(h) applied), (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate or (iii) impose on such Lender any other condition, and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower Representative (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) Subject to clause (c) of this Section 2.18, if any Lender shall have determined that compliance by such Lender (or any corporation controlling such Lender) with any Change in Law regarding capital adequacy or liquidity shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Loans to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower Representative (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(b)), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything to the contrary in this Agreement (including clauses (a) and (b) above), reimbursement pursuant to this Section 2.18 for (A) increased costs arising from any market disruption (i) shall be limited to circumstances generally affecting the banking market and (ii) may only be requested by the Required Lenders and (B) increased costs because of any Change in Law resulting from clause (i) or (ii) of the proviso to the definition of “Change in Law” may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrowers under syndicated credit facilities comparable to those provided hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower Representative (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrowers shall pay such Lender the additional amount shown as due on any such certificate promptly after, and in any event within, ten (10) Business Days of, receipt thereof. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes.

(a) Except where required under applicable Law, all payments made by the Loan Parties under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, including any penalties, interest and additional amounts with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, “Taxes”). Subject to Section 2.19(h) below, if any applicable law requires any Taxes, excluding (i) Taxes imposed on or measured by net income and franchise Taxes (which franchise Taxes are imposed in lieu of net income Taxes) imposed on or with respect to the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) branch profits Taxes imposed on the Administrative Agent or any Lender by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (i) above, (iii) United States withholding Taxes to the extent imposed pursuant to a Requirement of Law (or official interpretation or administration thereof) in effect at the time the relevant Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) would have been entitled at the time of designation of a new lending office (or assignment, if any) to receive additional amounts from the Borrowers with respect to such Taxes pursuant to this clause (a), (iv) Taxes that are attributable to a Lender’s failure to comply with the requirements of clause (j) of this Section 2.19, and (v) Taxes imposed by sections 1471 through 1474 of the Code as in existence on the Closing Date (and any amended or successor versions of such provisions to the extent such versions are substantively comparable and not materially more onerous to comply with), any current or future U.S. treasury regulations thereunder and official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and fiscal, tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and U.S. treasury regulations thereunder (“FATCA”), (such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, including any penalties, interest, and additional amounts with respect thereto, the “Non-Excluded Taxes”), or Other Taxes to be withheld from any amounts payable by or on account of any obligation of the Loan Parties to the Administrative Agent or any Lender hereunder, the amounts payable by the Loan Parties shall be increased to the extent necessary to yield to the Administrative Agent and such Lender (after making all required withholdings in respect of Non-Excluded Taxes and Other Taxes) an amount equal to the sum it would have received had no such withholding been made. Within 30 days of a Loan Party making a payment subject to any deduction or withholding as mentioned in this Section 2.19(a), the Loan Party making such payment shall deliver to the Administrative Agent as agent for the relevant Lender or Lenders evidence reasonably satisfactory to that Lender that the relevant deduction or withholding has been made and (as applicable) any appropriate payment has been made to the relevant taxing authority.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) The Borrowers shall indemnify the Administrative Agent and each Lender within ten (10) Business Days after written demand therefor (which written demand shall be made no later than 180 days after the earlier of (1) the date on which the Administrative Agent or the applicable Lender, as the case may be, received written demand for payment of the applicable Non-Excluded Taxes or Other Taxes from the relevant Governmental Authority or (2) the date on which the Administrative Agent or the applicable Lender, as the case may be, paid the applicable Non-Excluded Taxes or Other Taxes; provided, that failure or delay on the part of the Administrative Agent or the applicable Lender, as the case may be, to make such written demand shall not constitute a waiver of the right of the Administrative Agent or the applicable Lender, as the case may be, to demand indemnity and reimbursement for such Non-Excluded Taxes or Other Taxes, except to the extent that such failure or delay results in prejudice to the Borrowers) for the full amount of any Non-Excluded Taxes or Other Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document (including Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19 paid by such Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority, but excluding Non-Excluded Taxes to the extent compensated under Section 2.19(a) or Other Taxes to the extent that such Taxes would have been compensated for by Section 2.19(a) but were not so compensated because one of the exclusions in Section 2.19(h) applied). A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Statements payable by any Borrower pursuant to this Section 2.19 shall be submitted to the Borrower Representative at the address specified under Section 11.2.

(g) [Reserved].

(h) A payment shall not be required to be made by a Loan Party pursuant to Section 2.19(a) or Section 2.19(f) for, or on account of, Other Taxes where (i) such Other Taxes are imposed with respect to an assignment or transfer of any Lender’s rights or any participation or sub-contract by a Lender (other than in the course of primary syndication, pursuant to Section 2.23 (other than Section 2.23(c)) or after a Default), or (ii) such Other Taxes derive from the voluntary registration of a Loan Document by or on behalf of the Administrative Agent or any Lender where such registration is not required to maintain, preserve, establish or enforce the rights of the Administrative Agent or that Lender under a Loan Document.

(i) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, reasonably promptly thereafter the Borrowers shall send to the Administrative Agent for its own account or for the account of the relevant Lender, a certified copy of an original official receipt received by the Borrowers showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(j) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19 in clauses (j)(ii)(1), (j)(ii)(2), and (j)(ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(1) any Lender that is a U.S. person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Lender that is not a U.S. person as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(A)

in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	executed copies of IRS Form W-8ECI;

(C)

in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)

to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(3) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(5) prior to the date it becomes the Administrative Agent under this Agreement, the Administrative Agent shall deliver to the Borrower Representative a duly completed IRS Form W-9 (or, in the case of a successor Administrative Agent that is not organized in the United States, a duly executed U.S. branch withholding certificate on U.S. IRS Form W-8IMY) with the effect that the Borrowers may make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States (without regard to the beneficial owners of such payment).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(k) [Reserved].

(l) [Reserved].

(m) [Reserved].

(n) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund (whether in the form of cash or as a credit against, or as a reduction of, a tax liability) of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (n), in no event will the Administrative Agent or any Lender be required to pay any amount to the Loan Parties pursuant to this paragraph (n) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (n) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower Representative or any other Person.

(o) [Reserved].

(p) [Reserved].

(q) [Reserved].

(r) Without limiting any other provisions of this Agreement, each Lender that would not qualify for a complete exemption from withholding Taxes with respect to payments made under any Loan Document at the time such Lender becomes a party to this Agreement, shall consider in good faith, but not be required, to take actions, including assigning any of its Commitments and Loans to an affiliate of such Lender, so as to reasonably limit any obligations of the Loan Parties under this Section 2.19.

(s) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 [Reserved].

2.21 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a direct consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of or conversion from Eurocurrency Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement, (c) the conversion of any Eurocurrency Loan prior to the last day of the Interest Period thereof or (d) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall not exceed an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or converted, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower Representative by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Change of Lending Office.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.18 or 2.19 with respect to such Lender, it will, if requested by the Borrower Representative, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Sections 2.18 or 2.19.

(b) Subject to clause (a) above, and without prejudice to the rights and obligations (but subject to the terms and requirements) in Section 2.19, each Borrower agrees that each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan, and that any exercise of such option shall not affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to this Agreement.

2.23 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender (or prepay the Loans of such Lender on a non-pro rata basis) (a) where a Loan Party is obligated to pay additional amounts or indemnity payments under Section 2.19, (b) that requests reimbursement for amounts owing pursuant to Section 2.16 or Section 2.18, (c) that becomes a Defaulting Lender or otherwise defaults in its obligation to make Loans hereunder or (d) that has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.1 that requires the consent of all Lenders or all Lenders under a particular Facility or each Lender affected thereby and which has been approved by the Required Lenders or a majority (by aggregate principal amount) of such affected Lenders as provided in Section 11.1, in each case, with a Lender or an Eligible Assignee; provided that (i) such replacement or repayment does not conflict with any Requirement of Law, (ii) the replacement financial institution or other Eligible Assignee shall purchase (or the Borrower shall prepay) all Loans and other amounts (or, in the case of clause (d) as it relates to provisions affecting a particular Facility, Loans or other amounts owing under such Facility) owing to such replaced Lender on or prior to the date of replacement or repayment, (iii) the Borrowers shall be liable to such replaced Lender under Section 2.21 if any Eurocurrency Loan owing to such replaced Lender shall be purchased or prepaid other than on the last day of the Interest Period relating thereto, (iv) if applicable, the replacement financial institution or other Eligible Assignee, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) if applicable, the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 11.6, (vi) until such time as such replacement or repayment shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Sections 2.16, 2.18, 2.19(a) or 2.19(f), as the case may be, and (vii) any such replacement or repayment shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced or repaid Lender. Upon any such assignment, such replaced or repaid Lender shall no longer constitute a “Lender” for purposes hereof (or, in the case of clause (d) as it relates to provisions affecting a particular Facility, a Lender under such Facility); provided that any rights of such replaced or repaid Lender to indemnification hereunder shall survive as to such replaced or repaid Lender. Each Lender, the Administrative Agent and the Borrowers agree that in connection with the replacement or repayment of a

Lender and upon payment to such replaced or repaid Lender of all amounts required to be paid under this Section 2.23, the Administrative Agent and the Borrowers shall be authorized, without the need for additional consent from such replaced Lender, to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent or the Borrower Representative and, to the extent required under Section 11.6, the Borrower Representative, shall be effective for purposes of this Section 2.23 and Section 11.6. Notwithstanding anything to the contrary in this Section 2.23, in the event that a Lender which holds Loans or Commitments under more than one Facility does not agree to a proposed amendment, supplement, modification, consent or waiver which requires the consent of all Lenders under a particular Facility, the Borrowers shall be permitted to replace or repay the non-consenting Lender with respect to the affected Facility and may, but shall not be required to, replace or repay such Lender with respect to any unaffected Facilities.

2.24 Notes. If so requested by any Lender by written notice to the Borrower Representative (with a copy to the Administrative Agent), the applicable Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) (promptly after the Borrower Representative’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.25 Erroneous Distributions. If (x) all or any part of any payment received by any Lender or participant by or on behalf of the Administrative Agent or the Borrowers is determined by the Administrative Agent to have been made in error (as reasonably determined by the Administrative Agent in good faith, including any such payment that was not preceded or accompanied by the required notice of prepayment from the Borrowers), whether known to the recipient or not, or (y) such recipient receives such payment under the provisions of this Agreement at a time when such amount is not then due and payable (any such distribution referred to in clause (x) or (y), an “Erroneous Distribution”), then the relevant Lender or other recipient shall forthwith on demand repay to the Administrative Agent (and, if the payment was made by the Borrowers, the Administrative Agent will further distribute such amounts to such Borrower), an amount equal to such Erroneous Distribution in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by or on behalf of the Administrative Agent or the Borrowers, as applicable, to such Lender or other recipient to the date such amount is repaid to the Administrative Agent (as set forth above) in immediately available funds at the Overnight Rate from time to time in effect. Each Lender that fails to return such amounts within one (1) Business Day after receipt of such notice shall be a Defaulting Lender for all purposes under this Agreement. Each Lender and other recipient of an Erroneous Distribution hereunder hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or other recipient of payments under this Agreement or any other Loan Document against any amount due to the Administrative Agent. Each Lender and other recipient of an Erroneous Distribution hereunder irrevocably waives any claim of discharge for value and any other claim of entitlement to, or in respect of, any such Erroneous Distribution. For the avoidance of doubt, nothing contained in this Section 2.25 (x) shall create an obligation on the part of the Administrative Agent to make any payment to the Borrowers other than in respect of any portion of an Erroneous Distribution made by the Borrowers that has been returned by the Lenders or other recipients thereof to the Administrative Agent for the account of the Borrowers or (y) shall limit the rights which the Administrative Agent or the Borrowers may have under Section 2.17(d) or (e). Without limitation of the foregoing, the Borrowers agree that (x) in the event an Erroneous Distribution (or portion thereof) is not recovered from any Lender (or other recipient) that has received such Erroneous Distribution (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender (or other recipient) with respect to such amount and (y) an Erroneous Distribution that was not a direct result of equivalent payments made by the Borrowers or any Loan Party shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers (or any other Loan Party).

2.26 [Reserved].

2.27 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as provided for in the definition of “Required Lenders” and otherwise as set forth in Section 11.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Such Defaulting Lender shall not be entitled to receive or accrue any Duration Fee pursuant to Section 2.8(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower Representative and the Administrative Agent agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 11.16, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) No Release. Subject to Section 11.16, the provisions hereof attributable to Defaulting Lenders shall not release or excuse any Defaulting Lender from failure to perform its obligations hereunder.

SECTION 3.

[RESERVED]

SECTION 4.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each Loan Party (but with respect to Holdings, solely as set forth herein) hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition.

(a) The unaudited consolidated balance sheet at September 30, 2020 and related unaudited consolidated statements of operations and comprehensive loss, member’s equity and cash flows related to Holdings and its Subsidiaries for the three months ended September 30, 2020 present fairly in all material respects the financial condition of Holdings and its Subsidiaries as at such applicable date, and the results of its operations and its member’s equity and cash flows for three months then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

(b) The audited consolidated balance sheet at December 31, 2019 and related consolidated statements of operations and comprehensive loss, member’s equity and cash flows related to Holdings and its Subsidiaries for the fiscal year ended December 31, 2019 reported on by and accompanied by an unqualified report as to going concern or scope of audit from Deloitte and Touche LLP present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such applicable date, and the combined results of its operations, stockholders’ deficit and cash flows for the respective fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2 No Change. Since the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized (or where applicable in the relevant jurisdiction, registered or incorporated), validly existing and (where applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, registration or incorporation, as the case may be, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is in compliance with all Requirements of Law, except in the case of clauses (a) (except as it relates to the due organization and valid existence of Holdings and the Borrowers), (b) and (c) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations.

(a) Each Loan Party has the power and authority, and the legal right, to enter into, make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement.

(b) No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.16. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions, except (w) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (x) the filings referred to in Section 4.16, (y) consents and approvals from Governmental Authorities required to be obtained in the ordinary course of business, and (z) consents, authorizations, filings and notices the failure to obtain or perform would not reasonably be expected to result in a Material Adverse Effect.

(c) Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each applicable Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by any Legal Reservations.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings and guarantees hereunder and the use of the proceeds thereof (i) will not violate any Contractual Obligation (including the First Lien Bank Credit Agreement and the Second Lien Credit Agreement) of Holdings or any Group Member (except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect), or violate any material Requirement of Law or the Organizational Documents of any Loan Party and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents, the First Lien Bank Security Documents, the Second Lien Security Documents and other than any other Permitted Liens) except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect.

4.6 Litigation. No litigation, suit or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing by or against any Group Member or against any of their respective properties, assets or revenues that would reasonably be expected to have a Material Adverse Effect.

4.7 Ownership of Property; Liens. Except where the failure to have such title or other interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.7.

4.8 Intellectual Property. Except as would not, individually or in an aggregate, reasonably be expected to have a Material Adverse Effect, the Group Members own, or are licensed to use, all intellectual property necessary for the conduct in all material respects of the business of the Top Borrower and the Restricted Subsidiaries, taken as a whole, as currently conducted. As of the Closing Date, except as would not, individually or in an aggregate, reasonably be expected to have a Material Adverse Effect, the Group

Members own, or are licensed to use, all intellectual property necessary for the conduct in all material respect of the business of the Top Borrower and the Restricted Subsidiaries, taken as a whole, as was conducted by the Group Members immediately prior to the Closing Date. No material claim has been asserted in writing and is pending by any Person challenging or questioning any Group Member’s use of any intellectual property or the validity or effectiveness of any Group Member’s intellectual property or alleging that the conduct of any Group Member’s business infringes or violates the rights of any Person, nor does the Top Borrower or any other Loan Party know of any valid basis for any such claim, except, in each case, for such claims that would not reasonably be expected to result in a Material Adverse Effect.

4.9 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Group Member has filed or caused to be filed all Tax returns that are required to be filed and has paid or caused to be paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property by any Governmental Authority (other than any the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); and (ii) no tax Lien (other than any Liens for Taxes not yet due and payable and any Permitted Lien) has been filed, and, to the knowledge of any of the Group Members, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.10 Federal Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.

4.11 Employee Benefit Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, (ii) each Plan has been operated and maintained in compliance in all respects with applicable Law, including the applicable provisions of ERISA and the Code, and the governing documents for such Plan, (iii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, (iv) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, (v) neither Holdings nor any Commonly Controlled Entity has had a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, (vi) no Multiemployer Plan is Insolvent or has terminated (or is intended to be terminated) under Sections 4041A or 4042 of ERISA, (vii) there has been no filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, the PBGC has not instituted proceedings to terminate a Plan, and no event or condition has occurred which constitutes grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Plan, (viii) there has been no determination that any Single Employer Plan is in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA or that any Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, (ix) each Foreign Plan has been operated and maintained in compliance in all respects with applicable law and the governing documents for such plan, and (x) no Foreign Benefit Plan Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Foreign Plan, (the occurrence of any of the above, an “ERISA Event”).

4.12 [Reserved].

4.13 Investment Company Act. No Loan Party is registered or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

4.14 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and (to the knowledge of the Group Members) have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of any Environmental Law;

(b) no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Group Member have knowledge that any such notice is being threatened;

(c) Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of from the Properties in violation of, or in a manner or to a location that is reasonably expected to give rise to liability under, any Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Group Member, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) the Properties and all operations at the Properties are in compliance, and (to the knowledge of the Group Members) have in the past five years been in compliance, with all applicable Environmental Laws; and

(f) to the knowledge of the Group Members, there are no past or present conditions, events, circumstances, facts, or activities that would reasonably be expected to give rise to any liability or other obligation for any Group Member under any Environmental Laws.

4.15 Accuracy of Information, etc. No written statement or information concerning any Group Member or the Business contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them (except for projections, pro forma financial information and information of a general economic or industry nature), for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained, as of the date such statement, information, document or certificate was so furnished and after giving effect to all supplements and updates thereto, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower Representative to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, many of which are beyond the control of Holdings and its Subsidiaries, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

4.16 Security Documents.

(a) Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and, subject to any Legal Reservations, enforceable security interest in the Collateral described therein and proceeds thereof, subject to the relevant Perfection Requirements under applicable laws.

(b) Subject to the Perfection Requirements and only to the extent such Liens are intended to be created by the relevant Security Documents and required to be perfected on a first priority basis under the Loan Documents, the Liens created by the Security Documents constitute fully perfected (or the equivalent under applicable law) first priority Liens (subject to Permitted Liens) so far as possible under relevant law on, and security interests in all right, title and interest of the grantors in the Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

4.17 Solvency. As of the Closing Date (and after giving effect to the consummation of the Acquisition and the other elements of the Transaction to occur on the Closing Date), Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions and the Incurrence of all Indebtedness and obligations being Incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, are Solvent.

4.18 Patriot Act; FCPA; OFAC; Sanctions Laws.

(a) To the extent applicable, the Loan Parties and each of their Subsidiaries are in compliance in all material respects with U.S. and non-U.S. Laws relating to Sanctions Laws and anti-money laundering, including the Patriot Act. As of the Closing Date, to the knowledge of each Borrower, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

(b) The Loan Parties and each of their Subsidiaries are in compliance in all material respects with all applicable Anti-Corruption Laws. No part of the proceeds of the Loans will be used directly or, knowingly, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(c) None of the Loan Parties, nor any of their Subsidiaries, nor any director or officer, nor, to the knowledge of the Loan Parties, any employee of the Loan Parties and each of their Subsidiaries, nor, to the knowledge of the Loan Parties and each of their Subsidiaries, any agent or representative of the Loan Parties and each of their Subsidiaries, is a Sanctioned Person. No Group Member is located, organized or resident in a country or territory that is the subject of Sanctions Laws.

(d) The Loan Parties will not, directly or, knowingly, indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary (and any joint ventures of the Loan Parties or any of their Subsidiaries), joint venture partner or other Person, to fund any activities of or business with any Sanctioned Person, or in any country or territory, that, at the time of such funding, is itself the subject of Sanctions Laws, or in any other manner that will result in a violation by any of the Loan Parties of Sanctions Laws or applicable Anti-Corruption Laws.

4.19 Status as Senior Indebtedness. The Obligations under the Facilities constitute “senior debt”, “senior indebtedness”, “guarantor senior debt”, “senior secured financing” and “designated senior indebtedness” (or any comparable term) for all Indebtedness (if any) that is subordinated in right of payment to the Obligations.

4.20 Use of Proceeds. The Borrowers will only use the proceeds of the Initial Loans to finance a portion of the Transactions (including paying any fees, commissions and expenses associated therewith).

Notwithstanding anything herein or in any other Loan Document to the contrary, no officer of any Group Member shall have any personal liability in connection with the representations and warranties and other certifications in this Agreement or any other Loan Document.

SECTION 5.

CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by Holdings, the Borrowers, each other Guarantor and each Person listed on Schedule 1.1A;

(ii) the Security Agreement, executed and delivered by the Loan Parties party thereto;

(iii) the Pari Passu Intercreditor Agreement, executed and delivered by the First Lien Bank Agent, the Borrowers and the Guarantors;

(iv) the Joinder Agreement to the First Lien/Second Lien Intercreditor, executed and delivered by the First Lien Bank Agent, the Borrowers and the Guarantors;

(v) the Intellectual Property Security Agreements, executed and delivered by the Loan Parties party thereto;

(vi) each Note, executed and delivered by the Borrowers in favor of each Lender requesting the same at least three (3) Business Days prior to the Closing Date; and

(vii) a Borrowing Request, executed and delivered by the Borrower Representative.

(b) Transactions. The Acquisition shall have been or, substantially concurrently with the initial borrowing hereunder shall be, consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents thereto that in the aggregate are materially adverse to the interests of the Lenders without the consent of the Lenders (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any decrease in the purchase price (or amendment to the Acquisition Agreement related thereto) shall not be materially adverse to the interests of the Lenders, (b) any increase in the purchase price (or amendment to the Acquisition Agreement related thereto) shall not be materially adverse to the Lenders so long as such increase is funded by an equity contribution, a revolving loan borrowing or cash on the balance sheet of the Top Borrower and its subsidiaries and (c) any modification (including any waiver in connection therewith) to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed materially adverse to the Lenders.

(c) [Reserved].

(d) Financial Statements. The Lenders shall have received (i) the consolidated, unaudited, (A) annual trial balances for the Group Companies (as defined in the Acquisition Agreement) fiscal period closing September 30, 2018, 2019 and 2020, and (B) quarterly trial balance fiscal period closing December 31, 2020, (ii) the consolidated, unaudited, profit and loss statements for the Group Companies for each twelve month period ending on September 30, 2018, 2019 and 2020, and the three-month period ending on December 31, 2020 and (iii) the unaudited statements of revenue for each of the Naviance Business (as defined in the Acquisition Agreement) and Intersect Business (as defined in the Acquisition Agreement) for each twelve month period ending on September 30, 2018, 2019 and 2020, and the three-month period ending on December 31, 2020.

(e) Fees. The Lenders and the Administrative Agent shall have received, or substantially concurrently with the initial borrowing under the Facility shall receive, all fees required to be paid on or prior to the Closing Date, and all reasonable and documented out-of-pocket expenses required to be paid on the Closing Date for which reasonably detailed invoices have been presented (including the reasonable and documented out-of-pocket fees and expenses of legal counsel to the Administrative Agent) to the Borrower Representative at least three (3) Business Days prior to the Closing Date (or such later date as the Borrower Representative may reasonably agree), which amounts may be offset against the proceeds of the Facility.

(f) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) an Officer’s Certificate of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including copies of resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, the borrowings hereunder, certified organizational authorizations (if required by applicable law or customary for market practice in the relevant jurisdiction), incumbency certifications, the certificate of incorporation or other similar Organizational Documents of each Loan Party certified by the relevant authority of the jurisdiction of organization, registration or incorporation of such Loan Party (only where customary in the applicable jurisdiction) and bylaws or other similar Organizational Documents of each Loan Party certified by a Responsible Officer as being in full force and effect on the Closing Date and (ii) a good standing certificate (to the extent such concept exists in the relevant jurisdictions) for each Loan Party from its jurisdiction of organization, registration or incorporation.

(g) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, New York and Delaware counsel to the Loan Parties, and executed legal opinions of each local counsel to the Loan Parties or the Administrative Agent, as applicable, set forth on Schedule 5.1(g), each of which shall be in form and substance reasonably satisfactory to the Administrative Agent (provided that counsel to the Administrative Agent shall provide such opinions to the extent customary in any applicable jurisdiction).

(h) Pledged Stock; Stock Powers; Pledged Notes. Subject to the last paragraph of this Section 5.1, the Controlling Collateral Agent (as bailee for the Administrative Agent pursuant to the Pari Passu Intercreditor Agreement) shall have received the certificates representing the shares of Capital Stock (to the extent certificated) pledged or otherwise required to be delivered pursuant to the Security Documents to be entered into on the Closing Date (to the extent required to be delivered pursuant to such Security Documents), together with (where applicable in the relevant jurisdiction) an undated stock power or other equity transfer form for each such certificate executed or endorsed in blank by a duly authorized signatory of the pledgor thereof.

(i) Filings, Registrations and Recordings. Subject to the last paragraph of this Section 5.1, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected first Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall have been executed and delivered to the Administrative Agent in proper form for filing, registration or recordation.

(j) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, which demonstrates that Holdings and its Subsidiaries, on a consolidated basis, are, after giving effect to the Transactions and the other transactions contemplated hereby, Solvent.

(k) Patriot Act. The Administrative Agent and the Lenders (in each case to the extent reasonably requested in writing at least ten (10) Business Days prior to the Closing Date) shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information about Holdings and the Borrowers that the Administrative Agent reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act. At least three (3) Business Days prior to the Closing Date (to the extent reasonably requested in writing at least ten (10) Business Days prior to the Closing Date), any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(l) [Reserved].

(m) Specified Representations and Acquisition Agreement Representations. (i) The Specified Representations shall be true and correct in all material respects (or, if already qualified by “materiality”, “Material Adverse Effect” or similar phrases, in all respects (after giving effect to such qualification)) on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only to be true and accurate (or materially true and accurate, as applicable) as of such date) and (ii) the Acquisition Agreement Representations shall be true and correct in all material respects, except when already qualified by materiality, in which case they shall be true and correct in all respects on and as of the Closing Date.

(n) No Material Adverse Effect. Since the date of the Acquisition Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement).

(o) Guarantees. The guarantees of the Guarantor Obligations by Holdings and all Subsidiaries that are not Excluded Subsidiaries shall have been executed and are in full force and effect or substantially simultaneously with the initial borrowing under the Facility, shall be executed and become in full force and effect.

Notwithstanding the foregoing, to the extent any Collateral or any security interest therein (other than Collateral with respect to which a lien or security interest may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code with the Secretary of State (or other applicable filing office) in the applicable jurisdiction of organization, registration or incorporation of the Borrowers or the Guarantors and (y) the delivery of stock certificates, if any, representing equity interests of the Target, together with undated transfer powers endorsed in blank; provided that stock certificates of the Target, together with undated stock transfer powers endorsed in blank, will only be required to be delivered on the Closing Date to the extent received from the Seller after the use of commercially reasonable efforts to do so) is not provided or perfected on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so or cannot be provided or perfected without undue burden or expense, the provision and/or perfection of such security interests in such Collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date, but shall be required to be provided and/or perfected within 90 days after the Closing Date (and, in any event, in the case of the pledge of and perfection of security interests in collateral not otherwise required on the Closing Date, subject to extensions granted by the Administrative Agent in accordance with the terms of the First Lien Bank Documents (it being understood and agreed that (1) pursuant to the Pari Passu Intercreditor Agreement, the First Lien Bank Agent shall act as gratuitous bailee for the benefit of the Lenders and the Administrative Agent and (2) any agreement of the First Lien Bank Agent with respect to such Collateral shall be binding on the Lenders and the Administrative Agent)).

SECTION 6.

AFFIRMATIVE COVENANTS

Each Borrower and (solely with respect to Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.7, 6.9, 6.10, 6.11 and 6.16) Holdings hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), each Borrower and (solely with respect to Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.9, 6.11, 6.14 and 6.16) Holdings will, and will cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) as soon as available, but in any event within 120 days after the last day of each fiscal year of Holdings ending after the Closing Date, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, comprehensive income (loss), member’s equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing (or any other independent certified public accountants reasonably acceptable to the Administrative Agent), which opinion shall not be subject to qualification as to scope or contain any “going concern” qualification or exception other than with respect to or resulting from (i) the maturity of any Indebtedness, (ii) any potential inability to satisfy any financial covenant on a future date or for a future period or (iii) any breach of any financial covenant or (iv) activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K of Holdings (or any Parent Holding Company or Qualified Reporting Subsidiary) filed with the SEC (or the equivalent documents filed with a comparable agency in any applicable non-U.S. jurisdiction, provided such documents contain substantially the same information as would be set forth in a Form 10-K) shall be deemed to satisfy the requirements of this Section 6.1(a)); and

(b) as soon as available, but in any event within 60 days after the last day of the first three fiscal quarters of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations, comprehensive income (loss), member’s equity and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly stating in all material respects the financial position of Holdings and its consolidated Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year-end audit adjustments and the absence of footnotes) (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 10-Q of Holdings (or any Parent Holding Company or Qualified Reporting Subsidiary) filed with the SEC (or the equivalent documents filed with a comparable agency in any applicable non-U.S. jurisdiction, provided such documents contain substantially the same information as would be set forth in Form 10-Q) shall be deemed to satisfy the requirements of this Section 6.1(b)).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above) or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) throughout the periods reflected therein and with prior periods (subject, in the case of quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).

Notwithstanding the foregoing and the requirements in Section 6.2 below, the obligations in Section 6.1(a), Section 6.1(b) and Section 6.2(d) may be satisfied by furnishing, at the option of the Borrower Representative, the applicable financial statements of (I) any predecessor or successor of Holdings or any entity meeting the requirements of clause (II) or (III) of this paragraph, (II) any other Wholly Owned Restricted Subsidiary that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of Holdings and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (III) any Parent Holding Company, provided that to the extent such information relates to a Qualified Reporting Subsidiary or a Parent Holding Company, (x) such information is accompanied by either (i) consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary or such Parent Holding Company, on the one hand, and the information relating to Holdings, the Top Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand or (ii) an affirmative statement from the Borrower Representative that such Qualified Reporting Subsidiary or such Parent Holding Company, as applicable, has no independent operations or material assets (and has no material liabilities) other than the direct or indirect ownership of any Group Members and (y) solely in the case of a Qualified Reporting Subsidiary, neither such Parent Holding Company nor any Subsidiary of such Parent Holding Company (other than Holdings or such Qualified Reporting Subsidiary and its Subsidiaries) shall have any material assets or liabilities.

6.2 Certificates; Other Information. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) The Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrowers, Holdings, their respective Subsidiaries or their securities) (the “Public Lenders”) and, if documents or notices required to be delivered pursuant to Section 6.1 or this Section 6.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower Representative has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders, provided that if Borrower Representative has not indicated whether a document or notice delivered pursuant to Section 6.1 or this Section 6.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrowers, Holdings, their respective Subsidiaries or their respective securities;

(b) [Reserved];

(c) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), (i) an Officer’s Certificate of Borrower Representative stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) to the extent not previously disclosed to the Administrative Agent, (I) a description of any change in the jurisdiction of organization of any Loan Party, (II) a list of any material intellectual property registered with, or for which an application for registration has been made with, the U.S. Patent and Trademark Office or the U.S. Copyright Office and acquired or developed (and not sold, transferred or otherwise disposed of) by any Loan Party and (III) a list of any material “intent to use” trademark applications for which a “Statement of Use” or an “Amendment to Allege Use” was filed with the U.S. Patent and Trademark Office by any Loan Party, in each case, since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date), (iii) certifying a list of names of all Immaterial Subsidiaries designated as such (or certifying as to any changes to such list since the delivery of the last such certificate) and that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary, (iv) certifying a list of names of all Unrestricted Subsidiaries (if any) (or certifying as to any changes to such list since the delivery of the last such certificate) and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary and (v) a presentation of Consolidated EBITDA, on a Pro Forma Basis;

(d) concurrently with the delivery of financial statements pursuant to Section 6.1(a) (commencing with the fiscal year ending on December 31, 2021), a detailed consolidated budget for the following fiscal year (including (i) projected consolidated quarterly income statements and (ii) projected consolidated annual balance sheet of Holdings and its consolidated Subsidiaries);

(e) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a) above, a narrative discussion and analysis of the financial condition and results of operations of Holdings, the Top Borrower and the Restricted Subsidiaries for such fiscal year, as compared to the previous fiscal year (to the extent such comparisons are required pursuant to Section 6.1(a)) (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K of Holdings (or any Parent Holding Company or Qualified Reporting Subsidiary) filed with the SEC shall be deemed to satisfy the requirements of this Section 6.2(e));

(f) promptly, copies of all financial statements and reports that Holdings, the Top Borrower and the Restricted Subsidiaries send generally to the holders of any class of their debt securities or public equity securities, acting in such capacity, and, within five days after the same are filed, copies of all financial statements and reports that Holdings or any Qualified Reporting Subsidiary may make to, or file with, the SEC, other than the items referred to in Sections 6.1(a), 6.1(b) and 6.2(e);

(g) as promptly as reasonably practicable following the Administrative Agent’s request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request; (ii) all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act and (iii) an updated Beneficial Ownership Certification.

Nothing in this Agreement or in any other Loan Document shall require any Loan Party to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Laws, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv) (in the case of this clause (iv), so long as such confidentiality agreement does not relate to information regarding the financial affairs of any Group Member or compliance with the terms of any Loan Document).

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Tax obligations of whatever nature, except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings or the relevant Group Member.

6.4 Maintenance of Existence; Compliance with Law.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.8 or by the Security Documents and except, in the case of clauses (i) (other than with respect to Holdings and the Borrowers) and (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) comply with all Requirements of Law (including, as applicable, Sanctions Law and the applicable Anti-Corruption Laws) except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) comply with all Governmental Approvals except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect and (c) maintain with insurance companies that the Borrower Representative believes (in the good faith judgment of the management of the Borrower Representative) are financially sound and responsible at the time the relevant coverage is placed or renewed insurance in at least such amounts (after giving effect to any self-insurance) which the Borrower Representative believes (in the good faith judgment of management of the Borrower Representative) is reasonable and prudent in light of the size and nature of its business and against at least such risks (and with such risk retentions) as the Borrower Representative believes (in the good faith judgment of management of the Borrower Representative) is reasonable and prudent in light of the size and nature of its business (it being agreed that in any event flood insurance shall not be required except to the extent required by applicable Law).

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit, at the Borrowers’ expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior written notice, and as often as may reasonably be requested and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants;

provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year except during the continuance of an Event of Default and (ii) the Top Borrower shall have the right to be present during any discussions with accountants. Notwithstanding anything to the contrary in this Section 6.6, none of the Group Members will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement (other than any agreement with another Group Member or any Affiliate thereof), (c) is subject to attorney-client or similar privilege or constitutes attorney work product or (d) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (d).

6.7 Notices. Promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a) the occurrence of any Default or Event of Default; provided that, for the avoidance of doubt, if a Default is cured and notice of the occurrence and cure of such Default is delivered to the Administrative Agent, notice under this Section 6.7(a) shall not be required;

(b) the following events where there is any reasonable likelihood of the imposition of liability on any Borrower or any Commonly Controlled Entity as a result thereof that would be reasonably expected to have a Material Adverse Effect, promptly and in any event within 30 days after the Borrower Representative knows or has reason to know thereof: (i) the occurrence of any ERISA Event, (ii) a failure to make any required contributions to a Plan in a material amount or (iii) the institution of proceedings or the taking of any other action by the PBGC or the Top Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the termination (in other than a “standard termination” as defined in ERISA), or Insolvency of, any Plan; and

(c) (i) any dispute, litigation, investigation or proceeding between Holdings, any Borrower or any Restricted Subsidiary and any arbitrator or Governmental Authority or (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting Holdings, any Borrower or any Restricted Subsidiary, including any claims related to any Environmental Law or in respect of intellectual property, that, in any such case referred to in clauses (i) or (ii), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply with, and take commercially reasonably action to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonably action to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, or such requirements, orders or directives are being contested in good faith by a Group Member.

6.9 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by clauses (6)(A), (8), (9), (12), (16), (17), (18), (27), (30), (36), (37) and (39) of the definition of “Permitted Liens” to the extent and for so long as the obligations relating to such Liens do not permit a Lien on such property in favor of the Secured Parties) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected first priority Lien (to the extent so required by the terms of the Security Agreement) within 90 days (or such longer period as the Administrative Agent (or, to the extent the Administrative Agent is not the Controlling Collateral Agent at such time, the Controlling Collateral Agent) shall reasonably agree) (i) execute and deliver to the Administrative Agent such amendments to the relevant Security Document or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such property, including the filing of Uniform Commercial Code financing statements (or equivalent filings in jurisdictions outside of United States) in such jurisdictions as may be required by any Security Document or by applicable law or as may reasonably be requested by the Administrative Agent.

(b) With respect to any interest in any Material Property acquired by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) after the Closing Date (other than any such real property subject to a Lien expressly permitted by clauses (8), (9) and (39) of the definition of “Permitted Liens” to the extent and for so long as the obligations relating to such Liens do not permit a Lien on such property in favor of the Secured Parties), within 90 days (or such longer period as the Administrative Agent (or, to the extent the Administrative Agent is not the Controlling Collateral Agent at such time, the Controlling Collateral Agent) shall reasonably agree) after the Closing Date or date of acquisition, as applicable, (A) execute and deliver a first priority Mortgage (subject to Permitted Liens), in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such interest in real property (provided, that to the extent any property to be subject to a Mortgage is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, the relevant Mortgage shall not secure an amount in excess of the Fair Market Value of such property subject thereto unless such jurisdiction imposes a cap on such taxes or fees such that any secured amounts in excess of the Fair Market Value of such property do not result in additional taxes or fees), (B) if requested by the Administrative Agent, provide the Lenders with a Title Policy in an amount not to exceed the Fair Market Value of the real property covered thereby, as well as a current ALTA survey thereof (or an existing ALTA survey, ExpressMap or other similar documentation if available (accompanied if reasonably required by the title company issuing the applicable Title Policy by a “no-change” affidavit and/or other documents) sufficient to remove the general survey exception from the Title Policy and to obtain survey coverage in such Title Policy), together with a surveyor’s certificate in form reasonably acceptable to the Administrative Agent, (C) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions from counsel in the jurisdictions in which the real property covered by the Mortgage is located relating to the enforceability of any such Mortgage and the Lien created thereby, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent; and (D) provide evidence reasonably satisfactory to the Administrative Agent of payment by the Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated by this clause (b).

(c) With respect to any Restricted Subsidiary that is not an Excluded Subsidiary created or acquired after the Closing Date by any Group Member (which, for the purposes of this Section 6.9(c), shall include any existing Group Member that ceases to be an Excluded Subsidiary) within 90 days after the date of such creation or acquisition (or such longer period as the Administrative Agent (or, to the extent the Administrative Agent is not the Controlling Collateral Agent at such time, the Controlling Collateral Agent) shall reasonably agree, (i) execute and deliver to the Administrative Agent such amendments to this Agreement and the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such Restricted Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent (or, to the extent the Administrative Agent is not the Controlling Collateral Agent at such time, the Controlling Collateral Agent) the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and (iii) cause such Restricted Subsidiary (a) to execute and deliver to the Administrative Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Administrative Agent to become a Subsidiary Guarantor and (y) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (b) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Security Agreement with respect to such Restricted Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent, and (c) to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially consistent in form to those delivered on the Closing Date pursuant to Section 5.1(f).

(d) Notwithstanding anything to the contrary in this Agreement, (i) no actions in any jurisdiction outside the United States shall be required in order to create any security interests in assets located or titled outside of the United States, or to perfect any security interests in such assets, including any intellectual property registered in any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States); (ii) in no event shall control agreements or perfection by control or similar arrangements be required with respect to any Collateral (including deposit or securities accounts), other than in respect of (x) 100% of the certificated equity interests required to be pledged hereunder and under the Security Documents and (y) intercompany notes (including the Global Intercompany Note), nor shall leasehold mortgages, landlord waivers or collateral access agreements be required; and (iii) in no event shall Collateral include any Excluded Assets unless the Borrower Representative so elects.

For the avoidance of doubt, and without limitation, Section 6.9 shall apply to any division of a Loan Party and to any division of a Group Member required to become a Loan Party pursuant to the terms of the Loan Documents and to any allocation of assets to a series of a limited liability company.

6.10 [Reserved].

6.11 Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, at the expense of the Borrowers, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession), in each case to the extent required by the applicable Security Documents to ensure that the Obligations are guaranteed by the Guarantors, on a first priority basis (subject to Permitted Liens) and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of the Loan Parties. For the avoidance of doubt, and without limitation, Section 6.11 shall apply to any division of a Loan Party and to any division of a Group Member required to become a Loan Party pursuant to the terms of the Loan Documents and to any allocation of assets to a series of a limited liability company.

6.12 Designation of Unrestricted Subsidiaries. The Borrower Representative may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary and subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary if no Default or Event of Default has occurred and is continuing or would result therefrom. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party or Restricted Subsidiary therein at the date of designation in an amount equal to the Fair Market Value of the applicable Loan Party’s or Restricted Subsidiary’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the Incurrence at the time of designation of Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party or Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s or Restricted Subsidiary’s Investment in such Subsidiary. For the avoidance of doubt, neither a Borrower nor Holdings nor any direct or indirect Subsidiary of Holdings that is a direct or indirect parent company of a Borrower shall be permitted to be an Unrestricted Subsidiary. At any time a Subsidiary is designated as an Unrestricted Subsidiary hereunder, the Borrower Representative shall cause such Subsidiary to be designated as an Unrestricted Subsidiary (or any similar applicable term) under the First Lien Bank Facilities and the Second Lien Facilities and any Indebtedness permitted under Section 7.2 that constitutes First Lien Obligations and is in a principal amount in excess of the greater of $35,000,000 and 23.0% of Consolidated EBITDA, calculated on a Pro Forma Basis as of the most recently ended Test Period.

6.13 Employee Benefit Plans.

(a) Maintain, and cause each Commonly Controlled Entity to maintain, all Single Employer Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Single Employer Plan, ERISA, the Code and all other applicable Laws, except to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Maintain, or cause to be maintained, all Foreign Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan and all applicable laws, except to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.14 Use of Proceeds. The Borrowers will only use the proceeds of the Loans in accordance with Sections 4.18(d) and 4.20.

6.15 Post-Closing Matters. The Borrower Representative will, and will cause each of the Restricted Subsidiaries to, take each of the actions set forth on Schedule 6.15 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).

6.16 FCPA; OFAC. The Loan Parties agree to maintain policies, procedures, and internal controls reasonably designed to ensure compliance with the applicable Anti-Corruption Laws.

SECTION 7.

NEGATIVE COVENANTS

Each Borrower and (solely with respect to Sections 7.10, 7.12(b) and 7.13) Holdings hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), each Borrower and (solely with respect to Sections 7.10, 7.12(b) and 7.13) Holdings will and will cause the Restricted Subsidiaries to, comply with this Section 7.

7.1 [Reserved].

7.2 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (i) The Top Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Top Borrower will not, and will not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and Preferred Stock (“Ratio Debt”), in each case if the Fixed Charge Coverage Ratio of Holdings, the Top Borrower and the Restricted Subsidiaries for the most recently ended Test Period would have been at least 2.00 to 1.00, determined on a Pro Forma Basis; provided, further, however, that the aggregate amount of outstanding Indebtedness (excluding Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (a) by Restricted Subsidiaries that are not Guarantors, taken together with the amount of all outstanding Indebtedness Incurred and Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are Non-Guarantor Subsidiaries pursuant to clauses (b)(vi), (b)(xxii) and (b)(xxx) of this Section 7.2, shall not exceed, at the time such Indebtedness is Incurred, the greater of $40,000,000 and 26.0% of Consolidated EBITDA determined on a Pro Form Basis as of the most recently ended Test Period.

(b) The limitations set forth in Section 7.2(a) shall not apply to (collectively, “Permitted Debt”):

(i) Indebtedness Incurred pursuant to this Agreement and any other Loan Document;

(ii) (I) Indebtedness consisting of First Lien Obligations in an amount not to exceed, at any time outstanding, the sum of: $1,025,000,000 plus the amount permitted to be incurred under Section 2.25 of the First Lien Bank Credit Agreement as in effect on the date hereof and (II) Indebtedness consisting of Junior Lien Obligations in an amount not to exceed, at any time outstanding, the sum of: $365,000,000 plus the amount permitted to be incurred under Section 2.25 of the Second Lien Credit Agreement as in effect on the date hereof;

(iii) Indebtedness existing on the Closing Date (other than Indebtedness described in Section 7.2(b)(i) and (ii)) and, with respect to any such Indebtedness in excess of $7,500,000 in aggregate principal amount, set forth on Schedule 7.2;

(iv) Permitted First Priority Refinancing Debt and Permitted Junior Priority Refinancing Debt;

(v) Permitted Unsecured Refinancing Debt;

(vi) Indebtedness, Disqualified Stock or Preferred Stock in an amount not to exceed the sum of (x) the Ratio-Based Incremental Amount plus (y) the Prepayment-Based Incremental Amount plus (z) the Cash-Capped Incremental Amount (in each case minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally incurred under clause (y) and (z) of this clause (vi)) (provided that, for the avoidance of doubt, the amount available to the Borrowers pursuant to clauses (y) and (z) above shall be available at all times and shall not be subject to the ratio test described in foregoing clause (x) above); provided, that:

(1) the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (vi) by Restricted Subsidiaries that are Non-Guarantor Subsidiaries shall not exceed, at the time such Indebtedness is Incurred, taken together with all other outstanding Indebtedness Incurred and Disqualified Stock and Preferred Stock issued pursuant to this proviso (1) and amounts Incurred by Restricted Subsidiaries that are Non-Guarantor Subsidiaries outstanding pursuant to clauses (a), (b)(xxii) and (b)(xxx) of this Section 7.2, the greater of $40,000,000 and 26.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;

(2) the Applicable Requirements shall have been satisfied;

(3) no Indebtedness under this clause (vi) may be Incurred at any time that (x) a Default or Event of Default has occurred and is continuing or (y) if such Indebtedness is used to finance, in whole or in part, a Limited Condition Transaction, a Default or Event of Default under Section 9.1(a) or (g) has occurred and is continuing;

(4) [reserved]; and

(5) unless the applicable Borrower elects otherwise, any Indebtedness Incurred pursuant to this clause (vi) shall be deemed Incurred first under clause (x) above, with the balance Incurred next under clause (y) above and then under clause (z) above, and, for the avoidance of doubt such Indebtedness may be later reclassified under the Ratio-Based Incremental Facility (which, for the avoidance of doubt, shall have the effect of increasing availability under the Cash-Capped Incremental Facility or Prepayment-Based Incremental Facility, as applicable, by the amount of such reclassified Indebtedness);

(vii) Indebtedness (including Capitalized Lease Obligations, mortgage financings or purchase money obligations) Incurred by the Top Borrower or any of the Restricted Subsidiaries, Disqualified Stock issued by the Top Borrower or any of the Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance or Refinance, all or any part of the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Top Borrower or the Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount not to exceed, at the time such Indebtedness is Incurred, together with all outstanding Indebtedness outstanding under this clause (vii) (and Indebtedness Incurred to renew, refund, Refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (vii) (including through Section 7.2(b)(xvi)), the greater of $40,000,000 and 26.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (in each case minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (vii); provided, that Capitalized Lease Obligations Incurred by the Top Borrower or any Restricted Subsidiary pursuant to this clause (vii) in connection with a Sale Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale Leaseback Transaction are used by the Top Borrower or such Restricted Subsidiary to permanently repay outstanding loans under any credit agreement, debt facility or other Indebtedness secured by a Lien on the assets subject to such Sale Leaseback Transaction;

(viii) Indebtedness (x) in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange or the discounting or factoring of receivables, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business and (y) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit (a) in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims and (b) that are fully cash collateralized;

(ix) Indebtedness arising from agreements of the Top Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Top Borrower in accordance with the terms of this Agreement;

(x) shares of Preferred Stock of a Restricted Subsidiary issued to the Top Borrower or another Wholly Owned Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Top Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(xi) Indebtedness or Disqualified Stock of (a) a Restricted Subsidiary to the Top Borrower or (b) the Top Borrower or any Restricted Subsidiary to any Restricted Subsidiary or Holdings; provided that if the Top Borrower or a Guarantor Incurs such Indebtedness or issues such Disqualified Stock to Holdings or to a Restricted Subsidiary that is not a Borrower or Guarantor, such Indebtedness or Disqualified Stock, as applicable, is either subject to the Global Intercompany Note or subordinated in right of payment (in a manner similar to the subordination provisions in the Global Intercompany Note) to the Loans or the Guarantee of such Guarantor, as the case may be; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness or Disqualified Stock, as applicable, ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock, as applicable (except to the Top Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock, as applicable;

(xii) Hedging Obligations that are Incurred not for speculative purposes;

(xiii) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds or other similar bonds and completion guarantees provided by the Top Borrower or any Restricted Subsidiaries;

(xiv) Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount or liquidation preference that does not exceed, at the time such Indebtedness, Disqualified Stock or Preferred Stock is Incurred, taken together with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xiv), the greater of $70,000,000 and 45.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (in each case minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (xiv));

(xv) any guarantee by the Top Borrower or any of the Restricted Subsidiaries of Indebtedness or other obligations of Holdings, the Top Borrower or any of the Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by Holdings, the Top Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of any Guarantor, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Loans and the Guarantees, substantially to the same extent as such Indebtedness is subordinated to the Loans or any relevant Guarantees, as applicable;

(xvi) the Incurrence by the Top Borrower or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, Refinance, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under clause (a) of this Section 7.2 and clauses (b)(i), (b)(ii), (b)(iii), (b)(vi), (b)(vii), (b)(xiv), (b)(xvi), (b)(xix), (b)(xxii), (b)(xxvii) and (b)(xxx), of this Section 7.2 or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or Refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, fees and expenses, including any premium and defeasance costs in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) other than Customary Bridge Financing and Permitted Early Maturity Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, being refunded, Refinanced, replaced or defeased;

(2) other than Customary Bridge Financing and Permitted Early Maturity Indebtedness has a Stated Maturity Date which is no earlier than the earlier of the Stated Maturity Date of the Indebtedness being refunded, Refinanced, replaced or defeased;

(3) to the extent such Refinancing Indebtedness Refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, (y) Indebtedness constituting Junior Lien Obligations or unsecured, such Refinancing Indebtedness constitutes Junior Lien Obligations or is unsecured, as applicable, or (z) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount necessary to pay accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs Incurred in connection with such Refinancing; and

(5) shall not include Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Loan Party that Refinances Indebtedness, Disqualified Stock or Preferred Stock of a Loan Party;

(xvii) Indebtedness arising from (x) Cash Management Services (as defined in the First Lien Bank Credit Agreement) or (y) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that, in the case of clause (y), such Indebtedness is extinguished within ten (10) Business Days of its Incurrence;

(xviii) Indebtedness of the Top Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the First Lien Bank Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xix) Contribution Indebtedness (minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (xix));

(xx) Indebtedness of the Top Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements;

(xxi) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Top Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xxii) (x) Indebtedness, Disqualified Stock or Preferred Stock of the Top Borrower or any of the Restricted Subsidiaries Incurred to finance an acquisition of any assets (including Capital Stock), business, product line or Person or (y) Acquired Indebtedness of the Top Borrower or any of the Restricted Subsidiaries; provided that, in either case, after giving effect to the transactions that result in the Incurrence or issuance thereof, on a Pro Forma Basis, the Top Borrower would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt or pursuant to the Ratio-Based Incremental Facility; provided, that the aggregate principal amount of outstanding Indebtedness Incurred or assumed by Restricted Subsidiaries which are Non-Guarantor Subsidiaries under this clause (xxii), taken together with amounts Incurred by Restricted Subsidiaries that are Non-Guarantor Subsidiaries outstanding under clauses (a), (b)(vi) and (b)(xxx) of this Section 7.2 (and minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness of Non-Guarantor Subsidiaries originally Incurred under this clause (xxii)) shall not exceed, at the time such Indebtedness is Incurred, the greater of $40,000,000 and 26.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;

(xxiii) Indebtedness Incurred by the Top Borrower or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge any Indebtedness permitted to be Incurred hereunder (and any exchange notes or refinancing indebtedness with respect thereto);

(xxiv) Guarantees (A) Incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (B) otherwise constituting Investments permitted under this Agreement;

(xxv) Indebtedness issued by the Top Borrower or any of the Restricted Subsidiaries to current or former employees, directors, managers and consultants thereof (or of Holdings or any direct or indirect parent company of Holdings), their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Top Borrower, Holdings or any direct or indirect parent company of Holdings to the extent permitted by Section 7.3(b)(iv);

(xxvi) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Top Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Top Borrower and the Restricted Subsidiaries;

(xxvii) Indebtedness Incurred by joint ventures of the Top Borrower or any of the Restricted Subsidiaries and Restricted Subsidiaries that are Non-Guarantor Subsidiaries, in an outstanding aggregate principal amount that does not exceed, at the time such Indebtedness is Incurred, taken together with all other Indebtedness Incurred pursuant to this clause (xxvii), the greater of $70,000,000 and 45.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (in each case minus outstanding amounts Incurred under clause (xvi) in respect of Indebtedness originally Incurred under this clause (xxvii);

(xxviii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxix) Indebtedness Incurred pursuant to Sale Leaseback Transactions;

(xxx) (x) Indebtedness, Disqualified Stock or Preferred Stock of the Top Borrower or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business, product line or Person or (y) Acquired Indebtedness of the Top Borrower or any of the Restricted Subsidiaries, in each case in an aggregate principal amount or liquidation preference that does not exceed, at the time such Indebtedness is Incurred, taken together with all other Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (xxx), the greater of $60,000,000 and 39.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (xxx)); provided, that the aggregate outstanding principal amount of Indebtedness Incurred or assumed by Restricted Subsidiaries which are Non-Guarantor Subsidiaries under this clause (xxx) and under clauses (a), (b)(vi) and (b)(xxii)(y)(a) of this Section 7.2 shall not exceed, at the time such Indebtedness is Incurred, the greater of $40,000,000 and 26.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;

(xxxi) to the extent constituting Indebtedness, deferred compensation of the current and former employees, directors, managers and consultants (or their respective estates, spouses or former spouses) of the Top Borrower, any direct or indirect parent company of the Top Borrower or any Restricted Subsidiaries Incurred in the ordinary course of business; and

(xxxii) to the extent constituting Indebtedness, advances in respect of transfer pricing or shared services agreements that are permitted by clause (31) of the definition of Permitted Investments.

(c) For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred as Ratio Debt, the Borrower Representative shall, in its sole discretion, at the time of Incurrence, divide and/or classify, or at any later time redivide and/or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in one or more of the categories (including in part in one category and in part in another category set forth in this Section 7.2 (including Ratio Debt)). The Borrower Representative will also be entitled to divide, classify or reclassify an item of Indebtedness in more than one of the types of Permitted Debt described in clauses (a) and (b) of this Section 7.2 without giving pro forma effect to the Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) Incurred as part of the same transaction or substantially concurrent series of related transactions pursuant to clause (a) or clause (b) of this Section 7.2 when calculating the amount of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) that may be Incurred pursuant to this Section 7.2. Other than with respect to clauses (b)(i) and (b)(ii) of this Section 7.2, if at any time that the Borrower Representative would be entitled to have incurred any then-outstanding item of Indebtedness as Ratio Debt or pursuant to clause (b)(vi)(x), such item of Indebtedness shall be automatically reclassified into an item of Indebtedness incurred as Ratio Debt or pursuant to clause (b)(vi)(x) of this Section 7.2. For the avoidance of doubt, Indebtedness Incurred under clauses (b)(i) and (b)(ii) of this Section 7.2 shall be deemed to have been Incurred solely pursuant to such clause (even if such Indebtedness has been refinanced pursuant to Section 7.2(b)(xvi)) and shall not be permitted to be reclassified and shall be deemed to have been Incurred solely pursuant to such specific subclause and shall not be permitted to be reclassified as Indebtedness Incurred under the other subclause thereof. For purposes of determining compliance with this Section 7.2, with respect to Indebtedness Incurred, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 7.2 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.2, (and, for the avoidance of doubt, no such amounts count against any “basket” amount under this Section 7.2). For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.2.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar-equivalent amount), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

7.3 Limitation on Restricted Payments.

(a) The Top Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) pay any dividend or make any distribution on account of the Top Borrower or any Restricted Subsidiary’s Equity Interests, including any payment made in connection with any merger or consolidation involving the Top Borrower (other than dividends, payments or distributions (A) payable solely in Equity Interests (other than Disqualified Stock) of the Top Borrower or to the Top Borrower and the Restricted Subsidiaries; or (B) by a Restricted Subsidiary to the Top Borrower or another Restricted Subsidiary or any other Person that owns Equity Interests in a non-Wholly Owned Restricted Subsidiary that is a Subsidiary of the Top Borrower (so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a non -Wholly Owned Restricted Subsidiary, the Top Borrower, or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Top Borrower or any other direct or indirect parent of the Top Borrower;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Junior Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Junior Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.2(b)(xi)); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above, other than any of the exceptions thereto, being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

(1) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) to the extent made in reliance on clause 3(A) below, immediately after giving effect to such transaction on a Pro Forma Basis, the Top Borrower could Incur $1.00 of additional Indebtedness as Ratio Debt; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Top Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clause (b)(i), but excluding all other Restricted Payments permitted by clause (b) of this Section 7.3), is less than the sum of, without duplication,

(A)	if positive, 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from July 1, 2018 to the end of the most recently ended Test Period, plus

(B)

100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Top Borrower after the Original Acquisition Closing Date from (1) the issue or sale of Equity Interests of the Top Borrower or (2) the issue or sale of Equity Interests of any direct or indirect parent of the Top Borrower (in the case of both (1) and (2) other than (without duplication) any Cure Amount, the Equity Contribution, Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amount, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Top Borrower or any of its Subsidiaries), plus

(C)

100% of the aggregate amount of contributions to the capital of the Top Borrower received in cash and the Fair Market Value of property other than cash after the Original Acquisition Closing Date (other than (without duplication) any Cure Amount, the Equity Contribution, Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(D)

the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Top Borrower or any Restricted Subsidiary thereof issued after the Original Acquisition Closing Date (other than any Indebtedness or Disqualified Stock issued to the Top Borrower or any Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in the Top Borrower or any direct or indirect parent of the Top Borrower (other than Disqualified Stock), plus

(E)

100% of the aggregate amount received by the Top Borrower or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Top Borrower or any Restricted Subsidiary from:

(I)

the sale or other disposition (other than to the Top Borrower or a Restricted Subsidiary) of Restricted Investments made by the Top Borrower and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Top Borrower and the Restricted Subsidiaries by any Person (other than the Top Borrower or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than, in the case of Restricted Investments made pursuant to clause (b)(vii) or (b)(x) of this Section 7.3, the amount classified as being utilized under such clauses),

(II)	the sale (other than to the Top Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary of the Top Borrower, or

(III)

any distribution or dividend from any Unrestricted Subsidiary of the Top Borrower (to the extent such distributions or dividend is not already included in the calculation of Consolidated Net Income); plus

(F)

in the event any Unrestricted Subsidiary of the Top Borrower has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Top Borrower or a Restricted Subsidiary, in each case after the Original Acquisition Closing Date, the Fair Market Value of the Investment of the Top Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with such Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clauses (b)(vii) or (b)(x) of this Section 7.3 or constituted a Permitted Investment); plus

(G)	the aggregate amount of Retained Declined Proceeds; plus

(H)

an amount equal to any returns in Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Top Borrower or any Restricted Subsidiary in respect of Investments made pursuant to this Section 7.3(a)(3); plus

(I)	the aggregate amount of Retained Asset Sale Proceeds; plus

(J)	the greater of $35,000,000 and 23.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period.

(b) The provisions of Section 7.3(a) will not prohibit:

(i) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Top Borrower or any direct or indirect parent of the Top Borrower or any Restricted Subsidiary or Junior Indebtedness of the Top Borrower or any Restricted Subsidiary, in exchange for, or out of the proceeds of a sale (other than to the Top Borrower or a Restricted Subsidiary) of, Equity Interests of any direct or indirect parent of the Top Borrower (other than any Disqualified Stock or any Equity Interests sold to the Top Borrower or any Subsidiary of the Top Borrower or to an employee stock ownership plan or any trust established by the Top Borrower or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); (B) if immediately prior to the retirement of Retired Capital Stock, the payment of dividends thereon was permitted under clause (vi) of this Section 7.3(b), the payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, defease, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Top Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement; and (C) the payment of accrued dividends on the Retired Capital Stock out of the proceeds of the sale (other than to the Top Borrower or a Restricted Subsidiary) (other than to a Subsidiary of the Top Borrower or to an employee stock ownership plan or any trust established by the Top Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(iii) the redemption, repurchase, defeasance, exchange or other acquisition or retirement of Junior Indebtedness of the Top Borrower or any Restricted Subsidiary (x) constituting Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction or (y) made by exchange for, or out of the proceeds of the sale of, new Indebtedness of the Top Borrower or a Restricted Subsidiary that is Incurred in accordance with Section 7.2 so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Junior Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired for value (plus accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs, required to be paid under the terms of the instrument governing the Junior Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired plus any fees and expenses Incurred in connection therewith, including reasonable tender premiums);

(2) if such original Junior Indebtedness was subordinated to the Facilities or the related Guarantee, as the case may be, such new Indebtedness must be subordinated to the Facilities or the related Guarantee at least to the same extent as such Junior Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, exchanged, acquired or retired;

(3) other than Customary Bridge Financings and Permitted Early Maturity Indebtedness, such Indebtedness has a final scheduled maturity date no earlier than the earlier of (x) the final scheduled maturity date of the Junior Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired or (y) the Latest Maturity Date; and

(4) other than Customary Bridge Financings and Permitted Early Maturity Indebtedness, such Indebtedness has a Weighted Average Life to Maturity that is not less than the remaining Weighted Average Life to Maturity of the Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

(iv) the purchase, retirement, redemption or other acquisition (or dividends to the Top Borrower or any other direct or indirect parent of the Top Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of any other direct or indirect parent of the Top Borrower held by any future, present or former employee, director or consultant of the Top Borrower or any direct or indirect parent of the Top Borrower or any Subsidiary of the Top Borrower or their estates or the beneficiaries of such estates upon the death, disability, retirement or termination of employment (or directorship or consulting arrangement) of such Person or pursuant to any management equity plan, stock option plan, profits interests plan or any other management or employee benefit plan or other similar agreement or arrangement (including any separation, stock subscription, shareholder or partnership agreement); provided, however, that the aggregate amounts paid under this clause (iv) do not exceed the greater of $30,000,000 and 19.0 % of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period in any calendar year, which shall increase to the greater of $40,000,000 and 26.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period subsequent to the consummation of a public Equity Offering by the Top Borrower or any direct or indirect parent (with unused amounts in any calendar year being carried over to the succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(1) the cash proceeds received after the Closing Date by the Top Borrower, any direct or indirect parent of the Top Borrower and the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) to members of management, directors or consultants of the Top Borrower and the Restricted Subsidiaries (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (a)(3) of this Section 7.3); plus

(2) the cash proceeds of key man life insurance policies received after the Closing Date by the Top Borrower, any direct or indirect parent of the Top Borrower and the Restricted Subsidiaries;

(3) the amount of any cash bonuses or other compensation otherwise payable to any future, present or former director, employee, consultant or distributor of the Top Borrower, a direct or indirect parent thereof, or the Restricted Subsidiaries that are foregone in return for the receipt of Equity Interests of Holdings or a direct or indirect equity holder thereof, Top Borrower or any Restricted Subsidiary; plus

(4) payments made in respect of withholding or other similar Taxes payable upon repurchase, retirement or other acquisition or retirement of Equity Interests of Holdings or the Restricted Subsidiaries or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement;

provided that the Borrower Representative may elect to apply all or any portion of the aggregate increase contemplated by clauses (1) through (4) above in any calendar year; in addition, cancellation of Indebtedness owing to the Top Borrower or any of its Restricted Subsidiaries from any current, former or future officer, director or employee (or any permitted transferees thereof) of the Top Borrower or any of the Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Top Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.3 or any other provisions of this Agreement;

(v) the payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Top Borrower or any of the Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 7.2;

(vi) (A) the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date, (B) the payment of dividends to any direct or indirect parent of the Top Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Top Borrower issued after the Closing Date; and (C) the payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (b)(ii) of this Section 7.3; provided, however, that (x) for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Top Borrower and the Restricted Subsidiaries would have been at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Top Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock issued after the Closing Date and securities issued in connection with the Cure Right);

(vii) Investments in Unrestricted Subsidiaries, at the time of the making of such Investment, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of $20,000,000 and 13.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, at any one time outstanding;

(viii) following a Public Offering, the payment of dividends on the Top Borrower’s common stock (or the payment of dividends to any direct or indirect parent of the Top Borrower to fund the payment by any direct or indirect parent of the Top Borrower of dividends on such entity’s common stock) in an amount not to exceed, in any fiscal year, the greater of (x) 6.0% per annum of the net proceeds received by the Top Borrower from any Public Offering or contributed to the Top Borrower or any other direct or indirect parent of the Top Borrower from any Public Offering and (y) 6.0% of the Market Capitalization;

(ix) Restricted Payments in an amount equal to the amount of Excluded Contributions made;

(x) Restricted Payments in an aggregate amount, at the time such Restricted Payment is made, taken together with all other Restricted Payments made pursuant to this clause (x) (in the case of any Restricted Payments that are Investments, to the extent of the outstanding amount of such Investment), not to exceed the greater of $60,000,000 and 39.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or other securities of, or Indebtedness owed to the Top Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xii) the payment of any dividends or other distributions to any Equity Holder in amounts equal to the amounts that would be sufficient to permit such Equity Holder to pay any U.S. federal, state, foreign and/or local income Taxes (as the case may be) attributable to the income of Holdings and its Subsidiaries that are pass-through entities for such tax purposes for any taxable period (or portion thereof) beginning after the Closing Date, calculated, as reasonably determined by Holdings, (w) by taking into account any prior losses of Holdings and its relevant Subsidiaries from prior taxable periods (or portions thereof) that began after the Closing Date, to the extent utilizable by an Equity Holder in the current taxable period and to the extent not previously taken into account in this computation, (x) by taking into account any adjustments under Section 743(b) of the Code, (y) by taking into account any qualified business income deduction available at the Equity Holder level under Section 199A of the Code (taking into account any limitation thereto, including pursuant to Section 199A(b)(2) of the Code and assuming the taxable income of each Equity Holder exceeds the “threshold amount” under Section 199A(e)(2) of the Code) and (z) by multiplying such income by the greater of (A) an assumed tax rate equal to the combined tax rate of an individual resident in Sacramento, California subject to federal (including Medicare contribution taxes imposed on net investment income and self-employment taxes), state, foreign (if applicable) and local income Tax at the highest applicable marginal tax rates in effect in each jurisdiction in each taxable year, or (B) the combined tax rate applicable to a corporation whose sole asset is its indirect interest in Holdings (reduced by any such Taxes paid directly by Holdings or such Subsidiary on behalf of any such Equity Holder), in each case in this clause (z), by taking into account the character of the income and loss allocable to the Equity Holders and the deductibility of state and local income Taxes (subject to any applicable limitations on deductibility) as it affects the applicable tax rate, provided that such payments or distributions to such Equity Holders shall be made (i) in proportion to their respective indirect ownership percentages of Holdings until every Equity Holder receives an amount sufficient to permit every Equity Holder other than a Management Equityholder to pay (or to make distributions to enable every Equity Holder thereof to pay) its Tax liabilities as calculated pursuant to the assumptions above and (ii) without duplication of amounts described in (i) with respect to a Management Equityholder, to such Management Equityholder until such Management Equityholder receives an amount sufficient to permit such Management Equityholder to pay (or to make distributions to enable every Management Equityholder to pay) its Tax liabilities as calculated pursuant to the assumptions above, in each case as reasonably determined by Holdings;

(xiii) the payment of dividends, other distributions or other amounts to, or the making of loans to, any direct or indirect parent of the Top Borrower, in the amount required for such entity to:

(1) pay amounts equal to the amounts required for any direct or indirect parent of the Top Borrower to pay fees and expenses (including franchise, capital stock, minimum and other similar Taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors or consultants of the Top Borrower or any direct or indirect parent of the Top Borrower, if applicable, and general corporate operating and overhead expenses (including legal, accounting and other professional fees and expenses) of any direct or indirect parent of the Top Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Top Borrower, if applicable, and its Subsidiaries;

(2) so long as no Event of Default has occurred and is continuing under Section 9.1(a), pay, if applicable, amounts equal to amounts required for any direct or indirect parent of the Top Borrower, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Top Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Top Borrower or any of the Restricted Subsidiaries Incurred in accordance with Section 7.2;

(3) pay fees and expenses Incurred by any direct or indirect parent, other than to Affiliates of the Top Borrower, related to any investment, acquisition, disposition, sale, merger or equity or debt offering or similar transaction of such parent, whether or not successful but, for the avoidance of doubt, not in respect of any transaction relating to or in respect of any ownership interest or other investment made by the Sponsors or their Affiliates in any entity or assets other than the Top Borrower and its Restricted Subsidiaries; and

(4) make payments to the Sponsors (a) pursuant to the Management Agreement or any amendment thereto (so long as such amendment is not less advantageous to the Lenders, when taken as a whole, in any material respect than the Management Agreement) or (b) for any other consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, in each case to the extent permitted under Section 7.6(b)(xii) and (b)(xiii) or (c) expense reimbursement and indemnities related to clauses (a) or (b);

(xiv) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants, restricted stock units or similar instruments if such Equity Interests represent a portion of the exercise price of such options, warrants, restricted stock units or similar instruments and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee upon such exercise, grant or award;

(xv) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvi) (i) Restricted Payments constituting any part of (x) a Permitted Reorganization (and to pay any costs or expenses related thereto) and (y) an IPO Reorganization Transaction and (ii) Restricted Payments to pay costs or expenses related to any Qualified Public Offering (or IPO Reorganization Transactions) whether or not such Qualified Public Offering (and any related IPO Reorganization Transactions) is consummated;

(xvii) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Junior Indebtedness, Disqualified Stock or Preferred Stock of the Top Borrower and the Restricted Subsidiaries in connection with a “change of control” (as defined in the documentation governing such Junior Indebtedness, Disqualified Stock or Preferred Stock) or an Asset Sale that is permitted under Section 7.5 and the other terms of this Agreement; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, (x) in the case of a change of control, no Event of Default shall have occurred and be continuing under Section 9.1(l) or the Commitments shall have been terminated and the full amount of all Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) shall have been indefeasibly paid in full in cash or (y) in the case of an Asset Sale, the Top Borrower (or a third party to the extent permitted by this Agreement) has applied such amounts in accordance with Section 2.11, as the case may be;

(xviii) [reserved];

(xix) any Restricted Payments made in connection with the consummation of the Transactions;

(xx) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Top Borrower or upon any dividend, split or combination thereof, or upon any Permitted Acquisition;

(xxi) payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Top Borrower and its Subsidiaries;

(xxii) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Junior Indebtedness of the Top Borrower or any Restricted Subsidiary or any direct or indirect parent of the Top Borrower (including dividends made to effectuate such redemption, repurchase, defeasance, exchange, retirement or other acquisition), in an aggregate amount not to exceed, at the time of such redemption, repurchase, defeasance, exchange, retirement or other acquisition, taken together with all other redemptions, repurchases, defeasances, retirements or other acquisitions of any Junior Indebtedness pursuant to this clause (xxii), the greater of $20,000,000 and 13.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;

(xxiii) unlimited Restricted Payments; provided, that the Total Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently ended Test Period does not exceed 6.25 to 1.00;

(xxiv) Restricted Payments and distributions among the Top Borrower and its Restricted Subsidiaries in connection with transfer pricing or shared services agreements to the extent advances related thereto are permitted pursuant to clause (31) of the definition of Permitted Investments; and

(xxv) Restricted Payments to permit the Top Borrower or any direct or indirect parent of the Top Borrower to make cash payments on its Indebtedness at such times and in such amounts as are necessary so that such Indebtedness will not have “significant original issue discount” and thus will not be treated as an “applicable high yield discount obligation” (“AHYDO”) within the meaning of Section 163(i) of the Code;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (b)(vi), (b)(ix), (b)(xxii) and (b)(xxiii) of this Section 7.3, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of this Section 7.3, if any Investment or Restricted Payment (or any portion of any Investment or any Restricted Payment) would be permitted pursuant to one or more provisions described above (including for the avoidance of doubt Section 7.3(a) and (b)) and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower Representative, in its sole discretion, at the time of making such investment or Restricted Payment, may divide and classify such Investment or Restricted Payment (or any portion of such Investment or Restricted Payment) and may later redivide and reclassify any such Investment or Restricted Payment (or any portion of such Investment or Restricted Payment) so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception (including any exception based on a leverage-based incurrence test) as of the date of such reclassification. If at any time the Borrower Representative would be entitled to have Incurred any Restricted Payment as a Restricted Payment pursuant to Section 7.3(b)(xxiii), such Restricted Payment shall be automatically reclassified into a Restricted Payment Incurred pursuant to Section 7.3(b)(xxiii). If at any time the Borrower Representative would be entitled to have Incurred any then-outstanding Investment as an Investment pursuant to clause (22) of the definition of Permitted Investments, such Investment shall be automatically reclassified into an Investment Incurred pursuant to clause (22) of the definition of Permitted Investments.

7.4 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Top Borrower will not, and will not permit any Restricted Subsidiary that is not a Loan Party to, directly or indirectly create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Loan Party to:

(a) (i) pay dividends or make any other distributions to the Top Borrower or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Top Borrower or any of the Restricted Subsidiaries;

(b) make loans or advances to the Top Borrower or any of the Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Top Borrower or any of the Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into or existing on the Closing Date, including pursuant to this Agreement, Hedging Obligations and the other documents relating to the Transactions;

(2) this Agreement, the Loan Documents, the First Lien Bank Documents, the Second Lien Documents and, in each case, any guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Top Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition or at the time it merges with or into the Top Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person and its Subsidiaries, other than the Person, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(5) contracts or agreements for the sale of assets, including customary restrictions (A) with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (B) restricting assignment of any agreement entered into in the ordinary course of business, (C) constituting restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (D) which apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Top Borrower or any Restricted Subsidiary;

(6) Indebtedness secured by a Lien that is otherwise permitted to be Incurred pursuant to Sections 7.2 and 7.7 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers;

(8) customary provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction;

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature described in clause (c) of this Section 7.4 on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements (including leases or licenses of intellectual property) that impose restrictions of the type described in clause (c) of this Section 7.4 on the property subject to such lease, license, contract or agreement;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, that such restrictions apply only to such Receivables Subsidiary;

(12) Indebtedness, Disqualified Stock or Preferred Stock of the Top Borrower or any Restricted Subsidiary that is permitted pursuant to Section 7.2; provided that either (A) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrowers’ ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower Representative in good faith) or (B) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those, in the case of encumbrances, outstanding on the Closing Date, and in the case of restrictions, contained in this Agreement, the First Lien Bank Documents, the Second Lien Documents or any Refinancing Indebtedness with respect thereto;

(13) any Restricted Investment not prohibited by Section 7.3 and any Permitted Investment;

(14) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Top Borrower or any Restricted Subsidiary in any manner material to the Top Borrower or any Restricted Subsidiary;

(15) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(16) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Top Borrower or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Top Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Top Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(17) restrictions that are, taken as a whole, in the good faith judgment of the Borrower Representative, no more restrictive with respect to the Top Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), or that the Top Borrower shall have determined in good faith will not affect its obligation or ability to make any payments required hereunder; and

(18) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 7.4 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (17) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Representative, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.4, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Top Borrower or a Restricted Subsidiary to other Indebtedness Incurred by the Top Borrower or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.5 Asset Sales. the Top Borrower will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(a) the Top Borrower or any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Equity Interests issued or assets sold or otherwise disposed of;

(b) immediately before and after giving effect to such Asset Sale, no Event of Default under Sections 9.1(a) or 9.1(g) has occurred and is continuing; and

(c) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Top Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents, provided, however, that in the case of Asset Sales involving the disposition of non-core assets (as determined by the Borrower Representative in its good faith judgment provided the value of such non-core assets does not exceed 50% of the consideration payable in connection with such acquisition), only 50% of the consideration therefor must be in the form of Cash Equivalents; provided, further, that the amount of:

(i) any liabilities (as shown on the Top Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if Incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected in the Top Borrower’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence, increase or decrease had taken place on the date of such balance sheet, as reasonably determined in good faith by the Borrower Representative) of the Top Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Top Borrower or such Restricted Subsidiary (or a third party on behalf of the transferee), as the case may be, from further liability;

(ii) any notes or other obligations or other securities or assets received by the Top Borrower or such Restricted Subsidiary from such transferee that are converted by the Top Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(iii) any Designated Non-cash Consideration received by the Top Borrower or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $40,000,000 and 26.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;

(iv) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Top Borrower and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale; and

(v) consideration consisting of Indebtedness of the Top Borrower or any Guarantor received from Persons who are not the Top Borrower or a Restricted Subsidiary,

shall each be deemed to be Cash Equivalents for the purposes of this Section 7.5;

After the Top Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale pursuant to clauses (a) to (c) above, the Top Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale if and to the extent required by Section 2.11(c).

7.6 Transactions with Affiliates.

(a) the Top Borrower will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Top Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of $15,000,000 and 10.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, unless such Affiliate Transaction is on terms that are not materially less favorable to the Top Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Top Borrower or such Restricted Subsidiary with an unrelated Person.

(b) The foregoing provisions will not apply to the following:

(i) (A) transactions between or among the Top Borrower and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction), (B) [reserved] and (C) any merger or consolidation between or among the Top Borrower and/or any direct parent company of the Top Borrower, provided that such parent company shall have no material liabilities and no material assets other than Cash Equivalents and the Capital Stock of the Top Borrower and such merger or consolidation is otherwise in compliance with the terms of this Agreement; provided, that upon giving effect to such merger or consolidation, the surviving Person shall be (or shall immediately become) a Loan Party and otherwise comply with the requirements of Section 6.9, and 100% of the Capital Stock of such surviving Person shall be pledged to the Administrative Agent in accordance with the terms of the Loan Documents;

(ii) (A) Restricted Payments permitted by Section 7.3 (including any payments that are exceptions to the definition of Restricted Payments set forth in Section 7.3(a)(i) through (iv)) and (B) Permitted Investments;

(iii) transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Top Borrower (or any direct or indirect parent thereof) or any of the Restricted Subsidiaries approved by a majority of the Board of Directors of the Top Borrower in good faith;

(iv) the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, former, current or future officers, directors, managers, employees or consultants of the Top Borrower or any Restricted Subsidiary or any direct or indirect parent of the Top Borrower;

(v) licensing of trademarks, copyrights or other intellectual property to permit the commercial exploitation of intellectual property between or among the Group Members;

(vi) transactions in which the Top Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Top Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 7.6;

(vii) payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes in the ordinary course of business;

(viii) any agreement, instrument or arrangement as in effect as of the Closing Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not disadvantageous to Lenders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as reasonably determined by the Borrower Representative in good faith);

(ix) the existence of, or the performance by the Top Borrower or any of the Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Top Borrower or any of the Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect when taken as a whole as compared to the original transaction, agreement or arrangement as in effect on the Closing Date;

(x) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Top Borrower and the Restricted Subsidiaries in the reasonable determination of the Borrower Representative, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(xi) any transaction effected as part of a Qualified Receivables Financing;

(xii) the sale or issuance of Equity Interests (other than Disqualified Stock) of the Top Borrower to Holdings (or a successor direct parent of Holdings);

(xiii) the payment of annual management, consulting, monitoring and advisory fees to the Sponsors pursuant to the Management Agreement (including, if applicable, any such fees in respect of any prior fiscal year that remain unpaid) in an aggregate amount in any fiscal year not to exceed the greater of $6,000,000 and 4.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, plus all reasonable out-of-pocket expenses Incurred by the Sponsors or any of their Affiliates in connection with the performance of management, consulting, monitoring, advisory or other services with respect to the Top Borrower and the Restricted Subsidiaries, plus any applicable termination fee paid pursuant to such Management Agreement;

(xiv) payments by the Top Borrower or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsors as in effect on the Closing Date or (y) approved by a majority of the Board of Directors of the Top Borrower or any direct or indirect parent of the Top Borrower in good faith;

(xv) any contribution to the capital of the Top Borrower or any Restricted Subsidiary;

(xvi) transactions permitted by, and complying with, the provisions of Section 7.5 or Section 7.8;

(xvii) [reserved];

(xviii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xix) any employment agreements, option plans and other similar arrangements entered into by the Top Borrower or any of the Restricted Subsidiaries with employees or consultants;

(xx) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Top Borrower or any direct or indirect parent of the Top Borrower or of a Restricted Subsidiary, as appropriate, in good faith;

(xxi) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 7.3(b)(xii) or, with respect to franchise or similar Taxes, by Section 7.3(b)(xiii)(1);

(xxii) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(xxiii) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Top Borrower or any of the Restricted Subsidiaries with current, former or future officers, employees and consultants of the Top Borrower or any of its Restricted Subsidiaries and the payment of compensation to officers, employees and consultants of the Top Borrower or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(xxiv) transactions with a Person that is an Affiliate of the Top Borrower solely because the Top Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person entered into in the ordinary course of business;

(xxv) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of Holdings, the Top Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxvi) any agreement that provides customary registration rights to the equity holders of the Top Borrower or any direct or indirect parent of the Top Borrower and the performance of such agreements;

(xxvii) payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of the Top Borrower; and

(xxviii) transactions between the Top Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate thereof solely due to the fact that a director of such Person is also a director of the Top Borrower or any direct or indirect parent of the Top Borrower; provided, however, that such director abstains from voting as a director of the Top Borrower or such direct or indirect parent of the Top Borrower, as the case may be, on any matter involving such other Person.

7.7 Liens. The Top Borrower will not, and will not permit any of the Restricted Subsidiaries to, create or Incur any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Top Borrower or any Restricted Subsidiary.

7.8 Fundamental Changes. The Top Borrower will not, nor will it permit any of the Restricted Subsidiaries to, directly or indirectly merge, dissolve, liquidate, amalgamate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person except that, (other than in the case of clause (e) below) so long as no Event of Default would result therefrom:

(a) (i) any Restricted Subsidiary (other than a Borrower) may merge, amalgamate or consolidate with (1) a Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction in any State of the United States); provided that such Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of such Borrower pursuant to documents reasonably acceptable to the Administrative Agent or (2) any one or more other Restricted Subsidiaries; provided, further, that when any Guarantor is merging with another Restricted Subsidiary that is not a Loan Party (A) to the extent constituting an Investment, such Investment must be an Investment permitted hereunder and (B) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (ii) any Borrower may merge, dissolve, liquidate, amalgamate or consolidate with any other Borrower; provided that when any Co-Borrower is merging, dissolving, liquidating, amalgamating or consolidating with another Restricted Subsidiary that is not another Co-Borrower or a Loan Party then either (A) the Co-Borrower shall be the continuing or surviving Person and resident in its jurisdiction of incorporation or (B) (I) the Co-Borrower shall cease to be a Borrower under this Agreement in accordance with Section 12.3, (II) to the extent constituting an Investment, such Investment must be an Investment permitted hereunder, and (III) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, dissolve, liquidate, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or any Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower Representative determines in good faith that such action is in the best interest of the Top Borrower and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Restricted Subsidiary that is (A) a Co-Borrower, such Subsidiary shall at or before the time of such dissolution cease to be a Co-Borrower under this Agreement in accordance with Section 12.3 or (B) a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent unless such Investment or Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Co-Borrower or a Guarantor will remain a Co-Borrower or Guarantor unless such Co-Borrower or Guarantor is otherwise permitted to cease being a Co-Borrower or Guarantor hereunder);

(c) any Restricted Subsidiary (other than the Top Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Top Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is (A) a Borrower, then such Subsidiary shall cease to be a Borrower under this Agreement in accordance with Section 12.3 or (B) a Guarantor, then to the extent constituting an Investment, such Investment must be a Permitted Investment and, if applicable, Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.2, respectively; provided, further, that the Top Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Loan Party;

(d) Permitted Reorganizations and IPO Reorganization Transactions;

(e) any Restricted Subsidiary (other than a Borrower) may merge, liquidate, amalgamate or consolidate with any other Person in order to effect an Investment permitted hereunder; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.9, (ii) to the extent constituting an Investment, such Investment must be an Investment permitted hereunder, (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (iv) to the extent such Restricted Subsidiary is a Co-Borrower, it shall cease to be a Co-Borrower in accordance with Section 12.3;

(f) the Borrowers and the other Restricted Subsidiaries may consummate the Transactions;

(g) subject to clause (a) above, any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 7.5; provided that if such Restricted Subsidiary is a Co-Borrower, it shall cease to be a Co-Borrower in accordance with Section 12.3; and

(h) any Investment permitted hereunder may be structured as a merger, consolidation or amalgamation.

7.9 [Reserved].

7.10 Changes in Fiscal Periods. Holdings will not permit the fiscal year of Holdings to end on a day other than December 31 or change Holdings’ method of determining fiscal quarters, in each case other than with prior written notice to the Administrative Agent.

7.11 Negative Pledge Clauses. The Top Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Top Borrower or any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement, the other Loan Documents, the First Lien Bank Documents and the Second Lien Documents, (b) any agreements evidencing or governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts, (d) any agreement in effect at the time any Person becomes a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of a Restricted Subsidiary) pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder), (f) restrictions and conditions existing on the Closing Date and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect, (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Non-Guarantor Subsidiaries permitted under Section 7.2; provided that such Indebtedness is only with respect to the assets of Restricted Subsidiaries that are Non-Guarantor Subsidiaries and (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements.

7.12 Lines of Business; Holding Company.

(a) The Top Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, fundamentally and substantively alter the character of the business of the Top Borrower and its Subsidiaries, taken as a whole, from the business conducted by the Top Borrower and its Subsidiaries, taken as a whole, on the Closing Date and any other business activities that are extensions thereof or otherwise incidental, synergistic, reasonably related or ancillary to any of the foregoing (and businesses acquired in connection with any Permitted Acquisition or other Investment).

(b) Holdings shall not incur any material liabilities, own any material assets or conduct, transact or otherwise engage in any material business or operations; provided, that the following shall be permitted in any event: (i) Holdings’ ownership of the Equity Interests of the Top Borrower and activities incidental thereto, (ii) the entry into, and the performance of its obligations with respect to the Loan Documents and other Indebtedness that has been guaranteed by, or is otherwise considered Indebtedness of, the Top Borrower or any of the Restricted Subsidiaries Incurred in accordance with Section 7.2 (including the First Lien Bank Documents and the Second Lien Documents); (iii) the consummation of the Transactions; (iv) the performing of activities (including cash management activities) and the entry into documentation with respect thereto, in each case, permitted by this Agreement for Holdings to enter into and perform; (v) the payment of dividends and distributions (and other activities in lieu thereof permitted by this Agreement), the making of contributions to the capital of its Subsidiaries and Guarantees of Indebtedness permitted to be Incurred hereunder and the Guarantees of other obligations not constituting Indebtedness; (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Stock) including converting into another type of legal entity; (viii) the participation in Tax, accounting and other administrative matters as a member of any consolidated or similar group including Holdings, including compliance with applicable Laws and legal, Tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (ix) the holding of any Cash Equivalents (but not operating any property); (x) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees; (xi) establishing and maintaining bank accounts; (xii) guaranteeing ordinary course obligations incurred by the Top Borrower and the Restricted Subsidiaries; (xiii) engaging in any activities incidental to compliance with the provisions of the Securities Act and the Exchange Act and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt-holders; (xiv) the entry into the First Lien Bank Documents and the Second Lien Documents, and the performance of its obligations with respect to the First Lien Bank Documents and the Second Lien Documents, as applicable, or the granting of Liens under the First Lien Bank Security Documents and the Second Lien Security Documents, as applicable; (xv) engaging in activities necessary or reasonably advisable in connection with the registration and listing of Holdings’ (or its direct or indirect parent’s) Equity Interests and the continued existence of Holdings (or its direct or indirect parent) as a public company and (xvi) any activities incidental to the foregoing.

7.13 Amendments to Organizational Documents. Holdings and the Top Borrower will not, and will not permit any Restricted Subsidiary to, terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any Organizational Documents of Holdings, the Top Borrower or any Restricted Subsidiary, if, in light of the then-existing circumstances, a Material Adverse Effect would be reasonably likely to exist or result after giving effect to such termination, amendment, supplement or other modification or waiver, except, in each case, as otherwise permitted by the Loan Documents; provided that in each case, if a certificate of the Borrower Representative shall have been delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days prior to such amendment or other modification, together with a reasonably detailed description of such amendment or modification, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy such foregoing requirement, and the Required Lenders shall not have notified the Borrower Representative and the Administrative Agent that they disagree with such determination (including a statement of the basis upon which each such Lender disagrees) within such five (5) Business Day period, then such certificate shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement.

SECTION 8.

GUARANTEE

8.1 The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to any Borrower, and (ii) the Notes held by each Lender of any Borrower and (2) all other Obligations from time to time owing to the Secured Parties by any Borrower (such obligations under clauses (1) and (2) being herein collectively called the “Guarantor Obligations”). Each Guarantor hereby jointly and severally agrees that, if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guarantor Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guarantor Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

8.2 Obligations Unconditional.

(a) The obligations of the Guarantors under Section 8.1, respectively, shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guarantor Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guarantor Obligations, and, in each case, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guarantor Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guarantor Obligations shall be accelerated, or any of the Guarantor Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guarantor Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Lender or the Administrative Agent as security for any of the Guarantor Obligations shall fail to be valid or perfected or entitled to the expected priority;

(v) the release of any other Guarantor pursuant to Section 8.9, 10.10 or otherwise; or

(vi) except for the payment in full of the Guarantor Obligations, any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantor Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower or any Guarantor for the Guarantor Obligations, or of such Guarantor under the Guarantee or of any security interest granted by any Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance.

(b) Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, marshaling, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guarantor Obligations. Each of the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guarantor Obligations and notice of or proof of reliance by any Secured Party upon the guarantee made under this Section 8 (this “Guarantee”) or acceptance of the Guarantee, and the Guarantor Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guarantor Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower or against any other person which may be or become liable in respect of all or any part of the Guarantor Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guarantor Obligations outstanding.

8.3 Reinstatement. The obligations of the Guarantors under this Section 8 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or any other Loan Party in respect of the Guarantor Obligations is rescinded or must be otherwise restored by any holder of any of the Guarantor Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

8.4 No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guarantor Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee, whether by subrogation, right of contribution or otherwise, against any Borrower, as applicable, or any other Guarantor of any of the Guarantor Obligations or any security for any of the Guarantor Obligations.

8.5 Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of each Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) for purposes of Section 8.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 9 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 8.1.

8.6 [Reserved].

8.7 Continuing Guarantee. The Guarantee made by the Guarantors is a continuing guarantee of payment (and not of collection), and shall apply to all Guarantor Obligations whenever arising.

8.8 General Limitation on Guarantor Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Guarantor Obligations of each Guarantor in respect of the Guarantee at any time shall be limited to the maximum amount as will result in the Guarantor Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guarantee and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than its Guarantee will be deemed to be enforceable and payable after the Guarantee. To the fullest extent permitted by applicable law, this Section 8.8 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

8.9 Release of Subsidiary Guarantors. A Subsidiary Guarantor or a Borrower (other than the Top Borrower) shall be automatically released from its obligations hereunder in the event that (a) such Subsidiary Guarantor or Borrower shall become an Excluded Subsidiary, (b) all the Capital Stock of such Subsidiary Guarantor or Borrower shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party, in each case in a transaction permitted by this Agreement, or (c) such Subsidiary Guarantor or Borrower is released from its obligations under the First Lien Bank Documents (except for any such release in connection with the payment in full and termination of the obligations thereunder) or pursuant to and to the extent required by the terms of the Pari Passu Intercreditor Agreement or the First Lien/Second Lien Intercreditor Agreement, provided that no Borrower shall be released pursuant to this Section 8.9 unless and until all of its borrowing Obligations hereunder have been paid in full or assigned to the Top Borrower or another Borrower as permitted by Section 11.6 and all Commitments to lend to such Borrower terminated and such Borrower has otherwise resigned in accordance with Section 12.3. In connection with any such release of a Borrower (other than the Top Borrower) or a Subsidiary Guarantor, provided that the Top Borrower shall have provided the Administrative Agent with such confirmation or documents as the Administrative Agent shall reasonably request, the Administrative Agent shall execute and deliver to the Borrower Representative, at the Borrower Representative’s expense, all UCC termination statements and other documents that the Borrower Representative shall reasonably request to evidence such release.

8.10 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 8.4. The provisions of this Section 8.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

SECTION 9.

EVENTS OF DEFAULT

9.1 Events of Default. An Event of Default shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a) any Borrower shall fail to pay (x) any principal of any Loan when due in accordance with the terms hereof or (y) any interest on any Loan, or any other amount payable hereunder or under any other Loan Document within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representations and warranties are already qualified by materiality, in which case, in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (in respect of Holdings or the Top Borrower), Section 6.7(a), or Section 7 of this Agreement; or

(d) [reserved]; or

(e) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower Representative from the Administrative Agent or the Required Lenders; or

(f) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness

(or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice or passage of time if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice or passage of time if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clauses (i), (ii) or (iii) of this Section 9.1(f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 9.1(f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate the greater of $35,000,000 and 23.0% of Consolidated EBITDA calculated on a Pro Forma Basis as of the most recently ended Test Period; provided, further, that clause (iii) of this Section 9.1(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; provided, further, that clause (iii) of this Section 9.1(f) shall not apply to Indebtedness held exclusively by any of Holdings, any Borrower or any of their Restricted Subsidiaries; provided, further, that this Section 9.1(f) shall apply only if such default is unremedied and is not waived by the holders of such Indebtedness prior to the termination of the Commitments and acceleration of the Loans pursuant to Section 9.2 and excluding termination events of equivalent events with respect to Swap Agreements; or

(g) (i) any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, suspension of payments, moratorium or any indebtedness, winding up, dissolution, administration, scheme of arrangement or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a liquidator, receiver, administrative receiver, compulsory manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary any case, proceeding, analogous procedure, step or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; (v) any Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to generally, pay its debts as they become due; or

(h) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any ERISA Event or Foreign Benefit Plan Event shall occur, or (iii) Holdings or any Commonly Controlled Entity shall, or is reasonably likely to incur any liability in connection with a complete or partial withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) or (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent and which third party has been notified of the claim under such indemnification obligation and not disputed that it is liable for such claim) of at least the greater of $35,000,000 or 23.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j) any material provision in any of the Security Documents shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (A) to the extent that (x) any lack of full force and effect or enforceability or such loss of perfection or priority results from the failure of the Administrative Agent (or, to the extent the Administrative Agent is not the Controlling Collateral Agent at such time, the Controlling Collateral Agent) to maintain possession of certificates actually delivered to it representing securities pledged under any Security Agreement or from the failure of the Administrative Agent to file UCC continuation statements (or similar statements or filings in other jurisdictions) or otherwise solely as a result of acts or omissions by the Controlling Collateral Agent, Administrative Agent, the Collateral Agent or any Lender, and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage and (y) the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority or (B) where the Fair Market Value of assets affected thereby does not exceed the greater of $35,000,000 and 23.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period; or

(k) the Guarantee of any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) shall cease, for any reason, to be in full force and effect, other than as provided for in Sections 8.9 or 10.10, or any Loan Party shall so assert in writing (except to the extent solely as a result of acts or omissions by the Administrative Agent, the Collateral Agent or any Lender); or

(l) [reserved]; or

(m) any Intercreditor Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, in each case unless such cessation results solely from acts or omissions by the Administrative Agent, the Collateral Agent or any Lender; or

(n) any Loan Party repudiates or rescinds in writing this Agreement or the Loan Documents in a manner which is materially adverse to the interests of the Lenders as a whole.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, any Default or Event of Default under this Agreement or similarly defined term under any other Loan Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to “exist” or be “continuing” (or other similar expression with respect thereto) if the events, acts or conditions that gave rise to such Default or Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist or if such Default or Event of Default shall have been waived.

9.2 Action in Event of Default. (x) Upon any Event of Default specified in Section 9.1(g)(i) or (ii) occurring and continuing with respect to a Borrower under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States from time to time in effect and affecting the rights of creditors generally, the Commitments to lend to such Borrower shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing by such Borrower under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and (y) if any Event of Default (other than under Section 9.1(g)(i) or (ii) in respect of a Borrower as set out in clause (x) above) occurs and is continuing, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In furtherance of the foregoing, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, exercise any and all other remedies available under the Loan Documents at law or in equity, including commencing and prosecuting any suits, actions or proceedings at law or in equity in any court of competent jurisdiction and collecting the Collateral or any portion thereof and enforcing any other right in respect of any Collateral.

9.3 [Reserved].

9.4 Application of Proceeds. Subject to each Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 9.2, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral in payment of the Obligations) in the following order:

(a) First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith (including all reasonable costs and expenses of every kind incurred in connection any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including Section 9-615(a)(3) of the Uniform Commercial Code) (or any equivalent law in any foreign jurisdiction)), and all amounts for which Administrative Agent is entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;

(b) Second, for application by it pro rata to cure any Funding Default that has occurred and is continuing at such time;

(c) Third, for application by it towards all other Obligations (including, without duplication, Guarantor Obligations), pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

(d) Fourth, any balance of such proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds and the Commitments shall have been terminated, be paid over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 10.

ADMINISTRATIVE AGENT

10.1 Appointment and Authority.

(a) Administrative Agent. Each of the Lenders hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and, except to the extent that any Group Member has any express rights under this Section 10, no Group Member shall have rights as a third party beneficiary of any of such provisions.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender (with the full power to appoint and to substitute and to delegate) on its behalf, or in its own name as joint and several creditor or creditor of a parallel debt (as the case may be) for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 10 and Section 11, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent on its behalf and/or in its own name (including under the parallel debt) to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy with respect to any Collateral against any Borrower or any other Loan Party or any other obligor under any of the Loan Documents (including, in each case, the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral of any Borrower or any other Loan Party, without the prior written consent of the Administrative Agent. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code (or an equivalent process in any foreign jurisdiction), the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Top Borrower or any of their respective Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by a Borrower or a Lender.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative

Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender, (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender or (z) be obligated to ascertain, monitor or enforce the limitations in connection with any assignment to Debt Fund Affiliates and Affiliated Lenders or have any liability with respect thereto or any matter arising thereof.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable decision to have resulted from the gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

10.6 Resignation and Removal of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (for so long as no Event of Default set forth under Section 9.1(a) or (g) (with respect to the Top Borrower only) has occurred and is continuing, (subject to the approval of the Borrower Representative, not to be unreasonably withheld) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, in consultation with the Borrowers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and (for so long as no Event of Default set forth under Section 9.1(a) or (g) (with respect to the Top Borrower only) has occurred and is continuing, subject to the approval of the Borrower Representative, not to be unreasonably withheld, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after such notice (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7 Non-Reliance on Administrative Agent and Other Lenders; ERISA Status.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments, or

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(c) In addition, unless sub-clause (i) in the immediately preceding clause (b) is true with respect to a Lender or if such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (b), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i) none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(d) The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Notwithstanding any provision herein, Section 10.7(b)-(d) shall not apply to the extent that the regulations under Section 3(21) of ERISA issued by the U.S. Department of Labor on April 8, 2016 are rescinded or otherwise revoked, repealed or no longer effective.

10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Administrative Agent or the Collateral Agent listed on the cover page hereof (each, an “Agent”) shall (a) have any powers, obligations, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder or (b) be obligated to carry out on behalf of any Lender (i) any “know your customer” or other checks in relation to any Person or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent.

10.9 Administrative Agent May File Proofs of Claim; Credit Bidding.

Subject to each Intercreditor Agreement, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 11.5) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to such Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject and (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

10.10 Collateral and Guaranty Matters.

(a) Each of the Lenders irrevocably authorizes the Administrative Agent (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1): (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (1) at the time the property subject to such Lien is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (2) subject to Section 11.1, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (3) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee, (4) that constitutes Excluded Assets or (5) that is released under the First Lien Bank Credit Agreement (other than in connection with the Discharge of First Lien Bank Credit Agreement Obligations); (ii) to release or subordinate, as expressly permitted hereunder, any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; (iii) to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; and (iv) to release any Collateral or Guarantor Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1. Notwithstanding anything to the contrary herein, Collateral or Guarantor Obligations shall be released automatically to the extent required pursuant to the Pari Passu Intercreditor Agreement.

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release (pursuant to clause (a) above) any Guarantor from its obligations under the Guarantee.

(c) At such time as the Loans and the other Obligations (other than contingent obligations for which no claim has been made) shall have been satisfied by payment in full in immediately available funds and the Commitments have been terminated, the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d) If (i) a Guarantor was released from its obligations under the Guarantee, (ii) a Borrower was released from its obligations under the Loan Documents or (iii) the Collateral was released from the assignment and security interest granted under the Security Document (or the interest in such item subordinated), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee or such Co-Borrower from its obligations under the Loan Documents, the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

(e) If as a result of any transaction not prohibited by this Agreement (i) any Guarantor or Borrower (other than the Top Borrower or any other Borrower) becomes an Excluded Subsidiary or a Foreign Subsidiary or any Guarantor or Borrower (other than the Top Borrower or any other Borrower) is sold (or consolidates or merges with a Person that is not a Loan Party), then (x) such Guarantor’s Guarantee (or the obligations of such Borrower under the Loan Documents) and all Liens on the Obligations of such Borrower or Guarantor shall be automatically released, and (y) the Capital Stock of such Guarantor or Borrower (other than, in the case of a Guarantor or Borrower that so becomes an Excluded Subsidiary solely by reason of being a CFC or a FSHCO, 65% of the total outstanding voting Capital Stock and 100% of the total outstanding non-voting Capital Stock of such Guarantor or such Borrower that, in each case, is directly owned by a Borrower or another Guarantor) shall be automatically released from the security interests created by the Loan Documents, (ii) any Excluded Subsidiary ceases to be directly owned by a Borrower or Guarantor, then the Capital Stock of such Subsidiary shall be automatically released from any security interests created by the Loan Documents; provided that no Borrower shall be released from its obligations hereunder unless and until all of its borrowing obligations have been paid in full (or assigned to the Top Borrower or another Borrower pursuant to Section 11.6), all commitments to lend to such Borrower have been terminated, and it has resigned as a Borrower pursuant to Section 12.3, or (iii) any asset becomes an Excluded Asset or an asset owned by an Excluded Subsidiary or a Foreign Subsidiary, then such asset shall be automatically released from any security interests created by the Loan Documents. In connection with any termination or release pursuant to this Section 10.10(e), the Administrative Agent and any applicable Lender shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10.10(e) shall be without recourse to or warranty by the Administrative Agent or any Lender.

10.11 Intercreditor Agreements.

The Lenders hereby authorize the Administrative Agent to enter into the First Lien/Second Lien Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any other intercreditor agreement (including any other Intercreditor Agreement) or arrangement permitted under this Agreement (and any amendments, amendments and restatements, restatements or waivers of, or supplements or other modifications to, any such agreement or arrangement permitted under this Agreement), and any such agreement or arrangement will be binding upon the Lenders.

Notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Administrative Agent hereunder is subject to the limitations and provisions of each Intercreditor Agreement. In the event of any conflict between the terms of each Intercreditor Agreement and the terms of this Agreement, the terms of each Intercreditor Agreement, as applicable, shall govern.

Each Lender and other Secured Party (a) understands, acknowledges and agrees that Liens will be created on Collateral pursuant to (i) the First Lien Bank Documents, which Liens shall be subject to the terms and conditions of the Pari Passu Intercreditor Agreement, and (ii) the Second Lien Documents, which Liens shall be subject to the terms and conditions of the First Lien/Second Lien Intercreditor Agreement, and (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien/Second Lien Intercreditor Agreement, the Pari Passu Intercreditor Agreement or any other intercreditor agreement (including any other Intercreditor Agreement) (if entered into).

10.12 Withholding Tax Indemnity. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers or any other Loan Party pursuant to Sections 2.16 and 2.19 and without limiting or expanding the obligation of the Borrowers or any other Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

10.13 Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent (and its Related Parties) in its capacity as such (to the extent not reimbursed by any Loan Party and without limiting or expanding the obligation of the Loan Parties to do so), according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 10.13 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or its Related Parties (the foregoing, the “Lender Indemnitees”) in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any other Person under or in connection with any of the foregoing; provided that no Lender shall be liable to any Lender Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender Indemnitee. The agreements in this Section 10.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 11.

MISCELLANEOUS

11.1 Amendments and Waivers.

(a) Except as otherwise provided in clause (b) below or elsewhere in this Agreement, neither this Agreement nor any other Loan Document (or any terms hereof or thereof) may be amended, supplemented or modified other than in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan

Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment or increase such Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) the waiver of or amendment to the terms of any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (ii) a waiver of any condition precedent set forth in Section 5 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender); (B) amend, modify, eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of all Lenders; (C) (x) reduce any percentage specified in the definition of Required Lenders, (y) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents and (z) release all or substantially all of the Collateral or release any of the Guarantors from their obligations under Section 8 of this Agreement or under any Security Agreement, in each case other than as permitted under this Agreement and the Loan Documents, without the written consent of all Lenders; (D) amend, modify or waive any provision of Section 2.17(a) or (b), or Section 2.11(g) which results in a change to the pro rata application of Loans under any Facility without the written consent of each Lender directly and adversely affected thereby in respect of each Facility adversely affected thereby; (E) [reserved]; (F) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent; (G) [reserved]; (H) [reserved]; (I) [reserved]; or (J) amend or modify the priority provisions of the First Lien/Second Lien Intercreditor Agreement without the written consent of all Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding anything in this Agreement (including clause (a) above) or any other Loan Document to the contrary:

(i) this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, each Lender participating in the additional or extended credit facilities contemplated under this paragraph (b)(i) and the Borrowers (w) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (x) to permit any such additional credit facility which is a term loan facility or any such increase in the Facilities to share ratably in prepayments with the Loans and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;

(ii) this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Repriced Term Loans (as defined below) to permit a (x) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Loans with the proceeds of, or any conversion of Loans into, any new or replacement tranche of syndicated term loans bearing interest with an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount paid by a Borrower (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years), but excluding (i) any arrangement, commitment, structuring, syndication, ticking or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans in the primary syndication of such term loans and any bona fide arrangers, structuring, syndication, commitment, ticking or other similar fees paid to a Lender or an Affiliate of a Lender in its capacity as a commitment party or arranger and regardless of whether such indebtedness is syndicated to third parties and (ii) customary consent fees for any amendment paid generally to consenting lenders or holders) less than the “effective yield” applicable to the Loans (determined on the same basis as provided in the preceding parenthetical) and (y) any amendment to the Loans or any tranche thereof which reduces the “effective yield” applicable to such Loans, as applicable (as determined on the same basis as provided in clause (x)) (“Repriced Term Loans”); provided that the Repriced Term Loans shall otherwise meet the Applicable Requirements;

(iii) [reserved];

(iv) [reserved];

(v) [reserved]

(vi) [reserved];

(vii) the Administrative Agent may amend any Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the Incurrence of (x) any Permitted First Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (y) any Permitted Junior Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a junior lien basis to the Obligations or (z) any Indebtedness Incurred pursuant to Section 7.2(b)(ii), Section 7.2(b)(vi) or any other First Lien Obligations, Second Lien Obligations or Junior Lien Obligations permitted under this Agreement to provide that an agent, trustee or other representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral with the lien priorities permitted under this Agreement;

(viii) [reserved];

(ix) this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrowers to add any terms or conditions for the benefit of the Lenders;

(x) amendments and waivers of this Agreement and the other Loan Documents that affect solely the Lenders under any applicable Class under any Facility (including waiver or modification of conditions to extensions of credit under any Facility and pricing and other modifications) will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such Class, and, in each case, (x) no other consents or approvals shall be required and (y) any fees or other consideration payable to obtain such amendments or waivers need only be offered on a pro rata basis to the Lenders under the affected Class; and

(xi) this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrowers (A) to correct any mistakes or ambiguities of a technical nature and (B) to add any terms or conditions for the benefit of Lenders (or any Class thereof).

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or email, if applicable), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or email notice, when received, addressed as follows in the case of the Borrower Representative, any other Borrowers, the Guarantors and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower Representative:

Severin Acquisition, LLC

c/o PowerSchool Group LLC

150 Parkshore Dr.

Folsom, CA 95630

Attn: Chief Financial Officer

Email: mark.oldemeyer@powerschool.com

Fax: (916) 596-0950

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attn: Daniel Bursky and Ezra Schneck

Telephone: (212) 859 8000

Email Address: Daniel.Bursky@friedfrank.com

Ezra.Schneck@friedfrank.com

and

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attention: Sonali Jindal, P.C.

Email Address: sonali.jindal@kirkland.com

Fax: (415) 439-1500

To any other Borrower or any Guarantor:	c/o the Borrower Representative at the address set forth above

To the Administrative Agent and the Collateral Agent:	To the addresses listed in Schedule 11.2

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender (“Approved Electronic Communications”). The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party agrees to assume all risk, and hold the Administrative Agent and each Lender harmless from any losses, associated with, the electronic transmission of information (including the protection of confidential information), except to the extent caused by the bad faith, gross negligence or willful misconduct of such Person as determined in a final and non-appealable decision of a court of competent jurisdiction.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Loan Party, the Lenders and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

Each of Holdings, the other Loan Parties and the Administrative Agent may change its address, facsimile or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, telephone number or email address for notices and other communications hereunder by notice to the Borrower Representative and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to documents or notices that are not made available through the “Public Side Information” portion of the Platform and that may contain Private Lender Information.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5 Payment of Expenses/Indemnity. The Borrowers agree upon the occurrence of the Closing Date (a) to pay or reimburse the Administrative Agent (without duplication) for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation, delivery, administration, enforcement and execution of, amendment, waiver, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary outside counsel to the Administrative Agent, and one local counsel to the Administrative Agent, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and additional counsel in the case of actual or reasonably perceived conflicts where the Administrative Agent informs the Borrowers of such conflict and retains such counsel, but excluding, in any case the allocated costs of in-house counsel), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower Representative on or prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all of their reasonable and documented out-of-pocket costs and expenses (other than allocated costs of in-house counsel) incurred in connection with the workout, restructuring, enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of one primary counsel to the Lenders and the Administrative Agent, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and in the case of an actual or reasonably perceived conflict of interest by any of the foregoing Persons, where such Person informs the Borrowers of such conflict and retains such counsel, additional counsel to such affected Person), (c) to pay, indemnify, and hold each

Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) jointly and severally, to pay, indemnify, and hold each Lender and the Administrative Agent, each of their respective Affiliates that are providing services in connection with the financing contemplated by this Agreement and each member, officer, director, partner, trustee, employee, agent, advisor, controlling person of the foregoing, other representative of the foregoing, and successor and assign of the foregoing (each, an “Indemnitee”) harmless from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the Acquisition, the transactions contemplated hereby, any transactions contemplated in connection therewith and the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrowers, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to Holdings or any Group Member or any of the Properties and the reasonable fees and expenses of one primary legal counsel to the Indemnitees, taken as a whole (or in the case of an actual or reasonably perceived conflict of interest by an Indemnitee, where such Person informs the Borrowers of such conflict and retains such counsel, additional counsel to the affected Indemnitees), and one local counsel in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) to the Indemnitees in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”) (but excluding any losses, liabilities, claims, damages, costs or expenses relating to the matters referred to in Sections 2.18, 2.19 and 2.21 (which shall be the sole remedy in respect of the matters set forth therein)), provided that the Borrowers shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (i) (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Indemnitee, (C) any dispute that does not involve an act or omission by the Borrowers, Holdings or any of their respective Affiliates and that is brought by any Indemnitee against any other Indemnitee (other than in its capacity as Administrative Agent or similar role hereunder) or (D) directly and exclusively caused, with respect to the violation of, noncompliance with or liability under, any Environmental Law relating to any of the Properties, by the act or omissions by Persons other than the Borrowers or any Subsidiary of the Borrowers or their respective Related Parties with respect to the applicable Property that occur after the Administrative Agent sells the respective Property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure or (ii) settlements entered into by such person without the Top Borrower’s written consent (such consent to not be unreasonably withheld, conditioned or delayed). All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to the Borrowers at the address of the Borrowers set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. This Section 11.5 shall not apply with respect to Taxes (other than any Taxes that represent losses, claims or damages arising from any non-Tax claim). The agreements in this Section 11.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) the Top Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent and (y) without the prior written consent of the Required Lenders, any other Borrower may only assign or otherwise transfer its rights to the Top Borrower or another Borrower as set forth in Section 11.6(h) (and, in each case, any attempted assignment or transfer by any Borrower without such consent shall be null and void).

(b) (i) Subject to the conditions set forth in Sections 11.6(b)(ii) and 11.6(i) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)

in the case of any Lender, the Borrower Representative, provided that such consent shall be deemed to have been given if the Borrower Representative, as the case may be, has not responded within ten (10) Business Days after notice by the Administrative Agent, provided, further, that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9.1(a) (or, in respect of the Top Borrower, Section 9.1(g)) has occurred and is continuing, any other Eligible Assignee; and

(B)

except with respect to an assignment of Loans to an existing Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A)

except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (provided that, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and the Borrower Representative otherwise consents;

(B)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the

Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which such fee may be waived or reduced in the sole discretion of the Administrative Agent) for each assignment or group of affiliated or related assignments (it being understood that such recordation fee shall not apply to any assignments by any of the Persons that are Lenders on the Closing Date or any of their Affiliates); and

(C)

the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire, all applicable Forms and all documentation and other information requested by the Administrative Agent in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

This paragraph (b) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Assignments to Permitted Auction Purchasers. Each Lender acknowledges that each Permitted Auction Purchaser is an Eligible Assignee hereunder and may purchase or acquire Loans hereunder from Lenders from time to time (x) pursuant to a Dutch Auction in accordance with the terms of this Agreement (including Section 11.6 hereof), subject to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction” or (y) pursuant to open market purchases (which may be on a non-pro rata basis), in each case, subject to the following limitations:

(A)

each Permitted Auction Purchaser agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or other acquisition of Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Auction Purchaser be permitted to exercise any voting rights or other privileges with respect to any Loans and any Loans that are assigned to such Permitted Auction Purchaser shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted Auction Purchaser shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by any Permitted Auction Purchaser shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including Section 11.6 hereof);

(B)	at the time any Permitted Auction Purchaser is making purchases of Loans it shall enter into an Assignment and Assumption Agreement;

(C)

immediately upon the effectiveness of each Auction Purchase or other acquisition of Loans, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrowers and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrowers and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; and

(D)

at the time of such Purchase Notice and Auction Purchase or other acquisition of Loans, (w) no Default or Event of Default shall have occurred and be continuing, (x) Holdings, the Borrowers or any of their respective Affiliates shall not be required to make any representation that it is not in possession of material non-public information with respect to Holdings, the Borrowers, their respective subsidiaries or their respective securities, and all parties to the relevant assignments shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the applicable Assignment and Assumption, (y) any Affiliated Lender that is a Purchaser shall identify itself as such and (z) no proceeds of Revolving Loans (as defined in the First Lien Bank Credit Agreement) shall be used to consummate the Auction Purchase.

Notwithstanding anything to the contrary herein, this Section 11.6(b)(iii) shall supersede any provisions in Section 2.17 to the contrary.

(iv) Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to the Loans to an Affiliated Lender through (x) Dutch Auctions open to all Lenders on a pro rata basis or (y) open market purchases (which may be on a non-pro rata basis), in each case subject to the following limitations:

(A)

notwithstanding anything in Section 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 11.1), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or (4) subject to Section 2.23, voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender disproportionately in any material respect as compared to other Lenders, the Sponsors and any Non-Debt Fund Affiliate will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter; and the Sponsors and each Non-Debt Fund Affiliate each hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code) is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code; provided that, for the avoidance of doubt, Debt Fund Affiliates shall not be subject to such limitation and shall be entitled to vote as any other Lender; provided, further, that, notwithstanding the foregoing or anything herein to the contrary, Debt Fund Affiliates may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in this clause (A);

(B)

the Sponsors and Non-Debt Fund Affiliates shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2;

(C)	at the time any Affiliated Lender is making purchases of Loans pursuant to a Dutch Auction it shall identify itself as an Affiliated Lender and shall enter into an Assignment and Assumption Agreement;

(D)

no Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, the Borrowers, their respective Subsidiaries or their respective securities, and all parties to the relevant assignments shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the applicable Assignment and Assumption;

(E)

the aggregate principal amount of all Loans which may be purchased by the Sponsors or any Non-Debt Fund Affiliate through Dutch Auctions or assigned to the Sponsors or any Non-Debt Fund Affiliate through open market purchases shall in no event exceed, as calculated at the time of the consummation of any aforementioned Purchases or assignments, 25% of the aggregate Outstanding Amount of the Loans at such time;

(F)	the Sponsors, the Non-Debt Fund Affiliates and their respective Affiliates shall not be permitted to vote on bankruptcy plans or reorganization; and

(G)

notwithstanding anything to the contrary herein, each Affiliated Lender, in its capacity as a Lender, in its sole and absolute discretion, may make one or more capital contributions or assignments of Loans that it acquires pursuant to this Section 11.6(b)(iv) directly or indirectly to Holdings or the Top Borrower solely in exchange for Capital Stock of Holdings (other than Disqualified Stock) or Parent Holding Company or debt securities of a Parent Holding Company, in each case upon written notice to the Administrative Agent. Immediately upon Holdings’ or the Top Borrower’s acquisition of Loans from an Affiliated Lender, such Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, canceled and of no further effect and Holdings and the Top Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such capital contribution or assignment.

Notwithstanding anything to the contrary herein, this Section 11.6(b)(iv) shall supersede any provisions in Section 2.17 to the contrary.

(v) Subject to acceptance and recording thereof pursuant to Section 11.6(b)(vi) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.21 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of Section 11.6(c).

(vi) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and any stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment shall be effective unless recorded in the Register. The Register shall be available for inspection by any Borrower and any Lender as to its own Commitments and amounts owing to it, at any reasonable time and from time to time upon reasonable prior notice (but not to exceed once per calendar month), and to the extent otherwise necessary to establish that the Commitments, Loans or other obligations under the Loan Documents are in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(vii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire and applicable Forms (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 11.6(b), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(viii) If, other than in the course of primary syndication, a Lender assigns any of its rights or obligations under this Section 11.6 and as a result of circumstances existing at the date the assignment occurs, a Loan Party would be obliged to make a payment with respect to non-U.S. Taxes to the assignee under Section 2.19(a) or Section 2.19(f) then the assignee is only entitled to receive payment under Section 2.19(a) or Section 2.19(f) with respect to such non-U.S. Taxes to the same extent as the assigning Lender would have been if the assignment had not occurred.

(c) (i) Subject to Section 11.6(i), any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Disqualified Lender, Holdings or any Subsidiary of Holdings) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires, subject to Section 11.1(b), the consent of each Lender directly affected thereby pursuant to clauses (A) and (C) of Section 11.1(a) and (2) directly affects such Participant. Subject to Section 11.6(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.21 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8(b) as though it were a Lender, provided such Participant shall be subject to Section 11.8(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the United States Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. No participation shall be effective unless recorded in the Participant Register. Unless otherwise required by the Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. No Participant shall be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(j) (it being understood that the documentation required thereunder shall be delivered to the participating Lender).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 11.6(d) above.

(f) Each Lender, upon execution and delivery hereof or upon succeeding to an interest in Commitments or Loans, as the case may be, makes, as of the Closing Date or as of the effective date of the applicable Assignment and Assumption, as applicable, the representations and warranties contained in Section 10.7.

(g) Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

(h) Any Borrower (other than the Top Borrower) may assign the Loans borrowed by it (and the Commitments extended to it) to any other Borrower, and such other Borrower may purchase such Loans and Commitments, provided that (i) no Default or Event of Default exists, (ii) such assignment agreement is in form and substance substantially consistent with the Borrower Assignment set forth in Exhibit L or otherwise reasonably acceptable to the Administrative Agent (including reaffirmations as reasonably required by the Administrative Agent and a solvency representation consistent with that set forth herein) and (iii) the Administrative Agent receives an officer’s certificate from the Top Borrower confirming such Asset Sale is in compliance with the terms hereof.

(i) Notwithstanding anything herein to the contrary or in any other Loan Document, unless an Event of Default under Section 9.1(a) or 9.1(g) (with respect to the Top Borrower) has occurred and is continuing, prior to the earlier of (A) sixty (60) days after the Closing Date and (B) two weeks after the consummation of an initial Public Offering of the Top Borrower, Holdings, or any Parent Holding Company, no assignments or participations, and no marketing efforts with respect to any assignments or participations, shall be permitted without the prior written consent of the Top Borrower (not to be unreasonably withheld or delayed; it being understood and agreed that it shall be deemed to be reasonable to withhold or delay such consent if the Top Borrower determines in its sole discretion that such assignment, participation or marketing efforts could hinder or impair a Public Offering of the Top Borrower, Holdings, or any Parent Holding Company in any way). Notwithstanding the foregoing, at all times Goldman Sachs Bank USA may make assignments, in whole or in part, to or between any of its respective affiliates (including Goldman Sachs Lending Partners LLC) without the consent of any other Person.

11.7 [Reserved].

11.8 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it under any Facility, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(g) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender under such Facility, such Benefited Lender shall purchase for cash from the other Lenders under such Facility a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders under such Facility; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent, without prior notice to Holdings or any Borrower or any other Loan Party, any such notice being expressly waived by Holdings and the Borrowers and each other Loan Party to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to set off and appropriate and apply against any Obligations then due, payable and owing any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrowers or any such other Loan Party, as the case may be (but excluding, for the avoidance of doubt, any Excluded Assets). Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.9 [Reserved].

11.10 Counterparts; Electronic Execution.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower Representative and the Administrative Agent.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12 Integration. This Agreement, the Commitment Letter, the Fee Letter, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent represent the entire agreement of Holdings, the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.13 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.14 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the Commercial Division of the State of New York sitting in the borough of Manhattan in New York City, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that notwithstanding the foregoing (x) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (y) legal actions or proceedings brought by the Secured Parties in connection with the exercise of rights and remedies with respect to Collateral may be brought in other jurisdictions where such Collateral is located or such rights or remedies may be exercised;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and waives any right to claim that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2; and

(d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, any special, exemplary, punitive or consequential damages against any Indemnitee; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations.

11.15 Acknowledgements. Each of the Borrowers and Guarantors hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings, the Borrowers or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings, the Borrowers and each Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers or the Guarantors and the Lenders.

11.16 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

11.17 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is not designated by the provider thereof as public information or non-confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof (including prospective lenders) under this Agreement, the First Lien Bank Credit Agreement or the Second Lien Credit Agreement), (b) subject to an agreement to comply with provisions no less restrictive than this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) (other than Disqualified Lenders), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors and to the employees, directors, trustees, agents, attorneys, accountants and other professional advisors of its Affiliates or of actual or prospective Transferees that, in each case, have been advised of the provisions of this Section and have been instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority or any self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), in which case, to the extent permitted by law, you agree to inform the Borrower Representative promptly thereof prior to such disclosure to the extent practicable (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority or self-regulatory authority exercising examination or regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, in which case, to the extent permitted by law, you agree to inform the Borrower Representative promptly thereof to the extent practicable (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority or self-regulatory authority exercising examination or regulatory authority), (f) if requested or required to do so in connection with any litigation or similar proceeding, in which case, to the extent permitted by law, you agree to inform the Borrower Representative promptly thereof; provided that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrowers of any such request prior to disclosure, (g) that has been publicly disclosed other than as a result of a breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, such Person has been advised of the provisions of this Section and instructed to keep such information confidential, (i) market data collectors and service providers to the Administrative Agent or any Lender in connection with the administration and management of the Facilities, (j) to the extent that such information is or was received by the Administrative Agent or any Lender from a third party that is not to the knowledge of the Administrative Agent, such Lender or any affiliates thereof subject to confidentiality obligations owing to any Loan Party, the Sponsors or any of their respective subsidiaries or (k) in connection with the exercise of any remedy hereunder or under any other Loan Document. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

11.18 Waivers Of Jury Trial. EACH OF THE BORROWERS, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.19 USA Patriot Act Notification. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent , as applicable, to identify the Loan Parties in accordance with the Patriot Act. Holdings and the Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests that is required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.20 Maximum Amount.

(a) It is the intention of the Borrowers and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness evidenced hereby or other Obligations of the Borrowers, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrowers evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Loans until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section 11.20(a) shall control and supersede every other provision of all agreements between the Borrowers or any endorser of the Loans and the Lenders.

(b) If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.10 and shall be so applied in accordance with Section 2.17 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrowers in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrowers.

11.21 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 11.21 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

11.22 No Fiduciary Duty. Each of the Administrative Agent, the Collateral Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other, except as otherwise explicitly provided herein. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person, except as otherwise explicitly provided herein. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

11.23 Electronic Execution of Loan Documents and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any Loan Document or any other document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.24 Intercreditor Agreements. Notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Administrative Agent hereunder is subject to the limitations and provisions of the First Lien/Second Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of First Lien/Second Lien Intercreditor Agreement shall govern. In the event of any conflict between the terms of the Pari Passu Intercreditor Agreement and the terms of this Agreement, the terms of the Pari Passu Intercreditor Agreement shall govern. Each Lender hereunder (i) acknowledges that it has received a copy of each of the First Lien/Second Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of either the First Lien/Second Lien Intercreditor Agreement or the Pari Passu Intercreditor Agreement and (iii) authorizes and instructs the Administrative Agent to enter into each of the First Lien/Second Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement as Administrative Agent and on behalf of such Lender.

SECTION 12.

CO-BORROWER ARRANGEMENTS AND BORROWER REPRESENTATIVE

12.1 Addition of Co-Borrowers. From time to time on or after the Closing Date, the Borrower Representative may designate one or more of the Restricted Subsidiaries as a “Co-Borrower” with respect to Borrowings under this Agreement; provided that such Restricted Subsidiary designated after the Closing Date shall not become a Co-Borrower hereunder unless and until each of the following has occurred:

(a) the Administrative Agent and the applicable Lenders shall have received all documentation and other information that the Administrative Agent and the applicable Lenders reasonably determine to be required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(b) such Co-Borrower shall be organized under the laws of the United States, any state within the United States or the District of Columbia;

(c) such Co-Borrower shall have delivered to the Administrative Agent a duly authorized, executed and delivered counterpart signature page to a Co-Borrower Joinder and, in the case of a Co-Borrower that is not already a Subsidiary Guarantor, a Guarantor Joinder Agreement;

(d) in the case of a Co-Borrower that is not already a Subsidiary Guarantor, the Co-Borrower shall have delivered to the Administrative Agent a duly authorized, executed and delivered Security Agreement pursuant to Section 6.9 or other security agreements executed and delivered pursuant to Section 6.9, Section 6.11, or Section 6.15, together with other deliverables reasonably required pursuant to such Section as applied to such Co-Borrower (it being understood and agreed that the Administrative Agent and the Borrower Representative may waive or modify any such requirements to the extent they deem in their mutual discretion such changes are necessary or appropriate under the circumstances taking into account the designated Co-Borrower’s jurisdiction of organization and applicable Laws);

(e) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of counsel (including from counsel licensed in New York and any such other jurisdiction as may be appropriate), in form and substance reasonably satisfactory to the Administrative Agent with respect to the foregoing documents; and

(f) in each case, except to the extent that the Administrative Agent receives a certificate from such designated Co-Borrower that such items have not changed since previously delivered to the Administrative Agent, the Administrative Agent shall have received (i) a copy of the Organizational Documents, including all amendments thereto, of such designated Co-Borrower, certified, if applicable, as of a recent date by the Secretary of State or similar Governmental Authority of the jurisdiction of its organization, where applicable, and a certificate as to the good standing of such designated Co-Borrower as of a recent date, from such Secretary of State or similar Governmental Authority, and (ii) a certificate of the Secretary or Assistant Secretary of such designated Co-Borrower certifying (A) that attached thereto is a true and complete copy of the Organizational Documents of such Person as in effect on the date of the Co-Borrower Joinder, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or shareholders (or equivalent governing body) of such Person authorizing the execution, delivery and performance of the Loan Documents and the borrowings thereunder and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that Organizational Documents of such Person have not been amended since the date of the last amendment thereto shown on the Organizational Documents furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Person and countersigned by another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or director of such Person executing the certificate pursuant to clause (ii) above.

12.2 Status of Co-Borrowers.

(a) Once a Co-Borrower has become a Co-Borrower in accordance with Section 12.1 after the Closing Date, it shall be a “Borrower” and a “Co-Borrower” under the Facilities.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to , or perform, such Obligation.

12.3 Resignation of Borrowers. A Borrower (other than the Top Borrower) may elect to terminate its eligibility to request Borrowings and to cease to be a Borrower hereunder upon the occurrence of, and such resignation shall effective upon, all of the following:

(a) such resigning Borrower shall have paid in full in cash all of the Loans that were borrowed by such Co-Borrower or, with respect to the Loans only shall have assigned such Loans to the Top Borrower or another Borrower pursuant to Section 11.6 ; and

(b) such resigning Borrower shall have delivered to the Administrative Agent a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that, unless such Person is also released as a Subsidiary Guarantor in accordance with the terms of this Agreement, such resignation shall not, to the extent applicable, have any impact on such Person’s obligations as a Subsidiary Guarantor and such obligations, to the extent applicable, shall continue to be effective in accordance with Section 8 of this Agreement and the other provisions and undertakings hereunder related thereto.

12.4 Appointment of Borrower Representative; Nature of Relationship. On the Closing Date, the Top Borrower is hereby appointed by each of the other Borrowers as its contractual representative and after the Closing Date, the Borrowers may appoint a different or additional contractual representative, subject to the Administrative Agent’s consent (such consent not be unreasonably withheld or delayed) (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the other Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.

The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Section 12. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive and direct all of the proceeds of the Loans, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower.

12.5 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the other Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

12.6 Execution of Loan Documents. The other Borrowers hereby empower and authorize the Borrower Representative, on behalf of such Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SEVERIN HOLDINGS, LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

SEVERIN ACQUISITION, LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

PEOPLEADMIN, INC.

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

PROMACHOS HOLDING, INC.

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

PERFORMANCE MATTERS LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

ODEON HOLDINGS, LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

[PowerSchool – Bridge Loan Credit Agreement]

ESCHOOL SOLUTIONS, LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

NETCHEMIA, LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

SEARCHSOFT SOLUTIONS, INC.

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

TEACHER MATCH, LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

AH SERVICES, LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

CHALKABLE, INC.

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

[PowerSchool – Bridge Loan Credit Agreement]

HAIKU LEARNING, INC.

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

INFOSNAP LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

INTERACTIVE ACHIEVEMENT, LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

POWERSCHOOL GROUP LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

POWERSCHOOL SPECIAL EDUCATION LLC

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

SPIRAL UNIVERSE, INC.

By: /s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

[PowerSchool – Bridge Loan Credit Agreement]

SRB EDUCATION SOLUTIONS US LLC

By:	/s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

SUNGAURD PUBLIC SECTOR LLC

By:	/s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

SCHOOLOGY, INC.

By:	/s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

ACCELASCHOOL LLC

By:	/s/ Eric Shander
Name: Eric Shander
Title: Chief Financial Officer, Treasurer and Secretary

[PowerSchool – Bridge Loan Credit Agreement]

BARCLAY’S BANK PLC, as Administrative Agent and a Lender

By:	/s/ Sean Duggan
Name: Sean Duggan
Title: Vice President

[PowerSchool – Bridge Loan Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ Andrew Griffin
Name: Andrew Griffin
Title: Authorized Signatory

[PowerSchool – Bridge Loan Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

[PowerSchool – Bridge Loan Credit Agreement]